AWS Customer Agreement
This AWS Customer Agreement (this “Agreement”) contains the terms and conditions that govern your access to and use of the Service Offerings (as defined below) and is an agreement between Amazon Web Services, Inc. (“AWS,” “we,” “us,” or “our”) and you or the entity you represent (“you” or "your"). This Agreement takes effect when you click an “I Accept” button or check box presented with these terms or, if earlier, when you use any of the Service Offerings (the “Effective Date”). You represent to us that you are lawfully able to enter into contracts (e.g., you are not a minor). If you are entering into this Agreement for an entity, such as the company you work for, you represent to us that you have legal authority to bind that entity. Please see Section 14 for definitions of certain capitalized terms used in this Agreement.
1. Use of the Service Offerings.
1.1 Generally. You may access and use the Service Offerings in accordance with this Agreement. Service Level Agreements and Service Terms apply to certain Service Offerings. You will comply with the terms of this Agreement and all laws, rules and regulations applicable to your use of the Service Offerings.
1.2 Your Account. To access the Services, you must have an AWS account associated with a valid email address and a valid form of payment. Unless explicitly permitted by the Service Terms, you will only create one account per email address.
1.3 Third-Party Content. Third-Party Content may be used by you at your election. Third-Party Content is governed by this Agreement and, if applicable, separate terms and conditions accompanying such Third-Party Content, which terms and conditions may include separate fees and charges.
2. Changes.
2.1 To the Service Offerings. We may change or discontinue any or all of the Service Offerings or change or remove functionality of any or all of the Service Offerings from time to time. We will notify you of any material change to or discontinuation of the Service Offerings.
2.2 To the APIs. We may change or discontinue any APIs for the Services from time to time. For any discontinuation of or material change to an API for a Service, we will use commercially reasonable efforts to continue supporting the previous version of such API for 12 months after the change or discontinuation (except if doing so (a) would pose a security or intellectual property issue, (b) is economically or technically burdensome, or (c) would cause us to violate the law or requests of governmental entities).
2.3 To the Service Level Agreements. We may change, discontinue or add Service Level Agreements from time to time in accordance with Section 12.
3. Security and Data Privacy.
3.1 AWS Security. Without limiting Section 10 or your obligations under Section 4.2, we will implement reasonable and appropriate measures designed to help you secure Your Content against accidental or unlawful loss, access or disclosure.
3.2 Data Privacy. You may specify the AWS regions in which Your Content will be stored. You consent to the storage of Your Content in, and transfer of Your Content into, the AWS regions you select. We will not access or use Your Content except as necessary to maintain or provide the Service Offerings, or as necessary to comply with the law or a binding order of a governmental body. We will not (a) disclose Your Content to any government or third party or (b) subject to Section 3.3, move Your Content from the AWS regions selected by you; except in each case as necessary to comply with the law or a binding order of a governmental body. Unless it would violate the law or a binding order of a governmental body, we will give you notice of any legal requirement or order referred to in this Section 3.2. We will only use your Account Information in accordance with the Privacy Policy, and you consent to such usage. The Privacy Policy does not apply to Your Content.
3.3 Service Attributes. To provide billing and administration services, we may process Service Attributes in the AWS region(s) where you use the Service Offerings and the AWS regions in the United States. To provide you with support services initiated by you and investigate fraud, abuse or violations of this Agreement, we may process Service Attributes where we maintain our support and investigation personnel.
4. Your Responsibilities.
4.1 Your Accounts. Except to the extent caused by our breach of this Agreement, (a) you are responsible for all activities that occur under your account, regardless of whether the activities are authorized by you or undertaken by you, your employees or a third party (including your contractors, agents or End Users), and (b) we and our affiliates are not responsible for unauthorized access to your account.
4.2 Your Content. You will ensure that Your Content, Your Submissions and Your and End Users’ use of Your Content, Your Submissions or the Service Offerings will not violate any of the Policies or any applicable law. You are solely responsible for the development, content, operation, maintenance, and use of Your Content and Your Submissions.
4.3 Your Security and Backup. You are responsible for properly configuring and using the Service Offerings and otherwise taking appropriate action to secure, protect and backup your accounts and Your Content in a manner that will provide appropriate security and protection, which might include use of encryption to protect Your Content from unauthorized access and routinely archiving Your Content.
4.4 Log-In Credentials and Account Keys. AWS log-in credentials and private keys generated by the Services are for your internal use only and you will not sell, transfer or sublicense them to any other entity or person, except that you may disclose your private key to your agents and subcontractors performing work on your behalf.
4.5 End Users. You will be deemed to have taken any action that you permit, assist or facilitate any person or entity to take related to this Agreement, Your Content, Your Submissions or use of the Service Offerings. You are responsible for End Users’ use of Your Content and the Service Offerings. You will ensure that all End Users comply with your obligations under this Agreement and that the terms of your agreement with each End User are consistent with this Agreement. If you become aware of any violation of your obligations under this Agreement caused by an End User, you will immediately suspend access to Your Content and the Service Offerings by such End User. We do not provide any support or services to End Users unless we have a separate agreement with you or an End User obligating us to provide such support or services.
5. Fees and Payment.
5.1 Service Fees. We calculate and bill fees and charges monthly. We may bill you more frequently for fees accrued if we suspect that your account is fraudulent or at risk of non-payment. You will pay us the applicable fees and charges for use of the Service Offerings as described on the AWS Site using one of the payment methods we support. All amounts payable by you under this Agreement will be paid to us without setoff or counterclaim, and without any deduction or withholding. Fees and charges for any new Service or new feature of a Service will be effective when we post updated fees and charges on the AWS Site, unless we expressly state otherwise in a notice. We may increase or add new fees and charges for any existing Services you are using by giving you at least 30 days’ prior notice. We may elect to charge you interest at the rate of 1.5% per month (or the highest rate permitted by law, if less) on all late payments.
5.2 Taxes. Each party will be responsible, as required under applicable law, for identifying and paying all taxes and other governmental fees and charges (and any penalties, interest, and other additions thereto) that are imposed on that party upon or with respect to the transactions and payments under this Agreement. All fees payable by you are exclusive of Indirect Taxes. We may charge and you will pay applicable Indirect Taxes that we are legally obligated or authorized to collect from you. You will provide such information to us as reasonably required to determine whether we are obligated to collect Indirect Taxes from you. We will not collect, and you will not pay, any Indirect Tax for which you furnish us a properly completed exemption certificate or a direct payment permit certificate for which we may claim an available exemption from such Indirect Tax. All payments made by you to us under this Agreement will be made free and clear of any deduction or withholding, as may be required by law. If any such deduction or withholding (including but not limited to cross-border withholding taxes) is required on any payment, you will pay such additional amounts as are necessary so that the net amount received by us is equal to the amount then due and payable under this Agreement. We will provide you with such tax forms as are reasonably requested in order to reduce or eliminate the amount of any withholding or deduction for taxes in respect of payments made under this Agreement.
6. Temporary Suspension.
6.1 Generally. We may suspend your or any End User’s right to access or use any portion or all of the Service Offerings immediately upon notice to you if we determine:
(a) your or an End User’s use of the Service Offerings (i) poses a security risk to the Service Offerings or any third party, (ii) could adversely impact our systems, the Service Offerings or the systems or Content of any other AWS customer, (iii) could subject us, our affiliates, or any third party to liability, or (iv) could be fraudulent;
(b) you are, or any End User is, in breach of this Agreement;
(c) you are in breach of your payment obligations under Section 5; or
(d) you have ceased to operate in the ordinary course, made an assignment for the benefit of creditors or similar disposition of your assets, or become the subject of any bankruptcy, reorganization, liquidation, dissolution or similar proceeding.
6.2 Effect of Suspension. If we suspend your right to access or use any portion or all of the Service Offerings:
(a) you remain responsible for all fees and charges you incur during the period of suspension; and
(b) you will not be entitled to any service credits under the Service Level Agreements for any period of suspension.
7. Term; Termination.
7.1 Term. The term of this Agreement will commence on the Effective Date and will remain in effect until terminated under this Section 7. Any notice of termination of this Agreement by either party to the other must include a Termination Date that complies with the notice periods in Section 7.2.
7.2 Termination.
(a) Termination for Convenience. You may terminate this Agreement for any reason by providing us notice and closing your account for all Services for which we provide an account closing mechanism. We may terminate this Agreement for any reason by providing you at least 30 days’ advance notice.
(b) Termination for Cause.
(i) By Either Party. Either party may terminate this Agreement for cause if the other party is in material breach of this Agreement and the material breach remains uncured for a period of 30 days from receipt of notice by the other party. No later than the Termination Date, you will close your account.
(ii) By Us. We may also terminate this Agreement immediately upon notice to you (A) for cause if we have the right to suspend under Section 6, (B) if our relationship with a third-party partner who provides software or other technology we use to provide the Service Offerings expires, terminates or requires us to change the way we provide the software or other technology as part of the Services, or (C) in order to comply with the law or requests of governmental entities.
7.3 Effect of Termination.
(a) Generally. Upon the Termination Date:
(i) except as provided in Section 7.3(b), all your rights under this Agreement immediately terminate;
(ii) you remain responsible for all fees and charges you have incurred through the Termination Date and are responsible for any fees and charges you incur during the post-termination period described in Section 7.3(b);
(iii) you will immediately return or, if instructed by us, destroy all AWS Content in your possession; and
(iv) Sections 4.1, 5, 7.3, 8 (except the license granted to you in Section 8.4), 9, 10, 11, 13 and 14 will continue to apply in accordance with their terms.
(b) Post-Termination. Unless we terminate your use of the Service Offerings pursuant to Section 7.2(b), during the 30 days following the Termination Date:
(i) we will not take action to remove from the AWS systems any of Your Content as a result of the termination; and
(ii) we will allow you to retrieve Your Content from the Services only if you have paid all amounts due under this Agreement.
For any use of the Services after the Termination Date, the terms of this Agreement will apply and you will pay the applicable fees at the rates under Section 5.
8. Proprietary Rights.
8.1 Your Content. Except as provided in this Section 8, we obtain no rights under this Agreement from you (or your licensors) to Your Content. You consent to our use of Your Content to provide the Service Offerings to you and any End Users.
8.2 Your Submissions. Your Submissions will be governed by the terms of the Apache License, Version 2.0, unless you request and we consent in writing to another license supported by us.
8.3 Adequate Rights. You represent and warrant to us that: (a) you or your licensors own all right, title, and interest in and to Your Content, Your Submissions and Suggestions; (b) you have all rights in Your Content, Your Submissions and Suggestions necessary to grant the rights contemplated by this Agreement; and (c) none of Your Content, Your Submissions or End Users’ use of Your Content, Your Submissions or the Service Offerings will violate the Acceptable Use Policy.
8.4 Service Offerings License. We or our licensors own all right, title, and interest in and to the Service Offerings, and all related technology and intellectual property rights. Subject to the terms of this Agreement, we grant you a limited, revocable, non-exclusive, non-sublicensable, non-transferrable license to do the following: (a) access and use the Services solely in accordance with this Agreement; and (b) copy and use the AWS Content solely in connection with your permitted use of the Services. Except as provided in this Section 8.4, you obtain no rights under this Agreement from us, our affiliates or our licensors to the Service Offerings, including any related intellectual property rights. Some AWS Content and Third-Party Content may be provided to you under a separate license, such as the Apache License, Version 2.0, or other open source license. In the event of a conflict between this Agreement and any separate license, the separate license will prevail with respect to the AWS Content or Third-Party Content that is the subject of such separate license.
8.5 License Restrictions. Neither you nor any End User will use the Service Offerings in any manner or for any purpose other than as expressly permitted by this Agreement. Neither you nor any End User will, or will attempt to (a) modify, distribute, alter, tamper with, repair, or otherwise create derivative works of any Content included in the Service Offerings (except to the extent Content included in the Service Offerings is provided to you under a separate license that expressly permits the creation of derivative works), (b) reverse engineer, disassemble, or decompile the Service Offerings or apply any other process or procedure to derive the source code of any software included in the Service Offerings (except to the extent applicable law doesn’t allow this restriction), (c) access or use the Service Offerings in a way intended to avoid incurring fees or exceeding usage limits or quotas, or (d) resell or sublicense the Service Offerings. During and after the Term, you will not assert, nor will you authorize, assist, or encourage any third party to assert, any intellectual property infringement claim regarding any Service Offerings you have used. You may only use the AWS Marks in accordance with the Trademark Use Guidelines. You will not misrepresent or embellish the relationship between us and you (including by expressing or implying that we support, sponsor, endorse, or contribute to you or your business endeavors). You will not imply any relationship or affiliation between us and you except as expressly permitted by this Agreement.
8.6 Suggestions. If you provide any Suggestions to us or our affiliates, we and our affiliates will be entitled to use the Suggestions without restriction. You hereby irrevocably assign to us all right, title, and interest in and to the Suggestions and agree to provide us any assistance we require to document, perfect, and maintain our rights in the Suggestions.
9. Indemnification.
9.1 General. You will defend, indemnify, and hold harmless us, our affiliates and licensors, and each of their respective employees, officers, directors, and representatives from and against any Losses arising out of or relating to any third-party claim concerning: (a) your or any End Users’ use of the Service Offerings (including any activities under your AWS account and use by your employees and personnel); (b) breach of this Agreement or violation of applicable law by you, End Users, Your Content or Your Submissions; (c) Your Content or Your Submissions or the combination of Your Content or Your Submissions with other applications, content or processes, including any claim involving alleged infringement or misappropriation of third-party rights by Your Content or Your Submissions, or by the use, development, design, production, advertising or marketing of Your Content or Your Submissions; or (d) a dispute between you and any End User. You will reimburse us for reasonable attorneys’ fees, as well as our employees’ and contractors’ time and materials spent responding to any third party subpoena or other compulsory legal order or process associated with third party claims described in (a) through (d) above at our then-current hourly rates.
9.2 Process. We will promptly notify you of any claim subject to Section 9.1, but our failure to promptly notify you will only affect your obligations under Section 9.1 to the extent that our failure prejudices your ability to defend the claim. You may: (a) use counsel of your own choosing (subject to our written consent) to defend against any claim; and (b) settle the claim as you deem appropriate, provided that you obtain our prior written consent before entering into any settlement. We may also assume control of the defense and settlement of the claim at any time.
10. Disclaimers.
THE SERVICE OFFERINGS ARE PROVIDED “AS IS.” EXCEPT TO THE EXTENT PROHIBITED BY LAW, OR TO THE EXTENT ANY STATUTORY RIGHTS APPLY THAT CANNOT BE EXCLUDED, LIMITED OR WAIVED, WE AND OUR AFFILIATES AND LICENSORS (A) MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING THE SERVICE OFFERINGS OR THE THIRD-PARTY CONTENT, AND (B) DISCLAIM ALL WARRANTIES, INCLUDING ANY IMPLIED OR EXPRESS WARRANTIES (I) OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR QUIET ENJOYMENT, (II) ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE, (III) THAT THE SERVICE OFFERINGS OR THIRD-PARTY CONTENT WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, AND (IV) THAT ANY CONTENT WILL BE SECURE OR NOT OTHERWISE LOST OR ALTERED.
11. Limitations of Liability.
WE AND OUR AFFILIATES AND LICENSORS WILL NOT BE LIABLE TO YOU FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS, REVENUES, CUSTOMERS, OPPORTUNITIES, GOODWILL, USE, OR DATA), EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, NEITHER WE NOR ANY OF OUR AFFILIATES OR LICENSORS WILL BE RESPONSIBLE FOR ANY COMPENSATION, REIMBURSEMENT, OR DAMAGES ARISING IN CONNECTION WITH: (A) YOUR INABILITY TO USE THE SERVICES, INCLUDING AS A RESULT OF ANY (I) TERMINATION OR SUSPENSION OF THIS AGREEMENT OR YOUR USE OF OR ACCESS TO THE SERVICE OFFERINGS, (II) OUR DISCONTINUATION OF ANY OR ALL OF THE SERVICE OFFERINGS, OR, (III) WITHOUT LIMITING ANY OBLIGATIONS UNDER THE SERVICE LEVEL AGREEMENTS, ANY UNANTICIPATED OR UNSCHEDULED DOWNTIME OF ALL OR A PORTION OF THE SERVICES FOR ANY REASON; (B) THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES; (C) ANY INVESTMENTS, EXPENDITURES, OR COMMITMENTS BY YOU IN CONNECTION WITH THIS AGREEMENT OR YOUR USE OF OR ACCESS TO THE SERVICE OFFERINGS; OR (D) ANY UNAUTHORIZED ACCESS TO, ALTERATION OF, OR THE DELETION, DESTRUCTION, DAMAGE, LOSS OR FAILURE TO STORE ANY OF YOUR CONTENT OR OTHER DATA. IN ANY CASE, OUR AND OUR AFFILIATES’ AND LICENSORS’ AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE AMOUNT YOU ACTUALLY PAY US UNDER THIS AGREEMENT FOR THE SERVICE THAT GAVE RISE TO THE CLAIM DURING THE 12 MONTHS BEFORE THE LIABILITY AROSE.
12. Modifications to the Agreement.
We may modify this Agreement (including any Policies) at any time by posting a revised version on the AWS Site or by otherwise notifying you in accordance with Section 13.10; provided, however, that we will provide at least 90 days’ advance notice in accordance with Section 13.10 for adverse changes to any Service Level Agreement. Subject to the 90 day advance notice requirement with respect to adverse changes to Service Level Agreements, the modified terms will become effective upon posting or, if we notify you by email, as stated in the email message. By continuing to use the Service Offerings after the effective date of any modifications to this Agreement, you agree to be bound by the modified terms. It is your responsibility to check the AWS Site regularly for modifications to this Agreement. We last modified this Agreement on the date listed at the end of this Agreement.
13. Miscellaneous.
13.1 Assignment. You will not assign or otherwise transfer this Agreement or any of your rights and obligations under this Agreement, without our prior written consent. Any assignment or transfer in violation of this Section 13.1 will be void. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of the parties and their respective permitted successors and assigns.
13.2 Entire Agreement. This Agreement incorporates the Policies by reference and is the entire agreement between you and us regarding the subject matter of this Agreement. This Agreement supersedes all prior or contemporaneous representations, understandings, agreements, or communications between you and us, whether written or verbal, regarding the subject matter of this Agreement (but does not supersede prior commitments to purchase Services such as Amazon EC2 Reserved Instances). We will not be bound by, and specifically object to, any term, condition or other provision that is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) including for example, any term, condition or other provision (a) submitted by you in any order, receipt, acceptance, confirmation, correspondence or other document, (b) related to any online registration, response to any Request for Bid, Request for Proposal, Request for Information, or other questionnaire, or (c) related to any invoicing process that you submit or require us to complete. If the terms of this document are inconsistent with the terms contained in any Policy, the terms contained in this document will control, except that the Service Terms will control over this document.
13.3 Force Majeure. We and our affiliates will not be liable for any delay or failure to perform any obligation under this Agreement where the delay or failure results from any cause beyond our reasonable control, including acts of God, labor disputes or other industrial disturbances, electrical or power outages, utilities or other telecommunications failures, earthquake, storms or other elements of nature, blockages, embargoes, riots, acts or orders of government, acts of terrorism, or war.
13.4 Governing Law. The laws of the State of Washington, without reference to conflict of law rules, govern this Agreement and any dispute of any sort that might arise between you and us. The United Nations Convention for the International Sale of Goods does not apply to this Agreement.
13.5 Disputes. Any dispute or claim relating in any way to your use of the Service Offerings, or to any products or services sold or distributed by AWS will be resolved by binding arbitration, rather than in court, except that you may assert claims in small claims court if your claims qualify. The Federal Arbitration Act and federal arbitration law apply to this Agreement. There is no judge or jury in arbitration, and court review of an arbitration award is limited. However, an arbitrator can award on an individual basis the same damages and relief as a court (including injunctive and declaratory relief or statutory damages), and must follow the terms of this Agreement as a court would. To begin an arbitration proceeding, you must send a letter requesting arbitration and describing your claim to our registered agent Corporation Service Company, 300 Deschutes Way SW, Suite 304, Tumwater, WA 98501. The arbitration will be conducted by the American Arbitration Association (AAA) under its rules, which are available at www.adr.org or by calling 1-800-778-7879. Payment of filing, administration and arbitrator fees will be governed by the AAA's rules. We will reimburse those fees for claims totaling less than $10,000 unless the arbitrator determines the claims are frivolous. We will not seek attorneys' fees and costs in arbitration unless the arbitrator determines the claims are frivolous. You may choose to have the arbitration conducted by telephone, based on written submissions, or at a mutually agreed location. We and you agree that any dispute resolution proceedings will be conducted only on an individual basis and not in a class, consolidated or representative action. If for any reason a claim proceeds in court rather than in arbitration we and you waive any right to a jury trial. Subject to Section 8.5, we and you both agree that you or we may bring suit in court to enjoin infringement or other misuse of intellectual property rights.
13.6 Trade Compliance. In connection with this Agreement, each party will comply with all applicable import, re-import, sanctions, anti-boycott, export, and re-export control laws and regulations, including all such laws and regulations that apply to a U.S. company, such as the Export Administration Regulations, the International Traffic in Arms Regulations, and economic sanctions programs implemented by the Office of Foreign Assets Control. For clarity, you are solely responsible for compliance related to the manner in which you choose to use the Service Offerings, including your transfer and processing of Your Content, the provision of Your Content to End Users, and the AWS region in which any of the foregoing occur. You represent and warrant that you and your financial institutions, or any party that owns or controls you or your financial institutions, are not subject to sanctions or otherwise designated on any list of prohibited or restricted parties, including but not limited to the lists maintained by the United Nations Security Council, the U.S. Government (e.g., the Specially Designated Nationals List and Foreign Sanctions Evaders List of the U.S. Department of Treasury, and the Entity List of the U.S. Department of Commerce), the European Union or its Member States, or other applicable government authority.
13.7 Independent Contractors; Non-Exclusive Rights. We and you are independent contractors, and this Agreement will not be construed to create a partnership, joint venture, agency, or employment relationship. Neither party, nor any of their respective affiliates, is an agent of the other for any purpose or has the authority to bind the other. Both parties reserve the right (a) to develop or have developed for it products, services, concepts, systems, or techniques that are similar to or compete with the products, services, concepts, systems, or techniques developed or contemplated by the other party, and (b) to assist third party developers or systems integrators who may offer products or services which compete with the other party’s products or services.
13.8 Language. All communications and notices made or given pursuant to this Agreement must be in the English language. If we provide a translation of the English language version of this Agreement, the English language version of the Agreement will control if there is any conflict.
13.9 Confidentiality and Publicity. You may use AWS Confidential Information only in connection with your use of the Service Offerings as permitted under this Agreement. You will not disclose AWS Confidential Information during the Term or at any time during the 5-year period following the end of the Term. You will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of AWS Confidential Information, including, at a minimum, those measures you take to protect your own confidential information of a similar nature. You will not issue any press release or make any other public communication with respect to this Agreement or your use of the Service Offerings.
13.10 Notice.
(a) To You. We may provide any notice to you under this Agreement by: (i) posting a notice on the AWS Site; or (ii) sending a message to the email address then associated with your account. Notices we provide by posting on the AWS Site will be effective upon posting and notices we provide by email will be effective when we send the email. It is your responsibility to keep your email address current. You will be deemed to have received any email sent to the email address then associated with your account when we send the email, whether or not you actually receive the email.
(b) To Us. To give us notice under this Agreement, you must contact AWS as follows: (i) by facsimile transmission to 206-266-7010; or (ii) by personal delivery, overnight courier or registered or certified mail to Amazon Web Services, Inc., 410 Terry Avenue North, Seattle, WA 98109-5210, attention General Counsel. We may update the facsimile number or address for notices to us by posting a notice on the AWS Site. Notices provided by personal delivery will be effective immediately. Notices provided by facsimile transmission or overnight courier will be effective one business day after they are sent. Notices provided registered or certified mail will be effective three business days after they are sent.
13.11 No Third-Party Beneficiaries. Except as set forth in Section 9.1, this Agreement does not create any third-party beneficiary rights in any individual or entity that is not a party to this Agreement.
13.12 U.S. Government Rights. The Service Offerings are provided to the U.S. Government as “commercial items,” “commercial computer software,” “commercial computer software documentation,” and “technical data” with the same rights and restrictions generally applicable to the Service Offerings. If you are using the Service Offerings on behalf of the U.S. Government and these terms fail to meet the U.S. Government’s needs or are inconsistent in any respect with federal law, you will immediately discontinue your use of the Service Offerings. The terms “commercial item” “commercial computer software,” “commercial computer software documentation,” and “technical data” are defined in the Federal Acquisition Regulation and the Defense Federal Acquisition Regulation Supplement.
13.13 No Waivers. The failure by us to enforce any provision of this Agreement will not constitute a present or future waiver of such provision nor limit our right to enforce such provision at a later time. All waivers by us must be in writing to be effective.
13.14 Severability. If any portion of this Agreement is held to be invalid or unenforceable, the remaining portions of this Agreement will remain in full force and effect. Any invalid or unenforceable portions will be interpreted to effect and intent of the original portion. If such construction is not possible, the invalid or unenforceable portion will be severed from this Agreement but the rest of the Agreement will remain in full force and effect.
14. Definitions.
“Acceptable Use Policy” means the policy located at http://aws.amazon.com/aup (and any successor or related locations designated by us), as it may be updated by us from time to time.
“Account Information” means information about you that you provide to us in connection with the creation or administration of your AWS account. For example, Account Information includes names, usernames, phone numbers, email addresses and billing information associated with your AWS account.
“API” means an application program interface.
“AWS Confidential Information” means all nonpublic information disclosed by us, our affiliates, business partners or our or their respective employees, contractors or agents that is designated as confidential or that, given the nature of the information or circumstances surrounding its disclosure, reasonably should be understood to be confidential. AWS Confidential Information includes: (a) nonpublic information relating to our or our affiliates or business partners’ technology, customers, business plans, promotional and marketing activities, finances and other business affairs; (b) third-party information that we are obligated to keep confidential; and (c) the nature, content and existence of any discussions or negotiations between you and us or our affiliates. AWS Confidential Information does not include any information that: (i) is or becomes publicly available without breach of this Agreement; (ii) can be shown by documentation to have been known to you at the time of your receipt from us; (iii) is received from a third party who did not acquire or disclose the same by a wrongful or tortious act; or (iv) can be shown by documentation to have been independently developed by you without reference to the AWS Confidential Information.
“AWS Content” means Content we or any of our affiliates make available in connection with the Services or on the AWS Site to allow access to and use of the Services, including APIs; WSDLs; Documentation; sample code; software libraries; command line tools; proofs of concept; templates; and other related technology (including any of the foregoing that are provided by our personnel). AWS Content does not include the Services or Third-Party Content.
“AWS Marks” means any trademarks, service marks, service or trade names, logos, and other designations of AWS and its affiliates that we may make available to you in connection with this Agreement.
“AWS Site” means http://aws.amazon.com (and any successor or related site designated by us), as may be updated by us from time to time.
“Content” means software (including machine images), data, text, audio, video or images.
“Documentation” means the user guides and admin guides (in each case exclusive of content referenced via hyperlink) for the Services located at http://aws.amazon.com/documentation (and any successor or related locations designated by us), as such user guides and admin guides may be updated by AWS from time to time.
“End User” means any individual or entity that directly or indirectly through another user: (a) accesses or uses Your Content; or (b) otherwise accesses or uses the Service Offerings under your account. The term “End User” does not include individuals or entities when they are accessing or using the Services or any Content under their own AWS account, rather than under your account.
“Indirect Taxes” means applicable taxes and duties, including, without limitation, VAT, Service Tax, GST, excise taxes, sales and transactions taxes, and gross receipts tax.
“Losses” means any claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees).
“Policies” means the Acceptable Use Policy, Privacy Policy, the Site Terms, the Service Terms, the Trademark Use Guidelines, all restrictions described in the AWS Content and on the AWS Site, and any other policy or terms referenced in or incorporated into this Agreement, but does not include whitepapers or other marketing materials referenced on the AWS Site.
“Privacy Policy” means the privacy policy located at http://aws.amazon.com/privacy (and any successor or related locations designated by us), as it may be updated by us from time to time.
“Service” means each of the services made available by us or our affiliates, including those web services described in the Service Terms. Services do not include Third-Party Content.
“Service Attributes” means Service usage data related to your account, such as resource identifiers, metadata tags, security and access roles, rules, usage policies, permissions, usage statistics and analytics.
“Service Level Agreement” means all service level agreements that we offer with respect to the Services and post on the AWS Site, as they may be updated by us from time to time. The service level agreements we offer with respect to the Services are located at https://aws.amazon.com/legal/service-level-agreements/ (and any successor or related locations designated by AWS), as may be updated by AWS from time to time.
“Service Offerings” means the Services (including associated APIs), the AWS Content, the AWS Marks, and any other product or service provided by us under this Agreement. Service Offerings do not include Third-Party Content.
“Service Terms” means the rights and restrictions for particular Services located at http://aws.amazon.com/serviceterms (and any successor or related locations designated by us), as may be updated by us from time to time.
“Site Terms” means the terms of use located at http://aws.amazon.com/terms/ (and any successor or related locations designated by us), as may be updated by us from time to time.
“Suggestions” means all suggested improvements to the Service Offerings that you provide to us.
“Term” means the term of this Agreement described in Section 7.1.
“Termination Date” means the effective date of termination provided in accordance with Section 7, in a notice from one party to the other.
“Third-Party Content” means Content made available to you by any third party on the AWS Site or in conjunction with the Services.
“Trademark Use Guidelines” means the guidelines and trademark license located at http://aws.amazon.com/trademark-guidelines/ (and any successor or related locations designated by us), as they may be updated by us from time to time.
“Your Content” means Content that you or any End User transfers to us for processing, storage or hosting by the Services in connection with your AWS account and any computational results that you or any End User derive from the foregoing through their use of the Services. For example, Your Content includes Content that you or any End User stores in Amazon Simple Storage Service. Your Content does not include Account Information.
“Your Submissions” means Content that you post or otherwise submit to developer forums, sample code repositories, public data repositories, or similar community-focused areas of the AWS Site, or any other part of the AWS Site that allows third parties to make available software, products or data.
Last updated March 31, 2017

AWS Service Terms
Last updated: April 19, 2017
The following Service Terms apply only to the specific Services to which the Service Terms relate. In the event of a conflict between the terms of these Service Terms and the terms of the AWS Customer Agreement or other agreement with us governing your use of our Services (the “Agreement”), the terms and conditions of these Service Terms apply, but only to the extent of such conflict. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement.
1. Universal Service Terms (Applicable to All Services)
1.1. You may only use the Services to store, retrieve, query, serve, and execute Your Content that is owned, licensed or lawfully obtained by you. As used in these Service Terms, (a) “Your Content” includes any “Company Content” and any “Customer Content” and (b) “AWS Content” includes “Amazon Properties”. As part of the Services, you may be allowed to use certain software (including related documentation) provided by us or third party licensors. This software is neither sold nor distributed to you and you may use it solely as part of the Services. You may not transfer it outside the Services without specific authorization to do so.
1.2. You must comply with the current technical documentation applicable to the Services (including the applicable developer guides) as posted by us and updated by us from time to time on the AWS Site. In addition, if you create technology that works with a Service, you must comply with the current technical documentation applicable to that Service (including the applicable developer guides) as posted by us and updated by us from time to time on the AWS Site.
1.3. You will provide information or other materials related to Your Content (including copies of any client-side applications) as reasonably requested by us to verify your compliance with the Agreement. We may monitor the external interfaces (e.g., ports) of Your Content to verify your compliance with the Agreement. You will not block or interfere with our monitoring, but you may use encryption technology or firewalls to help keep Your Content confidential. You will reasonably cooperate with us to identify the source of any problem with the Services that we reasonably believe may be attributable to Your Content or any end user materials that you control.
1.4. If we reasonably believe any of Your Content violates the law, infringes or misappropriates the rights of any third party or otherwise violates a material term of the Agreement (including the documentation, the Service Terms, or the Acceptable Use Policy) (“Prohibited Content”), we will notify you of the Prohibited Content and may request that such content be removed from the Services or access to it be disabled. If you do not remove or disable access to the Prohibited Content within 2 business days of our notice, we may remove or disable access to the Prohibited Content or suspend the Services to the extent we are not able to remove or disable access to the Prohibited Content. Notwithstanding the foregoing, we may remove or disable access to any Prohibited Content without prior notice in connection with illegal content, where the content may disrupt or threaten the Services, pursuant to the Digital Millennium Copyright Act or as required to comply with law or any judicial, regulatory or other governmental order or request. In the event that we remove content without prior notice, we will provide prompt notice to you unless prohibited by law.
1.5. From time to time, we may offer free or discounted pricing programs covering certain usage of the Services (each, a “Special Pricing Program”). We may stop accepting new sign-ups or discontinue a Special Pricing Program at any time. Standard charges will apply after a Special Pricing Program ends or if you exceed the limitations by the Special Pricing Program. You must comply with any additional terms, restrictions, or limitations (e.g., limitations on the total amount of usage) for the Special Pricing Program as described in the offer terms for the Special Pricing Program or on the pricing page for the eligible Service(s). You may not access or use the Services in a way intended to avoid any additional terms, restrictions, or limitations (e.g., establishing multiple AWS accounts in order to receive additional benefits under a Special Pricing Program), and we may immediately terminate your account if you do so. Any data stored or instances provided as part of a Special Pricing Program must be actively used.
1.6. If we make multiple discounts or pricing options for a Service available to you at one time, you will only be eligible to receive one discount or pricing option, and will not be entitled to cumulative discounting and pricing options.
1.7. You will ensure that all information you provide to us via the AWS Site (for instance, information provided in connection with your registration for the Services, requests for increased usage limits, etc.) is accurate, complete and not misleading.
1.8. From time to time, we may apply upgrades, patches, bug fixes or other maintenance to the Service Offerings (“Maintenance”). We agree to use reasonable efforts to provide you with prior notice of any scheduled Maintenance (except for emergency Maintenance) and you agree to use reasonable efforts to comply with any Maintenance requirements that we notify you about.
1.9 If your Agreement does not include a provision on AWS Confidential Information, and you and AWS do not have an effective non-disclosure agreement in place, then you agree that you will not disclose AWS Confidential Information (as defined in the AWS Customer Agreement), except as required by law.
1.10 Beta Service Participation
1.10.1. This Section describes the additional terms and conditions under which you may access and use certain features, technologies and services made available to you by AWS that are not yet generally available, including, but not limited to, any products, services, or features labeled “beta”, “preview”, “pre-release”, or “experimental” (each, a “Beta Service”) or access and use Service Offerings available in AWS regions that are not generally available, including, but not limited to, any AWS regions identified by AWS as “beta”, “preview”, “pre-release”, or “experimental” (each, a “Beta Region”). In the event there is a conflict between the terms of this Section 1.10 and an existing AWS Beta Test Participation Agreement between you and AWS, the terms of the existing AWS Beta Test Participation Agreement will take precedence.
1.10.2. During the term of the applicable Beta Service or Beta Region (as specified by AWS), you may: (a) access and use the Beta Service or Service Offerings in any Beta Region solely for internal evaluation purposes; and (b) install, copy, and use any related AWS Content that may be provided to you by AWS in connection with the Beta Service or Service Offerings in any Beta Region (“Beta Materials”) solely as necessary to access and use the Beta Service or Service Offerings in any Beta Region in the manner permitted by this Section.
1.10.3. You agree not to allow access to or use of any Beta Service, Service Offerings in any Beta Region or Beta Materials by any third party other than your employees and contractors who (i) have a need to use or access the Beta Service, Service Offerings in the Beta Region or Beta Materials in connection with your internal evaluation activities, and (ii) have executed written non-disclosure agreements obligating them to protect the confidentiality of non-public information regarding the Beta Service, Beta Region and Beta Materials.
1.10.4. You must comply with all policies and guidelines related to any Beta Service or Beta Region as posted on the AWS Site or otherwise made available to you, including the Privacy Policy, Acceptable Use Policy, the Service Terms, and any additional terms and conditions for a specific Beta Service or Beta Region. AWS may add or modify restrictions, including lowering or raising any usage limits, related to access to or use of any Beta Service, Service Offerings in any Beta Region or Beta Materials at any time. If requested by AWS, you will promptly increase or decrease your usage of the applicable Beta Service, Service Offerings in a Beta Region or Beta Materials to the levels that AWS may specify. Service Level Agreements do not apply to Beta Services or any Services Offerings in Beta Regions.
1.10.5. AWS may suspend or terminate your access to or use of any Beta Service or Service Offerings in any Beta Region at any time and for any reason. AWS may at any time cease providing any or all of any Beta Service or any Service Offering in a Beta Region in its sole discretion and without notice. Beta Services and Services Offerings in Beta Regions also may be unavailable and/or their performance may be negatively affected by scheduled and unscheduled maintenance. AWS will use reasonable efforts to notify you in advance of scheduled maintenance, but AWS is unable to provide advance notice of unscheduled or emergency maintenance.
1.10.6. In consideration of being allowed to access and use a Beta Service or Service Offering in a Beta Region, you agree to provide AWS with information relating to your access, use, testing, or evaluation of the Beta Service, Service Offerings in the Beta Region or any related Beta Materials, including observations or information regarding the performance, features and functionality of the Beta Service or any related Beta Materials as applicable, when and in the form reasonably requested by AWS (“Test Observations”). AWS will own and may use and evaluate all Test Observations for its own purposes. You will not use any Test Observations except for your internal evaluation purposes of the Beta Service or Beta Region.
1.10.7. Each individual Beta Service and Service Offering in a Beta Region will automatically terminate upon the release of a generally available version of the applicable Beta Service or Service Offering in a Beta Region or upon notice of termination by AWS. Notwithstanding anything to the contrary in the Agreement or these Services Terms, either you or AWS may terminate your participation in a Beta Service or Service Offering in a Beta Region at any time for any reason upon notice to the other party. Notwithstanding anything to the contrary in the Agreement, after the conclusion of your participation in a Beta Service or Service Offering in a Beta Region for any reason, (a) you will not have any further right to access or use the applicable Beta Service or Service Offering in the Beta Region and Beta Materials; (b) your Content used in the applicable Beta Service or Service Offering in the Beta Region may be deleted or inaccessible; and (c) you will immediately return or, if instructed by AWS, destroy all Beta Materials or any other AWS Confidential Information related to the applicable Beta Service, Service Offering in any Beta Region or Beta Materials. If AWS releases a generally available version of a Beta Service or a Service Offering in a Beta Region, your access to and use of the generally available version will be subject to the Agreement and any separate Section of these Service Terms as may be specified for that generally available Service Offering. If any Beta Region becomes generally available, your access to and use of Service Offerings in the generally available AWS region will be subject to the terms and conditions applicable to that AWS region. AWS does not guarantee that any Beta Service or Service Offering in any Beta Region will ever be made generally available, or that any generally available version will contain the same or similar functionality as the version made available by AWS during the term of the Beta Service or Beta Region, as applicable. AWS does not guarantee that any Beta Region will become generally available.
1.10.8. Beta Materials, Test Observations, Suggestions concerning a Beta Service or Beta Region, or any other information about or involving (including the existence of) any Beta Service or Beta Region are considered AWS Confidential Information. You will not disclose (including, but not limited to, in a press release or public statement) any Beta Materials, Test Observations, Suggestions concerning a Beta Service, or any other information about or involving (including the existence of) any Beta Service, except as agreed by AWS in writing.
1.10.9. ADDITIONAL WARRANTY DISCLAIMERS. WITHOUT LIMITING ANY DISCLAIMERS IN THE AGREEMENT OR THE SERVICE TERMS, THE BETA SERVICES, SERVICE OFFERINGS IN BETA REGIONS, BETA REGIONS AND BETA MATERIALS ARE NOT READY FOR GENERAL COMMERCIAL RELEASE AND MAY CONTAIN BUGS, ERRORS, DEFECTS OR HARMFUL COMPONENTS. ACCORDINGLY, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT OR THESE SERVICES TERMS, AWS IS PROVIDING THE BETA SERVICES, SERVICE OFFERINGS IN BETA REGIONS AND BETA MATERIALS TO YOU “AS IS.” AWS AND ITS AFFILIATES AND LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING THE BETA SERVICES, SERVICE OFFERINGS IN BETA REGIONS, BETA REGIONS AND BETA MATERIALS, INCLUDING ANY WARRANTY THAT THE BETA SERVICES, SERVICE OFFERINGS IN BETA REGIONS, BETA REGIONS AND BETA MATERIALS WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, OR THAT ANY CONTENT, INCLUDING YOUR CONTENT, WILL BE SECURE OR NOT OTHERWISE LOST OR DAMAGED. EXCEPT TO THE EXTENT PROHIBITED BY LAW, AWS AND ITS AFFILIATES AND LICENSORS DISCLAIM ALL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR QUIET ENJOYMENT, AND ANY WARRANTIES ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE. AWS’ AND ITS AFFILIATES’ AND LICENSORS’ AGGREGATE LIABILITY FOR ANY BETA SERVICES WILL BE LIMITED TO THE AMOUNT YOU ACTUALLY PAY US UNDER THIS AGREEMENT FOR THE BETA SERVICES THAT GAVE RISE TO THE CLAIM DURING THE 12 MONTHS PRECEDING THE CLAIM.
1.10.10. Because the Beta Services and Materials involve features, technologies and services that are not yet generally available, you acknowledge that any violation of this Section 1.10 could cause irreparable harm to AWS for which monetary damages may be difficult to ascertain or an inadequate remedy. You therefore agree that AWS will have the right, in addition to its other rights and remedies, to seek injunctive relief for any violation of this Section 1.10.
1.11 You may perform benchmarks or comparative tests or evaluations (each, a “Benchmark Test”) of the Service Offerings; provided, however, that you may not, and may not direct or permit third-parties to, disclose results or data produced from any Benchmark Test of a Service Offering, unless: (a) such disclosure includes all information necessary for us or any third-party to completely and accurately replicate the Benchmark Test; (b) you permit us to perform Benchmark Tests of your products or services and to disclose results or data produced from such Benchmark Tests, provided that such disclosure includes all information necessary for you or any third-party to completely and accurately replicate the Benchmark test; and (c) if you perform a Benchmark Test for a third-party, directly or indirectly, in exchange for consideration, you will identify the third-party and you represent and warrant that you have procured all rights necessary for us to perform Benchmark Tests of the third-party’s products or services and to disclose results or data produced from such Benchmark Tests.
2. Amazon CloudFront
2.1. You must own or have all necessary rights to use any domain name or SSL certificate that you use in conjunction with Amazon CloudFront. You are solely responsible for the renewal, security and proper configuration of any SSL certificates that you provide for use with Amazon CloudFront, including any disclosure of your SSL certificates to third parties.
2.2. Amazon CloudFront requires you to store the original version of Your Content in an origin server (such as Amazon S3). If you use other Services to store the original version of Your Content, you are responsible for the separate fees you accrue for the other Services and for Amazon CloudFront.
2.3. While you will only be charged fees specified for the selected Price Class, Your Content you select for delivery from edge locations in a Price Class may from time to time be served from edge locations located outside the regions in that Price Class.
2.4. Amazon CloudFront’s Geo Restriction feature may utilize a third party geo-location database, which may not be accurate in all situations.
3. Amazon Simple Queue Service (Amazon SQS)
3.1. You may not knowingly create and maintain inactive queues. We may delete, without liability of any kind, any of Your Content that sits in an Amazon SQS queue or any Amazon SQS queue that remains inactive for more than the number of days specified in the user documentation.
4. Amazon Elastic Compute Cloud
4.1. In connection with your use of Amazon Elastic Compute Cloud (including all instances and instance types, hosts and other resources, dedicated, reserved or on-demand, collectively “Amazon EC2”) and the Services, you are responsible for maintaining licenses and adhering to the license terms of any software you run.
4.2. Using Microsoft Software. In conjunction with the Services, you may be allowed to use certain software (including related documentation) developed and owned by Microsoft Corporation or its licensors (collectively, the “Microsoft Software”).
4.2.1. If you choose to use the Microsoft Software, Microsoft and its licensors require that you agree to these additional terms and conditions:

•	The Microsoft Software is neither sold nor distributed to you and you may use it solely in conjunction with the Services.

•	You may not transfer or use the Microsoft Software outside the Services.

•	You may not remove, modify or obscure any copyright, trademark or other proprietary rights notices that are contained in or on the Microsoft Software.

•	You may not reverse engineer, decompile or disassemble the Microsoft Software, except to the extent expressly permitted by applicable law.

•
Microsoft disclaims, to the extent permitted by applicable law, all warranties by Microsoft and any liability by Microsoft or its suppliers for any damages, whether direct, indirect, or consequential, arising from the Services.

•	Microsoft is not responsible for providing any support in connection with the Services. Do not contact Microsoft for support.

•
You are not granted any right to use the Microsoft Software in any application controlling aircraft or other modes of human mass transportation, nuclear or chemical facilities, life support systems, implantable medical equipment, motor vehicles, weaponry systems, or any similar scenario (collectively, “High Risk Use”). Microsoft and its suppliers disclaim any express or implied warranty of fitness for High Risk Use. High Risk Use does not include utilization of the Microsoft Software for administrative purposes, to store configuration data, engineering and/or configuration tools, or other non-control applications, the failure of which would not result in death, personal injury, or severe physical or environmental damage. These non-controlling applications may communicate with the applications that perform the control, but must not be directly or indirectly responsible for the control function.

•	Microsoft is an intended third-party beneficiary of this Section 4.2.1, with the right to enforce its provisions.
4.2.2. For any instance running Microsoft Software (each, a “Microsoft Instance”), you may not use nesting, container or similar technologies to sell or resell multiple instances, portion(s) of an instance, or containers running within the Microsoft Instance, unless (a) you are the ultimate end user of the Microsoft Instance, (b) you have supplemented the Microsoft Instance with your own applications, or (c) you have added primary and significant functionality to the Microsoft Instance.
4.3. Using SUSE Software. In conjunction with the Services, you may be allowed to use certain software (including related documentation) developed and owned by SUSE LLC or its licensors (collectively, the “SUSE Software”). If you choose to use the SUSE Software, SUSE and its licensors require that you agree to these additional terms and conditions:

•
Your use of the SUSE Software is subject to the terms and conditions of the SUSE End User License Agreement (“SUSE EULA”) provided with the SUSE Software currently located at https://www.suse.com/licensing/eula  and the SUSE Terms and Conditions currently located at https://www.suse.com/products/terms_and_conditions.pdf . By using the SUSE Software, you hereby agree to be bound by the terms of the applicable SUSE EULA and the SUSE Terms and Conditions.

4.4. Using Red Hat Software. In conjunction with the Services, you may be allowed to use certain software (including related support, maintenance, and documentation) developed, owned or provided by Red Hat, Inc. or its licensors (collectively, the “Red Hat Software”). If you choose to use the Red Hat Software, Red Hat and its licensors require that you agree to these additional terms and conditions:

•
Red Hat disclaims any (i) warranties with respect to the Red Hat Software and (ii) liability for any damages, whether direct, indirect, incidental, special, punitive or consequential, and any loss of profits, revenue, data or data use, arising from your use of the Red Hat Software.

•
Your use of the Red Hat Software is subject to the terms and conditions of the Red Hat Cloud Software Subscription Agreement currently located at www.redhat.com/licenses/cloud_cssa/   (the “Red Hat CSSA”). By using the Red Hat Software, you hereby agree to be bound by the terms of the Red Hat CSSA.

4.5. Spot Instance Pricing. You may request that certain Amazon EC2 instances run pursuant to the Spot instance pricing and payment terms (“Spot Instance Pricing”) set forth on the Amazon EC2 product detail page on the AWS Site (each requested instance, a “Spot Instance”). You must request Spot Instances through the AWS Management Console or by using API tools (“Spot Instance Request”). As part of your Spot Instance Request, you must specify the maximum hourly price you are willing to pay to run the requested Spot Instances (“Your Maximum Price”). Unless you specify a permissible alternative termination date, your Spot Instance Request will remain active until we fulfill it or you cancel it. We set the price for Spot Instances (the “Spot Price”), which may vary over time based on a number of factors, including the amount of available compute capacity we have available and the price you and other customers are willing to pay for Spot Instances (e.g., supply and demand). While a requested Spot Instance remains running, you will be charged the current Spot Price in effect at the beginning of each instance hour. You will not be charged more than Your Maximum Price. We may terminate Spot Instances at any time and without any notice to you if we determine the current Spot Price equals or exceeds Your Maximum Price or for AWS capacity requirements. If we terminate your Spot Instance, you will only be charged for each full hour the Spot Instance ran. AWS may allow you to purchase Spot Instances of a fixed duration (each, a “Spot Block”), where the Spot Price for that Spot Instance (the “Block Price”) will remain constant for the duration of the Spot Block, and you will be charged the Block Price for the duration of your Spot Block. Spot Instances purchased as Spot Blocks run independently of the Spot Price, and will not be terminated because the Spot Price equals or exceeds Your Maximum Price. Spot Instances purchased as Spot Blocks may still be terminated for AWS capacity requirements and will terminate at the conclusion of the fixed duration. If a Spot Instance purchased as a Spot Block is terminated due to AWS capacity requirements, you will not be charged for that Spot Instance. Unless you designate your Spot Instance Request as a persistent request, terminated Spot Instances will not automatically restart. You should save your work frequently and test your application to ensure it is fault tolerant and will correctly handle interruptions. We have no liability whatsoever for any damages, liabilities, losses (including any corruption, deletion, or destruction or loss of data, applications or profits), or any other consequences resulting from our termination of any Spot Instance. Spot Instances may not be used with certain Services, features and third-party software we specify, including Amazon DevPay, IBM software packages, or Microsoft SQL Server. You may not, directly, indirectly, alone or in cooperation with any third party, attempt to control, influence or manipulate the price for Spot Instances. Without limiting the foregoing, you may not submit requests for Spot Instances through any third party (e.g., “proxy bidding”) or share information with any third party regarding the maximum prices specified in your Spot Instance Requests. We may modify or terminate the Spot Instance Pricing program at any time. In addition to the Spot Instance Pricing, Spot Instances are subject to all data transfer and other usage fees applicable under the Agreement.
4.6. EC2 Reserved Instance Pricing. You may designate Amazon EC2 instances as subject to the reserved pricing and payment terms (“EC2 Reserved Instance Pricing”) set forth on the Amazon EC2 detail page on the AWS Site (each designated instance, a “EC2 Reserved Instance”). Scheduled EC2 Reserved Instances (“Scheduled Instances”) will terminate upon completion of the scheduled reservation. You may designate instances as EC2 Reserved Instances by calling to the Purchasing API or selecting the EC2 Reserved Instance option in the AWS console. The EC2 Reserved Instances may only be used in the applicable AWS region. We may change EC2 Reserved Instance Pricing at any time but price changes will not apply to previously designated EC2 Reserved Instances, except as described in this Section 4.6. If Microsoft increases the license fees it charges for Windows, or if Red Hat increases the license fees it charges for Red Hat Enterprise Linux (“RHEL”), we may make a corresponding increase to the per-hour usage rate (or institute a corresponding per-hour usage rate) for EC2 Reserved Instances with Windows or RHEL. Any increase in (or institution of) the per-hour usage rate for EC2 Reserved Instances with Windows will be made between December 1 and January 31, and we will provide 30 days’ notice. For any increase in (or institution of) the per-hour usage rate for EC2 Reserved Instances with RHEL we will provide 30 days’ notice. If this happens, you may: (a) continue to use your EC2 Reserved Instances with Windows or RHEL with the new per-hour usage price; (b) convert your EC2 Reserved Instances with Windows or RHEL to comparable EC2 Reserved Instances with Linux; or (c) terminate your EC2 Reserved Instances with Windows or RHEL and receive a pro rata refund of the up-front fee you paid for the terminated EC2 Reserved Instances with Windows or RHEL. We may terminate the EC2 Reserved Instance Pricing program at any time. EC2 Reserved Instances are nontransferable, except in accordance with the requirements of the RI Marketplace, but Scheduled Instances and Convertible Reserved Instances (as defined on Amazon EC2 detail page on the AWS Site) are not eligible for the RI Marketplace. EC2 Reserved Instances are noncancellable and you will owe the EC2 Reserved Instance Pricing for the duration of the term you selected, even if the Agreement is terminated. All amounts paid in connection with the EC2 Reserved Instances are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual EC2 Reserved Instance type, or terminate the EC2 Reserved Instance Pricing program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated EC2 Reserved Instances. You may not purchase EC2 Reserved Instances for the purpose of reselling them in the RI Marketplace, and we reserve the right to refuse or cancel your purchase if we suspect you are doing so. Upon expiration or termination of the term of EC2 Reserved Instances, the EC2 Reserved Instance pricing will expire and standard on-demand usage prices will apply to the instances. In addition to being subject to EC2 Reserved Instance Pricing, EC2 Reserved Instances are subject to all data transfer and other fees applicable under the Agreement.
4.7 EC2 Reserved Instance (RI) Marketplace.
4.7.1. Eligibility. The rights to an active EC2 Reserved Instance can be offered for sale through the RI Marketplace as long as (1) the remaining term on the Reserved Instance is greater than one month, and (2) your payment of the upfront charge for it has been received and processed (for credit card purchases, 30 days after you have paid the upfront fee, and for invoice purchases, after you have paid the applicable invoice) (a “Marketable EC2 Reserved Instance”). The characteristics of the Marketable EC2 Reserved Instance (e.g., Instance Type, Platform, Region, Availability Zone, Tenancy, Hypervisor, Reserved Instance Type, Duration, and Hourly Price) will remain as originally designated. The term for the Marketable EC2 Reserved Instance will be the remainder of the original EC2 Reserved Instance term rounded down to the nearest month (for example, an EC2 Reserved Instance with 9 months and 16 days until expiration will be listed and sold as a 9 month Marketable EC2 Reserved Instance). You can be a “Seller” if you are a current AWS customer in good standing, you have a Marketable EC2 Reserved Instance associated with your AWS account, and you complete the registration process through your AWS account. Non-U.S.-based entities may not be Sellers without providing the Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) to establish that you are not a U.S. person. You can be a “Buyer” if you are a current AWS customer in good standing. You can resell an EC2 Reserved Instance that you previously purchased through the RI Marketplace. You may not resell an EC2 Reserved Instance that you purchased through a discount program (Reserved Instance Volume Discounts or otherwise) without obtaining our prior approval.
4.7.2. Submitting Marketable EC2 Reserved Instance for Sale. As a Seller, you will set the one-time price for your Marketable EC2 Reserved Instance. The hourly price will be the then-current hourly price for that type of EC2 Reserved Instance, and you will not receive any funds collected from payments associated with the hourly prices. You will pay the then-current fee to us specified on the AWS Site when your Marketable EC2 Reserved Instance is sold. Your Marketable EC2 Reserved Instance will be available for sale after you list it in the RI Marketplace, but it will remain yours and you will be able to use it until it is sold. You may remove a listing of Marketable EC2 Reserved Instance from the RI Marketplace at any time before it has been purchased by a Buyer. We may remove Marketable EC2 Reserved Instance from the RI Marketplace at any time for any reason. Once sold and transferred to a Buyer, a Seller will have no rights to that Marketable EC2 Reserved Instance.
4.7.3. Our Role. As a Seller, you will be the seller of record of your rights to a Marketable EC2 Reserved Instance. Except as expressly set forth in these Service Terms, we are not involved in any underlying transaction between you and any Buyer. We or our affiliates may also participate in the market as a Seller or a Buyer.
4.7.4. Processing of Transactions; Collection of Transaction Proceeds. On Seller’s behalf, we will process all payments for Transactions and collect the applicable Transaction Proceeds. “Transaction” means any sale of Marketable EC2 Reserved Instance through the RI Marketplace. “Transaction Proceeds” means the gross sales proceeds received by us from any Transaction. You will ensure that all fees and charges payable by Buyers for Marketable EC2 Reserved Instance are billed and collected through us and you will not offer or establish any alternative means of payment. We may impose transaction limits on some or all Buyers and Sellers relating to the value of any Transaction or disbursement, the cumulative value of all Transactions or disbursements during a period of time, or the number of Transactions that we will process over a period of time. We may withhold for investigation, or refuse to process, any of your Transactions that we suspect is fraudulent, unlawful or otherwise violates the terms of these Service Terms, the Agreement, or our Acceptable Use Policy. For each Transaction, we will not remit Transaction Proceeds to a Seller, and the Marketable EC2 Reserved Instance will be available to the Buyer, until after we have successfully processed payments for that Transaction from the Buyer.
4.7.5. Remittance of Transaction Proceeds to Sellers. At the end of each business day, we will pay to you all due and payable Transaction Proceeds that we have collected as of the date that is 2 business days prior to the date of payment. We will deduct from each payment any applicable fees and charges due to us related to Marketable EC2 Reserved Instances. The applicable fees and charges are posted on the AWS Site and may be changed from time to time. We may withhold, deduct, or setoff any amounts payable by you to us or our affiliates against any Transaction Proceeds. Payments will be made only to an ACH-enabled bank account located in the United States that you register with us. If there is an error in the processing of any Transaction, you authorize us to initiate debit or credit entries to your designated bank account, to correct such error, provided that any such correction is made in accordance with applicable laws and regulations. If we are unable to debit your designated bank account for any reason, you authorize us to resubmit the debit, plus any applicable fees, to any other bank account or payment instrument that you have on file with us or to deduct the debit and applicable fees from future Transaction Proceeds.
4.7.6. Taxes. Sellers are responsible for the calculation, validation and payment of any and all sales, use, excise, import, export, value added, withholding and other taxes and duties assessed, incurred or required to be collected (“Taxes”) or paid for any reason in connection with any Transaction and with Marketable EC2 Reserved Instance. We are not obliged to determine whether any Taxes apply to any Transaction, and we are not responsible for remitting Taxes to any taxing authority with respect to any Transaction, or for reporting any information (including the payment of Taxes) with respect to any Transaction. Each Seller will indemnify us and our affiliates against any claim or demand for payment of any Taxes imposed in connection with any Transaction, and for any fines, penalties, or similar charges imposed as a result of the Seller’s failure to collect, remit or report any Taxes in connection with any Transaction.
4.7.7. Data Collection and Sharing. For each Seller, we will collect the necessary data and tax forms to enable compliance with applicable tax laws. For example, for U.S.-based Sellers, we will collect and retain Seller name and address, and may collect the tax identification number and other data as needed to comply with Form 1099K reporting requirements; for non-U.S.-based Sellers, we will collect and retain a Form W-8BEN tax form (which includes name, address, and a signature) as proof that you are exempt from Form 1099K reporting. For each Buyer, we will collect and retain the Buyer’s name and address. Buyers and Sellers will not know the name of the other party to the Transaction until the Transaction is completed. Upon completion of the Transaction, we will share the applicable Buyer’s city, state, and zip with the Seller so that the Seller can calculate the appropriate tax (if any) to remit to the appropriate government entity. We will share the Seller’s legal name on the Buyer’s invoice. Buyers and Sellers may not use information about the Transaction or about the other party gained in connection with a Transaction (“Transaction Information”) for any purpose that is not related to the Transaction. For example, you may not, directly or indirectly: (1) disclose any Transaction Information to any third party, except as necessary for you to perform your tax obligations or other obligations under these Service Terms and only if you ensure that every recipient uses the information only for that purpose and complies with these restrictions; (2) use any Transaction Information for any marketing or promotional purposes whatsoever; (3) use any Transaction Information in any way inconsistent with applicable law; (4) contact a party to influence them to make an alternative sale or purchase; (5) disparage us, our affiliates or any of their or our respective products; or (6) target communications of any kind on the basis of the intended recipient being an RI Marketplace Buyer or Seller.
4.8 You may only use the AWS Management Pack for System Center on computer equipment owned or controlled by you for your internal business purposes, solely to access Your Content used in connection with the Services. Your use of the AWS Management Pack for System Center is governed by the license agreement, located here: AWS Management Pack for System Center License Agreement http://aws.amazon.com/windows/system-center/aws-mp-license.
4.9 Dedicated Instances. You may request that certain Amazon EC2 instances run on physically isolated host hardware dedicated to a single customer account (each requested instance, a “Dedicated Instance”), using the process set forth on the Amazon EC2 Dedicated Instance detail page on the AWS Site.
4.10 Dedicated Hosts.
4.10.1 You may request that Amazon provide the Amazon EC2 service to you on host hardware physically dedicated to a single customer account (each, a “Dedicated Host”), using the process set forth on the AWS Site.
4.10.2 You may designate Amazon EC2 Dedicated Hosts as subject to the reservation pricing and payment terms (“EC2 Dedicated Host Reservation Pricing”) set forth on the Amazon EC2 detail page on the AWS Site (each such host associated with a reservation, an “EC2 Dedicated Host Reservation”). You may associate EC2 Dedicated Host Reservations to Dedicated Hosts by calling APIs or using the EC2 Dedicated Host Reservation console. The EC2 Dedicated Host and associated EC2 Dedicated Host Reservation may only be used in the designated availability zone. We may change EC2 Dedicated Host Reservation Pricing at any time but price changes will not apply to previously designated EC2 Dedicated Host Reservations, except as described in this Section 4.10.2. We may terminate the EC2 Dedicated Host Reservation Pricing program at any time. EC2 Dedicated Host Reservations are nontransferable. EC2 Dedicated Host Reservations are noncancellable and you will owe the EC2 Dedicated Host Reservation Pricing for the duration of the term you selected, even if the Agreement is terminated. Dedicated Hosts associated to an active EC2 Dedicated Host Reservation cannot be unallocated from your account, and you will continue to pay for the Dedicated Host while still associated with the EC2 Dedicated Host Reservation. All amounts paid in connection with the EC2 Dedicated Host Reservations are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual EC2 Dedicated Host type, or terminate the EC2 Dedicated Host Reservation Pricing program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated EC2 Dedicated Host Reservation. Upon expiration or termination of the term of an EC2 Dedicated Host Reservation, the EC2 Dedicated Host Reservation Pricing will expire and standard on-demand Dedicated Host prices will apply to the Dedicated Host. In addition to being subject to EC2 Dedicated Host Reservation Pricing, EC2 Dedicated Host Reservations are subject to all data transfer and other fees applicable under the Agreement.
4.11 Microsoft BYOL Licensing. Under this option, Amazon EC2 enables you to provision Amazon EC2 instances using your Microsoft Software and Microsoft Licenses (the “BYOL Program”). Unless otherwise specified in your agreement(s) with Microsoft, you can use this benefit only if you comply with the requirements here , and you (a) use Dedicated Instances or Dedicated Hosts; (b) launch from Virtual Machines (VMs) sourced from software binaries provided by you; and (c) run the instances within your designated AWS regions.
You must be eligible to use the BYOL Program for the applicable Microsoft software under your agreement(s) with Microsoft. You are solely responsible for obtaining all required licenses and for complying with all applicable Microsoft licensing requirements, including the Product Use Rights/Product Terms. Further, you must have accepted Microsoft's End User License Agreement (Microsoft EULA), and by using the Microsoft Software under the BYOL Program, you agree to the Microsoft EULA.
You agree that you have determined that your use of the BYOL Program will comply with the applicable Microsoft licensing requirements. Usage of the Services in violation of your agreement(s) with Microsoft is not authorized or permitted.
4.12 As part of using Amazon EC2, you agree that your Amazon EC2 resources may be terminated or replaced due to failure, retirement or other AWS requirement(s). We have no liability whatsoever for any damages, liabilities, losses (including any corruption, deletion, or destruction or loss of data, applications or profits), or any other consequences resulting from the foregoing. THE USE OF AMAZON EC2 DOES NOT GRANT YOU, AND YOU HEREBY WAIVE, ANY RIGHT OF PHYSICAL ACCESS TO, OR PHYSICAL POSSESSION OF, ANY AWS SERVERS, EQUIPMENT, REAL OR PERSONAL PROPERTY, OR OTHER ASSETS.
5. Alexa® Web Services
5.1. You may use Alexa® Web Services to create or enhance applications or websites, to create search websites or search services, to retrieve information about websites, and to research or analyze data about the traffic and structure of the web.
5.2. You may not display data you receive via the Alexa® Services that has been cached for more than 24 hours.
5.3. You may not resell or redistribute the Alexa® Web Services or data you access via the Alexa® Web Services.
5.4. You may use data you receive from the Alexa® Web Services, such as web site traffic data, to enhance your application or website, but may not use it in any application whose primary purpose is to display the same or related data or whose primary purpose is to compete with www.alexa.com  .
6. Amazon Flexible Payments Service (Amazon FPS)
6.1. The terms in this Section 6 apply only to Amazon FPS and use of Your Content with the web-based payment service provided by Amazon Payments, Inc. (“Amazon Payments”) that enables the processing of payment transactions initiated by third parties, and that may include, without limitation, the processing and settlement of credit card transactions, bank transfers, or the administration of prepaid or post-paid balances (the “Payment Service”).
6.2. You may:

•
access and use Amazon FPS to enable use of the Payment Service by users who have an appropriate Payment Service account (each, an “Amazon Payments User”) via Your Content in accordance with any applicable FPS Specifications (as defined below);

•
install, copy, and use the software development kit provided by us as part of Amazon FPS, including the related development guides and technical documentation (collectively, the “FPS SDK”), and access and use the online testing environment made available by us (the “FPS Sandbox”), in each case as necessary to internally develop and test Your Content for use with the Payment Service; and

•
create, incorporate, compile, and copy derivative works of the sample computer programming code provided by us for development and testing of Your Content (the “FPS Sample Code”) as part of Your Content for distribution in machine readable binary form or object code form to Amazon Payments Users as necessary for them to use the Payment Service. Use of FPS Sample Code is also subject to any additional license terms included with the FPS Sample Code. Such additional terms will control in the event of any inconsistency or conflict with the Agreement.

6.3. The FPS SDK, FPS Sample Code, and FPS Specifications (as defined below) constitute Amazon Properties. Except as expressly authorized by this Section 6, you may not sublicense, loan, sell, assign, lease, rent, transfer, act as a service bureau, distribute or grant rights to any person or entity in Amazon FPS, the FPS SDK, the FPS Sandbox or the Payment Services.
6.4. You and Your Content will comply with any technical and operational specifications and other documentation or policies provided or made available by us or Amazon Payments with respect to Amazon FPS or the Payment Service respectively (the “FPS Specifications”). We reserve the right to update or modify the FPS Specifications at any time. Prior to making Your Content generally available for commercial use, you will thoroughly test Your Content to ensure that it operates properly with Amazon FPS, including without limitation that it complies with the FPS Specifications.
6.5. We may review and test Your Content to confirm that it operates properly with Amazon FPS and complies with the FPS Specifications, using review and test processes determined in our sole discretion. You agree to correct any material errors, defects or other non-compliance of which you become aware, including from review and test results provided by us. We may make modifications, updates or upgrades to Amazon FPS, the FPS SDK, or FPS Specifications. In such event, you will test and, if necessary, modify Your Content to ensure that it continues to operate properly with the then-current version of Amazon FPS, the FPS SDK, and FPS Specifications.
6.6. You must establish and maintain a payments account with Amazon Payments to use Your Content commercially with Amazon FPS and to access the Payment Service. Your use of the Payment Service is subject to Amazon Payment’s policies, procedures, and user agreements, and any breach of the foregoing will constitute a breach of the Agreement. In addition to the limitations described in the Agreement, any use of the Amazon Payments logo and trademark is subject to the trademark usage guidelines issued by Amazon Payments.
6.7. You are responsible for (a) the collection and payment of any and all sales, use, excise, import, export, value added and other taxes and duties assessed, incurred or required to be collected or paid for any reason in connection with any offer or sale of products or services by you, including Your Content, and (b) any payment transaction that is initiated using Your Content that is charged back or reversed (a “Chargeback”) to the extent that such Chargeback is attributable to any error, act or omission of you or Your Content and is not otherwise recovered by Amazon Payments from an Amazon Payments User. You will indemnify and reimburse Amazon Payments and its affiliates against any claim or demand for payment of any such taxes or any Chargebacks.
6.8. You represent, warrant, and covenant that you will at all times:

•
represent the capabilities and features of the Payment Service consistent with our description of such capabilities and features and avoid false, deceptive, misleading or unethical practices that may be detrimental to us or Amazon Payments, the Payment Service, Amazon Payments Users or other third parties;

•	refrain from providing warranties or disclaimers with respect to the Payment Service;

•
promptly investigate and report to us all complaints received by you with regard to Amazon FPS and the Payment Service, and make every reasonable effort to maintain and promote good public relations for us in the handling of any such complaints; and

•	ensure that the terms of any agreements between you and any Amazon Payments User are consistent with the terms of the Agreement and these Service Terms.
7. Amazon DevPay Service (Amazon DevPay)
7.1. You may use Amazon DevPay to: (a) sell to end users (“DevPay Customers”) use of Your Content that you develop and make available with the Services (the “Bundled Application”), including machine images that you develop; (b) establish accounts for DevPay Customers that use the Bundled Application (“DevPay Customer Accounts”); (c) manage features of DevPay Customer Accounts; and (d) receive payments from DevPay Customers for purchasing Bundled Applications (your “DevPay Transactions”).
7.2. You will establish the pricing applicable to DevPay Customers for their use of any Bundled Application. We will only be responsible for collecting those fees that are fully disclosed and properly configured within the DevPay Service. The fees you charge to DevPay Customers for your Bundled Applications through the DevPay Service (as further described in Section 7.6 below) must constitute the full and complete fees you charge DevPay Customers for such Bundled Applications. You may not charge or impose any additional or supplemental fees for Bundled Applications other than those disclosed through the DevPay Service. While you are using the DevPay Service, you shall not establish any alternative means of payment for such Bundled Applications. The foregoing does not limit your ability to charge and receive payments for goods and services other than the Bundled Application sold through the DevPay Service.
7.3. You are responsible for designating all terms and conditions applicable to the use of the Bundled Application; provided that, use of the underlying Services are subject to the terms of the Agreement which will control in the event of a conflict. We may require users to register an AWS account (including agreeing to the terms of the Agreement) in order to use Amazon EC2 or other Services associated with the Bundled Application. You may not extend on behalf of us any written or oral warranty or guarantee, or make any representation or claim, with respect to the Services without our prior written consent. Upon termination of the Agreement for any reason, all access by DevPay Customers with respect to your Bundled Applications may be terminated by us.
7.4. Payment Terms.

a.
Processing of DevPay Transactions; Collection of DevPay Transaction Proceeds. You hereby appoint us as your payment processing agent for the limited purpose of processing payments, refunds, and adjustments for your DevPay Transactions, We will process all payments refunds, and adjustments for DevPay Transactions and collect the applicable gross sales proceeds received by us from any DevPay Transaction (“DevPay Transaction Proceeds”) on your behalf. We do not guarantee payment on behalf of any DevPay Customers. We may withhold for investigation, or refuse to process, any of your DevPay Transactions that we suspect is fraudulent, unlawful or otherwise violates the terms of the Agreement or these Service Terms.

When a DevPay Customer concludes a DevPay Transaction, you authorize us to commit the DevPay Customer’s payment less any applicable fees or other amounts we may collect under these terms (“Net Transaction Proceeds”) to you. You agree that DevPay Customers satisfy their obligations to you for your DevPay Transactions when we receive the DevPay Transaction Proceeds. We will remit Net Transaction Proceeds to you in accordance with the Agreement and these Service Terms.

b.
Remittance of Net Transaction Proceeds to You. Once a month, we will pay to you all previously unpaid Net Transaction Proceeds that we have collected as of the date that is 2 business days prior to the date of payment, except that we may withhold payments to you until you have properly set up your bank account in accordance with instructions you receive from us. We will deduct from each Transaction Proceed any processing fee described on the DevPay detail page on the AWS Site. We may also withhold, deduct, or setoff any amounts payable by you to us or our affiliates against any DevPay Transaction Proceeds. All payments to you will be sent through the Automated Clearing House (ACH) system to your designated U.S. bank account. If there is an error in the processing of any DevPay Transaction, you authorize us to initiate debit or credit entries to your designated bank account, to correct such error, provided that any such correction is made in accordance with applicable laws and regulations. If we are unable to debit your designated bank account for any reason, you authorize us to resubmit the debit, plus any applicable fees, to any other bank account or payment instrument that you have on file with us or to deduct the debit and applicable fees from future DevPay Transaction Proceeds.

c.
DevPay Taxes. You are responsible for the calculation, invoicing (if required), validation and payment of any and all sales, use, excise, import, export, value-added, withholding and other taxes and duties assessed, incurred or required to be collected (“DevPay Taxes”) or paid for any reason in connection with any DevPay Transaction and with your Bundled Applications. We are not obliged to determine whether any DevPay Taxes apply to any DevPay Transaction or your Bundled Applications, and we are not responsible for remitting DevPay Taxes to any taxing authority with respect to any DevPay Transaction or your Bundled Applications, or for reporting any information (including the payment of DevPay Taxes) with respect to any DevPay Transaction or your Bundled Applications. Notwithstanding the foregoing, when we are legally obligated by a valid taxing authority, we will collect DevPay Taxes, and we will provide DevPay Customers with a compliant tax invoice where we are required to do so.

d.
If we are unable to collect the DevPay Transaction Proceeds or a prior transaction for those DevPay Transaction Proceeds is reversed, you will not be responsible for paying the fees for the Services used by you and your DevPay Customer (“Service Fees”) and AWS will have no obligation to remit or otherwise seek collection of the DevPay Transaction Proceeds, provided that the payment failure is due to:

o	AWS’s inability to charge a DevPay Customer’s credit card for the DevPay Transaction Proceeds, or

o	A transaction is reversed as a result of a chargeback because the transaction was not authorized or was otherwise fraudulent.
In addition, in the applicable month, the DevPay Transaction Proceeds charged must exceed the Service Fees. In the event of such a payment failure, we may recover or otherwise set off any DevPay Transaction Proceeds from you that we collected in the month to the extent they do not exceed the Service Fees. In the event that either you or AWS is subsequently able to collect the DevPay Transaction Proceeds, you will pay to AWS the corresponding Service Fees as provided in the Agreement

e.
Cancellations and Refunds. You will post your cancellation and refund policy in the Subscription Information, defined below, for your Bundled Applications. At a minimum, this cancellation and refund policy must: (a) allow DevPay Customers who subscribe to your Bundled Applications through a DevPay Transaction to cancel on-going subscriptions for your Bundled Applications through the DevPay detail page on the AWS Site; and (b) comply with these Service Terms. You will accept and process cancellations of, and provide refunds and adjustments for, your Bundled Applications in accordance with the cancellation and refund policy posted at the time of the applicable DevPay Transaction. You will route all DevPay Transaction refund (and adjustment) payments through us. We will credit the applicable account, and you will reimburse us for all amounts so refunded.

7.5. Except as set forth in Section 7.4 above, you are fully liable for all charges incurred for Services under your account identifiers or those assigned to your DevPay Customers for your Bundled Applications. All Services will be charged at the then current price applicable to such Services under the Agreement. Payments will be processed by AWS and are subject to the terms set forth in the Agreement and these Service Terms, including your liability for chargebacks.
7.6. We will host and make available to DevPay Customers a customer interface (“Customer UI”) permitting (a) the display to DevPay Customers of certain pricing, terms and conditions and other information you provide to us regarding your Bundled Applications (“Subscription Information”) and (b) DevPay Customers to engage in certain functions with respect to your Bundled Applications, such as account establishment, account termination, payment authorization and termination rights. We will define and control the fields and format for the Customer UI and for Subscription Information. We retain all rights to the Customer UI, including its look and feel, and you will not copy or mimic the Customer UI in any manner.
7.7. You are responsible for ensuring and shall ensure that all Subscription Information (as you provide it to us and as it is ultimately shown on the Customer UI) is: (a) full, accurate and complete, (b) not misleading; and (c) in compliance, in all respects, with applicable laws. You must promptly update the Subscription Information when and as necessary to ensure that the Subscription Information continues to comply with the foregoing requirements, even if the updates are necessary as a result of changes we make to the data input fields or to the Customer UI.
7.8. You are responsible for providing customer service (if any) to DevPay Customers for your Bundled Applications. We shall have no obligation to provide customer or technical support to any DevPay Customer for Bundled Applications; provided that, we will provide support to DevPay Customers regarding billing and payment questions.
7.9. You will use the communication methods we establish through the DevPay Services for the administration of DevPay Customer Accounts, including, but not limited to, any communications regarding DevPay Customer Account termination or pricing changes.
7.10. You acknowledge and agree that we may take any of the corrective action regarding DevPay Customer Accounts to the extent we deem necessary or appropriate, in our sole discretion, to (a) comply with law, (b) enforce or apply the Agreement, and these Service Terms, or other agreements or policies applicable to the Services or DevPay Service, or (3) protect the rights, property or safety of our business, a DevPay Customer, or any third party. Corrective action may include (i) suspending, canceling or closing of DevPay Customer Accounts; (ii) re-establishment of DevPay Customer Accounts; and (iii) waiving or refunding of fees on DevPay Customer Accounts. We shall have no liability to you for taking any such actions. You shall promptly comply with any actions we take or may require of you regarding DevPay Customer Accounts. These actions may include, without limitation, reimbursing us for DevPay Customer refunds we issue, discontinuing provision of services on DevPay Customer Accounts we cancel, and re-establishment of services on DevPay Customer Accounts we re-establish. Should you ask us to close a DevPay Customer Account by using a method we have provided for that purpose, we will endeavor to close the DevPay Customer Account reasonably promptly, but we shall have no liability to you for the speed with which we do so or for our failure to do so. You shall indemnify and hold us and our employees, officers, directors and representatives, harmless from and against any and all claims, losses, damages, liabilities, judgments, penalties, fines, costs and expenses (including reasonable attorneys fees), arising out of or in connection with any claim based on or related to any actions we may take with respect to any DevPay Customer Account at your direction, including, without limitation, any closure of a DevPay Customer Account.
7.11. You acknowledge and agree that: (a) you have no expectation and have received no assurances that your business relationship with us will continue beyond the Term (or its earlier termination), that any investment by you in the promotion of any Bundled Application will be recovered or recouped, or that you will obtain any anticipated amount of profits; and (b) you will not have or acquire by virtue of the DevPay Services or otherwise any vested, proprietary or other right in the promotion of any Services or in any related goodwill created by your efforts.
8. Amazon SimpleDB Service (Amazon SimpleDB)
8.1. If during the previous six (6) months you have incurred no fees for Amazon SimpleDB and have registered no usage of Your Content stored in Amazon SimpleDB, we may delete, without liability of any kind, Your Content that is stored in Simple DB upon thirty (30) days prior notice to you.
9. Amazon Fulfillment Web Service (Amazon FWS)
9.1. You may only access and use Amazon FWS to query, access, transmit and receive product and shipping information related to your use of the Fulfillment by Amazon service (“FBA Service”) sold and provided by Amazon Services LLC (“Amazon Services”) in accordance with any applicable FBA Specifications (as defined below).
9.2. To use Amazon FWS, you must have an Amazon seller account (your “Seller Account”) that is in good standing and be registered to use the FBA Service. Your use of the FBA Service and your Seller Account is solely subject to Amazon Services’ policies, procedures, the Amazon Business Services Agreement or other applicable user agreements. Amazon FWS is only a technical interface that enables you to access and process certain information related to your Seller Account. AWS will have no liability to you or any third party related to your Seller Account.
9.3. You may use Amazon FWS only to administer product and shipping information associated with your Seller Account. When registering for Amazon FWS, you must use the same username and password which is associated with your Seller Account. You may not develop or use an application to access Amazon FWS that collects, processes or stores the account identifiers or other security credentials (including usernames and passwords) of any third party associated with AWS or any of its affiliates.
9.4. You and Your Content will comply with any technical and operational specifications, security protocols and other documentation or policies provided or made available by us with respect to Amazon FWS (the “FBA Specifications”). We reserve the right to update or modify the FBA Specifications at any time. Prior to making Your Content available for commercial use, you will thoroughly test Your Content to ensure that it operates properly with Amazon FWS, including, without limitation, that it complies with the FBA Specifications.
10. Amazon Elastic MapReduce
10.1. We may collect certain information about computing jobs you run using Amazon Elastic MapReduce, including CPU utilization, memory usage, IO performance, and error and information messages.
10.2. You are responsible for all fees incurred from your use of Amazon Elastic MapReduce regardless of the results obtained, the quality of the resulting data, or whether a computing job runs successfully. Use of Amazon Elastic MapReduce requires use of Amazon EC2 and Amazon S3, and certain features require use of Amazon SimpleDB. You are responsible for the separate fees you accrue for Amazon EC2, Amazon S3, and Amazon SimpleDB.
10.3. You are solely responsible for monitoring the status of your computing jobs. We may throttle or terminate computing jobs that we determine degrade the performance of Amazon Elastic MapReduce, the Services, or any component of the Services. We are not responsible for any data loss or data corruption that occurs as part of your computing jobs.
11. Amazon CloudWatch and Auto Scaling
11.1. You may only use Amazon CloudWatch to perform monitoring and auto-scaling functions in connection with Amazon EC2. Amazon CloudWatch enables Auto Scaling in connection with Amazon EC2. Auto Scaling requires use of both Amazon CloudWatch and Amazon EC2.
11.2. In connection with Auto Scaling, we may launch additional Amazon EC2 instances or terminate Amazon EC2 instances based on conditions you set. You are responsible for the separate fees you accrue for Amazon EC2. You are responsible for all fees incurred from your use of Amazon CloudWatch and Auto Scaling regardless of the results obtained or the quality or timeliness of the results. Charges for Amazon CloudWatch will accrue as soon as you use begin using Amazon CloudWatch or Auto Scaling functionality.
11.3. Amazon CloudWatch collects and stores certain information for the Amazon EC2 instances you are monitoring, including CPU utilization, data transfer, and disk usage and activity. Amazon CloudWatch metric data is kept for 14 days; we may delete CloudWatch metric data, without liability of any kind, at any time after 14 days.
12. Elastic Load Balancing
12.1. You may only use Elastic Load Balancing to provide load balancing functionality in connection with Amazon EC2. You must have instances running in all Availability Zones across which you want to balance loads with Elastic Load Balancing.
12.2. Use of Elastic Load Balancing requires use of Amazon EC2. You are responsible for the separate fees you accrue for Amazon EC2. You are responsible for all fees incurred from your use of Elastic Load Balancing regardless of the results obtained or the quality or timeliness of the results. Charges for Elastic Load Balancing will accrue as soon as you use begin using Elastic Load Balancing functionality.
13. AWS Import/Export
13.1. As part of AWS Import/Export Disk, you may send physical storage media (the “Media”) to us that we will use to either (a) transfer data contained on the Media into supported AWS Services as Your Content, or (b) transfer certain of Your Content to the Media (such data contained on Media either before or after transfer, “Data”) and provide the Media to you. You will not deliver to us, and we may refuse to accept, any damaged, defective or unreadable Media or any Media otherwise not shipped in accordance with the Agreement (collectively, “Unsuitable Media”). We may return or dispose of any Unsuitable Media, or erase Data on such Unsuitable Media, and you will reimburse us for any expenses we incur in connection with any Unsuitable Media. If you request and we return Unsuitable Media to you, you agree that we will select the shipping carrier and handling standards for return of such Unsuitable Media in our sole discretion, and the carrier and standards may not be the same as (and may cost more) than those we use for shipping media in connection with AWS Import/Export generally. For avoidance of doubt “Media” includes “Unsuitable Media”.
13.2. As part of AWS Import/Export Snowball, we will ship you an agreed upon number of “Snowball” hardware appliances (each an “Appliance”) and provide you with access to the AWS Snowball Client (together with the software contained on the Appliance, and any updates or upgrades to the foregoing, the “Snowball Software”). You agree that you will not allow any Appliance to leave the United States state or non-U.S. country to which the Appliance is shipped until you provide it (in the same U.S. state or non-U.S. country) to a carrier for redelivery to us. After you receive an Appliance, you may: (a) transfer data onto the Appliance for upload by us into a supported AWS Service as Your Content after you return the Appliance, (b) transfer data you requested we copy to the Appliance onto your own systems, and provide the Appliance to the carrier for return to us (such data in (a) or (b) contained on Appliances before, during, or after transfer, also “Data”), or (c) if using a “Snowball Edge” Appliance as described on the AWS Site, transfer Data onto the Appliance and use the Appliance for certain computing workloads as described in the Documentation. We may request that Appliances be returned to us at any time for any reason, and you will promptly return requested Appliances to us. Appliances collect and provide us with metrics regarding the use of Appliances, including without limitation boot times, size of transferred files, duration of transfers, and errors or timeouts. These metrics may be associated with your account ID and we may use these metrics to provide, maintain, and improve the quality and feature set of the Service Offerings.
13.3. As part of AWS Import/Export Snowmobile, we will transport a containerized data center and networking equipment (collectively, “Snowmobile”), and, in certain cases, auxiliary power and chilling units, to a designated transfer location (the “Transfer Site”). The Snowmobile, power generator, chiller unit, related vehicles, and all software provided in connection with the foregoing are collectively “Snowmobile Materials.” You will cooperate with us to meet all requirements for deploying Snowmobile Materials, including surveying, securing and maintaining the Transfer Site, obtaining all necessary licenses and permits for operation of the Snowmobile Materials at the Transfer Site, and allowing access for us and our affiliates’ employees, subcontractors, and agents (collectively, “Snowmobile Personnel”) to setup, maintain, inspect, repair, operate and remove Snowmobile Materials. After Snowmobile Materials are deployed, you may transfer data onto the Snowmobile (such data contained on the Snowmobile before, during, or after transfer, also “Data”). Once the transfer is complete, authorized Snowmobile Personnel will transport the Snowmobile to the selected AWS region for upload of Data into a supported AWS Service as Your Content.
13.4. You will comply with all specifications and documentation for AWS Import/Export as provided and updated by us from time to time, including shipping and encryption requirements, the AWS Import/Export Disk Pack and Ship Check List , the AWS Import/Export Snowball User Guide, and any documentation on the AWS Site or an Appliance.
13.5. You will be solely responsible for all shipping and handling costs (which may include costs of freight and transit insurance) for shipping Media and Appliances to or from us. For AWS Import/Export Disk, we may pay some reasonable return shipping charges as described on the AWS Import/Export Disk section of the AWS Site. You are responsible for payment of all customs, duties, taxes and other charges in connection with Media and Appliances being shipped to or from us. Use of AWS Import/Export may require or allow use of supported AWS Services, which are subject to the applicable terms of this Agreement. You are responsible for the separate fees you accrue for AWS Services.
13.6. For AWS Import/Export Disk, you will bear the entire risk of loss of, or damage to, any Media while in transit and you are solely responsible for obtaining insurance at your expense. For AWS Import/Export Snowball, you are responsible for the entire risk of loss of, or any damage to, an Appliance once it has been delivered by the carrier to your address until the carrier accepts the Appliance for delivery back to us. For Appliances that are not Snowball Edge Appliances, we may charge you a lost device fee of $7,500 USD if the Appliance is lost or irreparably damaged after it has been provided to you until the carrier accepts the Appliance for delivery back to us, or if you do not provide the Appliance to the carrier for return to us within 90 days of the date it was delivered to you. For Snowball Edge Appliances, we may charge you a lost device fee of $15,000 USD if the Appliance is lost or irreparably damaged after it has been provided to you until the carrier accepts the Appliance for delivery back to us, or if you do not provide the Appliance to the carrier for return to us at our request. If we receive an Appliance back from you and it has any damage which it did not have when we sent it to you, you may be charged the cost to us of fixing the damage or, if the damage cannot be reasonably fixed, the applicable lost device fee. For avoidance of doubt, lost device fees do not limit your liability under this Agreement. For AWS Import/Export Snowmobile, you are responsible for the entire risk of loss of, or any damage to, Snowmobile Materials once they arrive at the Transfer Site until the Snowmobile Materials depart the Transfer Site under the supervision of authorized Snowmobile Personnel. You may not allow Snowmobile Materials to leave the Transfer Site other than under the supervision of authorized Snowmobile Personnel.
13.7. You will retain title to any Media and Data we receive from you and store on an AWS Service (or provide to you upon your request) as part of AWS Import/Export. You supply us with Media and Data, and YOU use Media, Appliances, Snowball Software, AND Snowmobile Materials entirely at your own risk. You should back-up Data prior to transfer onto an Appliance, Snowmobile or Media and prior to delivery to us, and you should not delete any of Your Content on an AWS Service before transferring such content from an Appliance, Snowmobile or Media onto your own systems. Your Data should not include live or production data or any other data that you are not prepared to lose. We are not responsible for and will not be held liable for any delay, damage or loss incurred in connection with AWS Import/Export, including without limitation loss, damage, destruction or misuse of ANY Data or any systems or equipment used in connection with AWS Import/Export. Our confirmed receipt of delivery or notification of shipment or transport does not: (a) indicate or imply that any Media, Appliance, Snowmobile Materials, or Data has been or will be delivered or was received free of loss, damage or destruction, or that any loss or damage to, or any destruction of, any Media, Appliance, Snowmobile Materials, or Data later discovered is not your responsibility; (b) indicate or imply that we actually received the number of units of Media or Appliances specified by you for such shipment; or (c) waive, limit or reduce any of our rights under the Agreement. We reserve the right to impose, and change, from time to time, limitations on the delivery of your Media or Data, and you will comply with any of these restrictions or limitations.
13.8. You represent that you have all necessary rights to (a) provide the Media and/or Data (whether contained on an Appliance, Media or Snowmobile) to us for upload into supported AWS Services, (b) receive Appliances and/or Snowmobiles and use them as permitted by us, (c) transfer Data to the Media, Appliance or Snowmobile, and (d) authorize our transfer of any Data specified by you to the Media, Appliance or Snowmobile and to you. Without limiting the foregoing, if Data includes personal information, personally identifiable information, personal data, any information about a person or individual, or any other data covered by applicable law or regulation, you represent that you have obtained all necessary rights to transfer such Data to or from the AWS region you select, and you will comply with all of your obligations with respect of such Data as required by applicable law or regulation, which may include obtaining consent of the subjects of such Data. We may reproduce Data as necessary to transfer it between Media, Appliances or Snowmobiles and supported AWS Services.
13.9. IN ADDITION TO THE DISCLAIMERS IN THE AGREEMENT, WE HEREBY DISCLAIM ANY DUTIES OF A BAILEE OR WAREHOUSEMAN, AND YOU HEREBY WAIVE ALL RIGHTS AND REMEDIES OF A BAILOR (WHETHER ARISING UNDER COMMON LAW OR STATUTE), RELATED TO OR ARISING OUT OF ANY POSSESSION, STORAGE OR SHIPMENT OF MEDIA OR DATA BY US OR OUR AFFILIATES OR ANY OF OUR OR THEIR CONTRACTORS OR AGENTS. YOU ARE SOLELY RESPONSIBLE FOR APPLYING APPROPRIATE SECURITY MEASURES TO YOUR DATA AND YOUR USE OF MEDIA, APPLIANCES AND SNOWMOBILE MATERIALS, INCLUDING ENCRYPTING SENSITIVE DATA AND NOT ALLOWING UNAUTHORIZED ACCESS TO ANY MEDIA, APPLIANCE OR SNOWMOBILE.
13.10. In addition to your indemnification obligations under the Agreement, you agree to indemnify, defend and hold us, our affiliates and licensors, each of our and their business partners (including third party sellers on websites operated by or on behalf of us) and each of our and their respective employees, officers, directors and representatives, harmless from and against any and all claims, losses, damages, liabilities, judgments, penalties, fines, costs and expenses (including reasonable attorneys’ fees), arising out of or in connection with any claim arising out of the Media, Data, and your use of Appliances, Snowball Software or Snowmobile Materials, including (a) any personal injury, death or property damage (tangible or intangible) related to the foregoing, (b) any sales, goods and services, use, excise, import, export, property, value added or other taxes or duties assessed or imposed on us or our affiliates in connection with or as a result of the storage, shipping or other actions taken by you or us with respect to your use of AWS Import/Export; or (c) any legal or regulatory violation arising under the laws or regulations of any country (including without limitation privacy regulations) related to your use of AWS Import/Export.
13.11. Once AWS Import/Export services are complete, we will return the Media to you or destroy Unsuitable Media, delete Data from the Appliance, or delete Data from the Snowmobile, as applicable. We may return Media to you for any reason, including upon termination of the Agreement or the AWS Import/Export Service. Returned Media will be sent to your designated shipping address. Media shipped to us for import into or export from supported AWS Services in the EU (Ireland) Region must originate from and be returned to an address within the European Union or the European Economic Area. If we are unable to return Media to you due to any issue with your address or Media, we will attempt to notify you, and you will have thirty (30) calendar days from the date we provide notification to resolve the issue. If the issue is not resolved, the Media will be deemed Unsuitable Media subject to disposal and we may erase Data and dispose of Media in any manner and we have no obligation to reimburse or compensate you in connection with such erasure or disposal.
13.12. Notwithstanding anything to the contrary in the Agreement, you may give agents and subcontractors of your choosing access to the private key associated with your AWS account solely for the purpose of (a) preparing Data for import, export or processing using AWS Import/Export or (b) confirming the integrity of Data imported, exported or processed using AWS Import/Export. You remain fully responsible for and indemnify us for all activities undertaken by such third parties under your account. Other than as specifically set forth in this section, all terms and conditions of the Agreement continue to apply to your use of the Services.
13.13. The Appliances, Snowmobile Materials ,Snowball Software and all other proprietary information, know-how, programming, software, trademarks, trade secrets, plan drawings, requirements, specifications, designs, and patterns furnished or created by us or our agents or contractors and all property rights embodied therein are and will remain our sole property at all times. Except as explicitly stated, at no point do we sell, rent, lease or transfer any ownership or other rights to the Appliance or Snowmobile Materials to you. You may not use the Appliance or Snowmobile Materials in any manner not expressly permitted herein. Without limiting the foregoing, you will not (or attempt to), and will not permit or authorize third parties to (or attempt to), (a) reverse engineer, disassemble, or decompile the Appliance or the Snowball Software or Snowmobile Materials or apply any other process or procedure to derive the source code of any Appliance, Snowball Software or Snowmobile Materials; (b) scan, x-ray, open, modify, alter, disassemble or otherwise attempt to view the inside of or tamper with the Appliance or Snowmobile Materials; (c) access, move or relocate the Snowmobile Materials in any way, or (d) circumvent or disable any features or measures in the Appliance, Snowball Software or Snowmobile Materials. Snowball Software contained on Appliances is a “Service Offering” and your use of such Snowball Software is governed by the applicable terms of the Agreement. Your use of the AWS Snowball Client and any downloadable Snowball Software is governed by the licenses included with such Snowball Software.
13.14. You will return all Appliances to us regardless of the external condition of the Appliance and even if you believe the Appliance may be damaged or non-functional. Although the used Appliance is not waste electrical and electronic equipment, and you will not be the final user of the Appliance, for the avoidance of doubt you understand that the Appliance is not to be disposed of as waste electrical and electronic equipment, including as unsorted municipal waste or in any other waste collection process, that your return of the Appliance to us according to the terms of the Agreement will contribute to extension of the useful life of the Appliance and its responsible handling and recycling by us when it reaches its end of life, and that the disposal or improper handling of the Appliance, as with other electrical and electronic equipment, could have potentially adverse effects on the environment and human health as a result of the presence of hazardous substances in such equipment. For avoidance of doubt, the terms of this section also apply to internal batteries included within Appliances. You are not permitted to access, move or relocate the internal batteries of Appliances. The Appliance is marked with a crossed-out wheelie bin symbol to reflect these requirements and in compliance with waste-related regulatory requirements in certain jurisdictions.
13.15. For AWS Import/Export Disk, we will not act as the importer of record for your shipments of Media or Data. If we are importing or exporting your shipments of Media or Data into the Asia Pacific (Singapore) Region, you will not act as the importer of record and you represent and warrant that: (a) You are not a resident of Singapore; (b) You have a business establishment or fixed establishment outside of Singapore and not in Singapore; (c) You are domiciled outside Singapore if you have no business or fixed establishment in any country; and (d) You are not registered or required to be registered for GST in Singapore.
You will notify us if, at any time, you are using the AWS Import/Export Disk service to ship Media or Data into the Asia Pacific (Singapore) Region and you are not acting as the importer of record, and you become unable to make any of the above representations and warranties.
If you are not acting as the importer of record on your shipment of Media or Data to the Asia Pacific (Singapore) Region, then the Media or Data must (i) be returned to a location outside of Singapore, (ii) be exported on an FCA basis; and (iii) you must be importer of record in the country that the Media or Data is returned to.

13.16. You are responsible for complying with all applicable data protection, import, re-import, export, and re-export control laws, including any applicable license requirements, and country-specific sanctions programs. Without limiting the foregoing, you are solely responsible for compliance related to the manner in which you use Appliances, Media, Snowball Software or Snowmobile Materials, including your transfer, upload, and download of your data, goods, software, or technology and the provision of your data, goods, software, or technology to End Users. You are responsible for serving as the exporter and importer of record (as applicable) for your Media, data, goods, software, or technology, and you accept that AWS will not participate in the export or import procedure. If you are using Appliances, Media, Snowball Software, or Snowmobile Materials for dual use items in the European Union, you represent that you, or the legal entity you represent, are “established” in the European Union; or, if you are not “established” in the European Union, that you will not upload, request that we download, or export such dual-use items outside the European Union. If you are using Appliances, Media, Snowball Software or Snowmobile Materials in the European Union for military items, you represent that you, or the legal entity you represent, are permitted by the Member State of your incorporation to upload, request that we download or export any such military items from that Member State, and it is a condition of this Agreement and your use of AWS Import/Export that you are so permitted.
13.17. We may provide you with custom air filters for use with Appliances (“Filters”). Filters are provided “as is” and we make no representation or warranty regarding Filters. Except to the extent prohibited by law, we expressly disclaim all warranties of any kind related to Filters, including any implied warranties of merchantability, quality, or fitness for a particular purpose. You use Filters entirely at your own risk. We are not responsible and will not be liable for any loss, damage, destruction or misuse of any systems or equipment you use in connection with Filters, including without limitation Appliances.
14. Amazon Virtual Private Cloud (Amazon VPC)
14.1. You may only use Amazon VPC to connect your computing resources to certain AWS computing resources via a Virtual Private Network (VPN) connection.
14.2. Use of Amazon VPC requires the use of other Services. You are responsible for all applicable fees associated with your use of other Services in connection with Amazon VPC. When you transfer data between AWS computing resources running inside Amazon VPC and AWS computing resources running outside Amazon VPC, you will be charged VPN data transfer rates in addition to any applicable Internet data transfer changes. VPN connection charges accrue during any time your VPN connection is in the “available” state.
14.3. You are solely responsible for the configuration, operation, performance and security of all equipment and computing resources you use with Amazon VPC, including any gateways or other devices you use to connect to Amazon VPC.
15. AWS Multi-Factor Authentication (AWS MFA)
15.1. You may only use AWS MFA in connection with accessing your AWS account.
15.2. Your use of AWS MFA requires the use of other Services. You are responsible for all applicable fees associated with your use of other Services in connection with AWS MFA.
15.3. You are solely responsible for the procurement and for the configuration, operation, performance and security of any hardware or non-AWS software that you use in connection with AWS MFA, including any compatible authentication devices.
16. Amazon Relational Database Service (Amazon RDS)
16.1. You may only use Amazon RDS to store, query, retrieve and serve data and other content owned, licensed or lawfully obtained by you. You acknowledge that neither we nor our licensors are responsible in any manner, and you are solely responsible, for the proper configuration of database security groups and other security settings associated with Amazon RDS.
16.2. You may store snapshots of Your Amazon RDS Content for later use in Amazon RDS but snapshots cannot be downloaded outside the Services.
16.3. We may terminate your Amazon RDS database instance if you attempt to access or tamper with any software we pre-load on the database instance, including the operating system software running on the database instance.
16.4. You are responsible for configuring your backup retention period to give yourself enough time to recover data from your backups in the event of a hardware or file system failure.
16.5. Reserved DB Instance Pricing. You may designate Amazon RDS database instances as subject to the reserved pricing and payment terms (“Reserved DB Instance Pricing”) set forth on the Amazon RDS detail page on the AWS Site (each designated instance, a “Reserved DB Instance”). You may designate database instances as Reserved DB Instance by calling to the Purchasing API or selecting the Reserved DB Instance option in the AWS console. When you designate a database instance as a Reserved DB Instance, you must designate a region, instance type and quantity for the applicable Reserved DB Instances. The Reserved DB Instances may only be used in the designated region. We may change Reserved DB Instance Pricing at any time but price changes will not apply to previously designated Reserved DB Instances. We may terminate the Reserved DB Instance Pricing program at any time. Reserved DB Instances are noncancellable, and you will owe the Reserved DB Instance Pricing for the duration of the term you selected, even if the Agreement is terminated. Reserved DB Instances are nontransferable and all amounts paid in connection with the Reserved DB Instances are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual Reserved DB Instance type, or terminate the Reserved DB Instance Pricing program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated Reserved DB Instances. Upon expiration or termination of the term of a Reserved DB Instance, the Reserved DB Instance Pricing will expire and standard on-demand usage prices will apply to the database instance. In addition to being subject to Reserved DB Instance Pricing, Reserved DB Instances are subject to all data transfer and other fees applicable under the Agreement.
16.6. Using Oracle Software.
16.6.1 “License Included”. As part of the Services, you may be allowed to use certain software (including related documentation) described on the AWS Site developed and owned by Oracle America, Inc. or its affiliates (“Oracle”) and Oracle’s licensors (collectively, the “Oracle Software”). If you choose to use the Oracle Software and do not already have a license from Oracle for that Oracle Software, Oracle and its licensors require that you agree to these additional terms and conditions:

•
Oracle or its licensors retains all ownership and intellectual property rights in the Oracle Software, and title to the Oracle Software does not transfer to you or any third party by virtue of this Agreement.

•	The Oracle Software is subject to a restricted license and may only be used in connection with the Service Offerings, and only by the individual or legal entity that entered into the Agreement.

•
You may only use the Oracle Software for your internal business operations and in accordance with the Agreement. You may permit agents or contractors (including outsourcers) to use the Oracle Software on your behalf for the purposes set forth in, and subject to, the Agreement, provided you are responsible for the agent’s, contractor’s and outsourcer’s compliance with the Agreement in connection with such use.

•	You may not:

o
assign, grant, or transfer the Oracle Software or any interest in the Oracle Software to another individual or entity, and if you purport to grant a security interest in the Oracle Software, the secured party will have no right to use or transfer the Oracle Software;

o	use the Oracle Software for rental, timesharing, subscription services, hosting, or outsourcing;

o	remove or modify any notice of Oracle’s or its licensors’ proprietary rights;

o	make the Oracle Software available in any manner to any third party for use in the third party’s business operations;

o
duplicate, reverse engineer (unless required by law for interoperability), disassemble or decompile the Oracle Software (including by reviewing data structures or similar materials produced by the Oracle Software); or

o	publish any results of benchmark tests run on the Oracle Software.

•
Third party technology that may be appropriate or necessary for use with some Oracle Software is specified in the related documentation, and that third party technology is licensed to you only for use with the Service Offerings and under the terms of the third party license agreement specified in the documentation, not this Agreement.

•
To the extent permitted by applicable law, Oracle disclaims any liability for any damages, whether direct, indirect, incidental, special, punitive or consequential, and any loss of profits, revenue, data or data use, arising from your use of the Oracle Software.

•
Notwithstanding anything to the contrary elsewhere in the Agreement, Oracle is an intended third party beneficiary of the Agreement, but solely with respect to this Section 16.6.1 of these Service Terms.

•	The Uniform Computer Information Transactions Act does not apply to your use of the Oracle Software.

•	Upon any termination of the Agreement, you must discontinue use of the Oracle Software and any related documentation.
16.6.2 “Bring-Your-Own-License” (BYOL). Under the BYOL option, Amazon RDS enable you to provision Oracle Software to Amazon EC2 instances and use the management capabilities of Amazon RDS for the Oracle Software. You can use the Oracle Software with Amazon RDS if you meet the following conditions:

•
You must have a valid license with “Software Update License & Support” for the Oracle Software you wish to run. The terms of your existing license and support agreement(s) with Oracle continue to apply to your use of the Oracle Software; and

•
You must follow Oracle’s current policies for licensing Oracle Database software in the cloud computing environment. The database instances using the Oracle Software with Amazon RDS reside in the Amazon EC2 environment.

16.7 Using Microsoft Software.
16.7.1 “License Included.” In conjunction with the Services, you may be allowed to use certain software (including related documentation) developed and owned by Microsoft Corporation or its licensors (collectively, the “Microsoft Software”). If you choose to use the Microsoft Software, Microsoft and its licensors require that you agree to these additional terms and conditions:

•	The Microsoft Software is neither sold nor distributed to you and you may use it solely in conjunction with the Services.

•	You may not transfer or use the Microsoft Software outside the Services.

•	You may not remove, modify or obscure any copyright, trademark or other proprietary rights notices that are contained in or on the Microsoft Software.

•	You may not reverse engineer, decompile or disassemble the Microsoft Software, except to the extent expressly permitted by applicable law.

•
Microsoft disclaims, to the extent permitted by applicable law, all warranties by Microsoft and any liability by Microsoft or its suppliers for any damages, whether direct, indirect, or consequential, arising from the Services.

•	Microsoft is not responsible for providing any support in connection with the Services. Do not contact Microsoft for support.

•
You are not granted any right to use the Microsoft Software in any application controlling aircraft or other modes of human mass transportation, nuclear or chemical facilities, life support systems, implantable medical equipment, motor vehicles, weaponry systems, or any similar scenario (collectively, “High Risk Use”). Microsoft and its suppliers disclaim any express or implied warranty of fitness for High Risk Use. High Risk Use does not include utilization of the Microsoft Software for administrative purposes, to store configuration data, engineering and/or configuration tools, or other non-control applications, the failure of which would not result in death, personal injury, or severe physical or environmental damage. These non-controlling applications may communicate with the applications that perform the control, but must not be directly or indirectly responsible for the control function.

•
SQL Server Web Edition may be used only to support public and Internet accessible Web pages, Web sites, Web applications or Web services. It may not be used to support line of business applications (e.g., Customer Relationship Management, Enterprise Resource Management and other similar applications).

16.7.2 License Mobility with Software Assurance (Bring Your Own License or BYOL). Under this option, Amazon RDS enable you to provision Microsoft SQL Server Software to Amazon EC2 instances and use the management capabilities of Amazon RDS for the SQL Server Software. You can use this benefit if only you meet the requirements and have signed up as described here.
16.7.3 Microsoft is an intended third-party beneficiary of this Section 16.7, with the right to enforce its provisions.
17. Amazon Simple Notification Service (Amazon SNS)
17.1. Amazon SNS from the Asia Pacific (Tokyo) Region is sold and provided by AMCS LLC and not AWS, but is otherwise subject to the terms of the Agreement.
17.2. You may only use Amazon SNS to send notifications to parties who have agreed to receive notifications from you.
17.3. We may throttle or restrict notifications if we determine, in our sole discretion, that your activity may be in violation of the AWS Acceptable Use Policy or the Agreement.
17.4. Your notifications sent through Amazon SNS may be blocked, delayed or prevented from being delivered by destination servers and other reasons outside of our control and there is no warranty that the service or content will be uninterrupted, secure or error free or that notifications will reach their intended destination during any stated time-frame. In addition, you acknowledge that we may not be able to provide the service if a wireless carrier delivering Amazon SNS notifications by short messaging service (SMS) terminates or suspends their service. Your payment obligations may continue regardless of whether delivery of your notifications are prevented, delayed or blocked.
17.5. You may not use Amazon SNS to send SMS messages that include Premium Content (as defined in the Mobile Marketing Association Guidelines). You may not charge recipients for receiving Amazon SNS notifications by SMS unless you have obtained the recipient’s express consent. You must advise recipients receiving Amazon SNS notification by SMS that wireless carriers may charge the recipient to receive Amazon SNS notifications by SMS. You must obtain our prior written consent before using Amazon SNS to send SMS messages for:

•	financial transactions or payment services (e.g., mobile banking, bill presentment, bill payment, money transfer, peer-to-peer payment or lending credit, debit or stored value payment services);

•	charitable programs (e.g., soliciting donations for a non-profit organization);

•	sweepstakes or contests;

•	advertisements or promotions for commercial products, goods or services; or

•	location-based services (e.g., where a recipient receives messages based on the geographical location of the recipient’s wireless device).
17.6. Any third party push notification platform that you use in connection with Amazon SNS is Third Party Content under the Agreement, and features of Amazon SNS that depend on such platforms may not be secure, uninterrupted or error-free. Your use of such push notification platform is subject to the platform’s terms and conditions, and you are solely responsible for complying with those terms and conditions. We may change, discontinue or deprecate support for a push notification platform for any reason at any time.
17.7. You and any of your applications that use Amazon SNS must comply with all laws, rules, and regulations applicable in jurisdictions in which your applications are used.
17.8. Through your use of Amazon SNS you will not:

•	Transmit any material that contains viruses, Trojan horses, worms or any other malicious, harmful, or deleterious programs.

•
Offer or purport to offer any Emergency Services. “Emergency Services” means services that allow a user to connect with emergency services personnel or public safety answering points such as 911 or E911 services.

•	Materially violate or facilitate the material violation of any local or foreign law, rule, regulation or order, including laws regarding the transmission of data or software

•	Transmit material that is sexually explicit, relates to “adult services”, or contains sensitive financial or identifying information (such as social security numbers)

•	Resell, sublicense or timeshare the Services or use them on behalf of anonymous or other third parties.

•
Use the Services in hazardous environments (such as operation of nuclear facilities, aircraft navigation, or any other use that may result in foreseeable risk of injury, death, or destruction of property).

18. Consolidated Billing
Consolidated Billing has been incorporated into AWS Organizations (See Section 63).
19. AWS Identity and Access Management (IAM)
19.1. You may use IAM to create additional sets of security credentials (the “User Credentials”) under your AWS account, the format of which may include a username and password, roles, policies, permissions, access keys, and/or a security token. The User Credentials are subject to change: (a) by you through the IAM APIs, or (b) if we determine in our reasonable discretion that a change is necessary. We will promptly notify you of any change we make to the User Credentials.
19.2. You will ensure that all use of the Services under the User Credentials complies with the terms and conditions of the customer agreement between you and us that governs your use of the Services.
19.3. You are responsible for all applicable fees associated with use of the Services in connection with IAM, including fees incurred as a result of any User Credentials. You are responsible for maintaining the secrecy and security of the User Credentials (other than any key that we expressly permit you to use publicly). You are solely responsible, and we have no liability, for any activities that occur under the User Credentials, regardless of whether such activities are undertaken by you, your employees, agents, subcontractors or customers, or any other third party. You are responsible for the creation, distribution, and security (including enabling of access) of all User Credentials created under your AWS account, including credentials that you have used IAM to create or disclose to other parties.
19.4. Except as otherwise provided by AWS, you may only use User Credentials for your internal use and may not expose your User Credentials publicly. You may not sell, transfer or sublicense or authorize the creation of User Credentials (other than public use of any key that we expressly permit you to use publicly) to any other party; provided that, you may disclose or cause to be disclosed User Credentials to your agents or subcontractors that are performing services for you, solely to allow the agents or subcontractors to use the Services on your behalf in accordance with the agreement between you and us that governs your use of the Services.
19.5. Any third party identity provider that you use in connection with the Service Offerings is Third Party Content under the Agreement and may be provided directly to you by a third party under separate terms and conditions. You are solely responsible for complying with those terms and conditions. We may change, discontinue or deprecate support for an identity provider for any reason, including if the continued use of the identity service (a) poses a security or intellectual property issue, (b) is economically or technically burdensome, or (c) must be terminated to comply with the law or requests of governmental entities.
20. Amazon Route 53
20.1. You may use Amazon Route 53 to answer Domain Name System (DNS) queries for your applications.
20.2. You will not create a hosted zone for a domain that you do not own or have authority over.
20.3. All DNS records (other than Private DNS records) used in connection with Amazon Route 53 will be publicly available and AWS will have no liability for disclosure of those DNS records.
20.4 Domain name registration services are provided under our Domain Name Registration Agreement.
21. AWS Elastic Beanstalk
21.1. The URL used in connection with an AWS Elastic Beanstalk environment will have the formulation [myapp].elasticbeanstalk.com. You will select the “myapp” portion of the URL and will not:

•
include any trademark of Amazon or its affiliates, or a variant or misspelling of a trademark of Amazon or its affiliates – for example, "endlessboots", "amaozn", "smallpartsstore", "amazonauctions", "kindlemagazines", or "kindlewirelessreader" would be unsuitable; or

•	otherwise violate the intellectual property rights of any third party or the AWS Acceptable Use Policy (including, without limitation, containing any offensive, harmful or illegal content).
AWS may reject any URL that fails to comply with this Section. Further, AWS may modify any URL in order to make it compliant with this Section. In addition, AWS may treat any URL that fails to comply with this Section as Prohibited Content.
21.2. The [myapp] portion of the URL is reserved for you only during the time your application environment is running. If you stop running your application environment at any time, for any reason, the [myapp] portion of the URL you were using to run the application environment will no longer be available to you, and will be returned to a pool from which it may be used by another AWS customer.
21.3. AWS may make available reference or sample applications for you to use in connection with AWS Elastic Beanstalk (“Elastic Beanstalk Sample Apps”). Elastic Beanstalk Sample Apps are provided “as is” and you will be charged the same fees for running Elastic Beanstalk Sample Apps as you would be charged for running your own application.
21.4. AWS Elastic Beanstalk is offered at no additional charge, but requires the use of other AWS services. You are responsible for all fees incurred for AWS services used in connection with AWS Elastic Beanstalk.
22. Amazon Simple Email Service (SES)
22.1. We take steps to increase the security and reliability of email you send, attempt to send, or receive using SES (“SES Email”). Like many email service providers, when you send, attempt to send, or receive an email, we (or our third-party providers) may store and scan your SES Email and Your Content included in SES Email. This helps us protect you and SES by preventing and blocking “spam” e-mails, viruses and spyware, and other harmful or unwanted items from being sent and received over SES.
22.2. Your use of SES and all SES Email must comply with the AWS Acceptable Use Policy and the Agreement. We may throttle, suspend or terminate your access to SES, or block or decline to send and/or receive any SES Email, if we determine in our sole discretion that

•	our scan of SES Email or Your Content included in SES Email reveals abusive or low quality email (such as “spam”),

•	SES Email bounces back to us or we receive abuse complaints (including complaints from third parties) in connection with your SES Email,

•	the source or ReturnPath email address you have provided us for “address bounces” or complaints is not successfully receiving email, or

•	your use of SES Email does not comply with the AWS Acceptable Use Policy or the Agreement, or

•	your SES Emails or Your Content include an attachment in a format that we do not support.
22.3. Your SES Emails may be blocked, delayed or prevented from being delivered by destination email servers and other reasons outside of our control. Your payment obligations continue regardless of whether delivery of your emails is prevented, delayed or blocked.
22.4. You are solely responsible for ensuring any emails you send and receive using SES comply with the Federal CAN-SPAM Act. AWS is not the “sender” as defined in the Federal CAN-SPAM Act. You will not use SES in connection with an open mail relay, including, without limitation, an open mail relay in the form of an SMTP server, unrestricted web form, or otherwise.
22.5. Your SES Emails may be blocked, delayed or prevented from being received due to your configuration of the Service. You are solely responsible for the proper configuration of the Service to ensure the receipt of emails.
23. AWS CloudFormation
23.1. You may use AWS CloudFormation to create a collection of AWS resources and provision them.
23.2. AWS may make sample templates available for you to use in connection with AWS CloudFormation. All sample templates are offered “as is” and you are solely responsible for your use of the sample templates.
23.3. Any templates you use in connection with AWS CloudFormation must comply with the Agreement and the AWS Acceptable Use Policy and you are solely responsible for your use of any templates.
23.4. AWS CloudFormation is offered at no additional charge, but requires the use of other AWS services. You are responsible for all fees incurred for AWS services used in connection with AWS CloudFormation.
24. AWS Direct Connect
24.1. You may use AWS Direct Connect to establish a dedicated network connection between your network and your AWS resources by using connection types and locations supported by AWS. When you establish a dedicated connection, your network traffic that would have otherwise been routed over the Internet may be routed through your dedicated network connection, including your network traffic sent to or from (i) services offered by other affiliates of Amazon.com, Inc. or (ii) the AWS resources of other AWS customers.
24.2. The hardware and equipment you use with AWS Direct Connect must comply with the Documentation provided by AWS. You are responsible for protecting your AWS Direct Connect connections, including using physical security, firewalls and other network security tools as appropriate.
24.3. AWS will permit data center operator or other service provider to connect your hardware to AWS’s hardware at the AWS Direct Connect location(s) that you select. AWS will provide the necessary information to enable the data center operator or other service provider to establish and monitor this connection, including your name, email address, network configuration, activity information, and AWS account number.
24.4. You are responsible for your separate relationship with the data center operator or other service provider, including compliance with your agreement with, and the policies and procedures of, the data center operator or other service provider, and payment of applicable fees to the data center operator or other service provider. You are responsible for providing or procuring (and AWS will not own) any equipment or cabling necessary to establish this dedicated connection. Neither AWS nor any of its affiliates are responsible for the actions, errors or omissions of any employees or contractors of data center operators or service providers, including if the employees or contractors fail to follow instructions from you or AWS.
24.5. We may disconnect your AWS Direct Connect connection at any time for any reason. If the connection you establish as part of AWS Direct Connect is temporarily unavailable or terminated, AWS will route traffic bound for your AWS resources over the public Internet and AWS’s standard data transfer charges will apply. However, if you are using Amazon Virtual Private Cloud (VPC), traffic bound for your Amazon VPC resources will be routed through an IPsec VPN connection. If an IPsec VPN connection is unavailable, traffic bound for your Amazon VPC resources will not be delivered.
25. Amazon ElastiCache
25.1. You may only use Amazon ElastiCache to store, query, retrieve and serve Your Content. You are solely responsible, for the proper configuration of all security settings associated with Amazon ElastiCache.
25.2. You may not access or tamper with any software we install on the cache nodes as part of Amazon ElastiCache.
25.3. Amazon ElastiCache is designed for the ephemeral storage of Your Content. You are responsible for maintaining a persistent data storage for Your Content, and routinely archiving Your Content to prevent the loss of Your Content.
25.4. Replacement cache nodes automatically generated by Amazon ElastiCache may have different IP address, and you are responsible for reviewing your application configuration to ensure that your cache nodes are associated with the appropriate IP addresses.
25.5. We may apply software updates on your behalf if we determine there is a security vulnerability in the system or software we install on the cache nodes as part of Amazon ElastiCache.
25.6. Reserved Cache Node Pricing. You may designate Amazon ElastiCache cache node as subject to the reserved pricing and payment terms (“Reserved Cache Node Pricing”) set forth on the Amazon ElastiCache detail page on the AWS Site (each designated instance, a “Reserved Cache Node”). You may designate cache nodes as Reserved Cache Nodes by calling to the Purchasing API or selecting the Reserved Cache Node option in the AWS console. When you designate a cache node as Reserved Cache Node, you must designate a region, cache node type, Reserved Cache Node type, and quantity for the applicable Reserved Cache Node. The Reserved Cache Node may only be used in the designated region. We may change Reserved Cache Node Pricing at any time but price changes will not apply to previously designated Reserved Cache Nodes. We may terminate the Reserved Cache Node Pricing program at any time. Reserved Cache Nodes are nontransferable and all amounts paid in connection with the Reserved Cache Nodes are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual Reserved Cache Node type, or terminate the Reserved Cache Node Pricing program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated Reserved Cache Nodes. Upon expiration or termination of the term of a Reserved Cache Node, the Reserved Cache Node Pricing will expire and standard on-demand usage prices will apply to the cache node. In addition to being subject to Reserved Cache Node Pricing, Reserved Cache Nodes are subject to all data transfer and other fees applicable under the Agreement.
26. AWS Support
26.1. We will provide “Support” in accordance with the terms of AWS Support Features page available at http://aws.amazon.com/premiumsupport (the “Guidelines”). AWS Support is available only as described in the Guidelines. If you are experiencing problems with one or more Services in connection with your use of any Content that was provided to you by a third party (someone other than yourself or AWS) then AWS Support is not available.
26.2. In providing AWS Support, AWS will use commercially reasonable efforts to (a) respond within the “Response Times” set forth in the Guidelines for all properly submitted cases from authorized individuals, and (b) work towards the identification and resolution of the problems submitted. When submitting a case, you may designate the severity level of a problem; provided that, we reserve the right to reclassify the severity level in our reasonable opinion. All Response Times are measured from the point when a case has been properly submitted by an authorized individual to us. Cases may be submitted as specified in the Guidelines. We do not represent, warrant or guarantee that (i) we will always be able to resolve a case fully, (ii) you will no longer experience a problem, (iii) we will provide a bug fix, patch or other workaround in connection with the identified problem, or (iv) any support or advice will result in any performance efficiency or improvement. You are solely responsible for the implementation and results of any suggestions or advice received.
26.3. Unless otherwise set forth in the Guidelines, AWS Support fees will be the greater of (a) the specified minimum monthly fee, or (b) a percentage of your monthly usage charges for all Services during the billing period. Regardless of when you sign up or terminate AWS Support, you are obligated to pay for a minimum of thirty (30) days of support each time you register to receive the service. Implementation of any suggested configurations or improvements may result in additional fees and charges. We reserve the right to refuse to provide AWS Support to any customer that frequently registers for and terminates the service.
27. AWS GovCloud (US) Service Terms
27.1 You are responsible for satisfying any applicable eligibility requirements for using the AWS GovCloud (US) Region including providing accurate and current registration information. We may require you to provide additional registration information before we permit you to access the AWS GovCloud (US) Region. Such information may include your U.S. person status, as defined by 22 CFR part 120.15 (“US Person”), and whether you are subject to export restrictions under U.S. export control laws and regulations. We may make, directly or through third parties, any inquiries we consider necessary to validate information that you provide to us, including without limitation checking commercial and/or governmental databases. While we may take steps to verify the identity of our Customers, we cannot and do not guarantee any Customer's identity.
27.2 AWS is responsible for maintaining access controls to the AWS GovCloud (US) Region that limit AWS personnel’s physical and logical access to the “AWS Network” to US Persons only. The AWS Network consists of AWS’s internal data center facilities, servers, networking equipment, and host software systems that are within AWS’s reasonable control and are used to provide the AWS Services. You are responsible for all physical and logical access controls beyond the AWS Network including, but not limited to, Customer or End User account access, data transmission, encryption, and appropriate storage and processing of your Content within the AWS GovCloud (US) region. AWS makes no representation or warranty related to the US Persons status of any Customer or End Users that may be granted access to the AWS GovCloud (US) Region by other Customers and their End Users.
27.3 You are responsible for verifying the adequacy of the AWS GovCloud (US) Region for the processing and storage of your Content and that your use of AWS Services will comply with the laws and regulations that may govern your Content. You are also solely responsible for verifying that End Users are eligible to access your Content in the AWS GovCloud (US) region.
27.4 You may only use Amazon VPC to connect your computing resources to the AWS GovCloud (US) region.
27.5 AWS Services may not be used to process or store classified data. If you or your end users introduce classified data into the AWS Network, you will be responsible for all sanitization costs incurred by AWS.
28. Amazon DynamoDB
28.1 You will be charged for the throughput capacity (reads and writes) you provision in your Amazon DynamoDB tables even if you do not fully utilize the provisioned capacity.
28.2 The actual reads and writes performance of your Amazon DynamoDB tables may vary and may be less than the throughput capacity that you provision.
28.3 Reserved Capacity Pricing. You may purchase reserved throughput capacity (reads and writes) subject to the pricing and payment terms set forth on the Amazon DynamoDB detail page on the AWS Site (“Amazon DynamoDB Reserved Capacity”). You may purchase Amazon DynamoDB Reserved Capacity by submitting a request through the AWS console. When you purchase Amazon DynamoDB Reserved Capacity, you must designate a region, quantity, and term. You will be charged (1) a one-time, up-front fee and (2) an hourly fee for each hour during the term based on the amount of Amazon DynamoDB Reserved Capacity you purchase. The Amazon DynamoDB Reserved Capacity may only be used in the designated region and only by the account that purchased the Amazon DynamoDB Reserved Capacity. We may change the pricing for Amazon DynamoDB Reserved Capacity at any time, but price changes will not apply to previously purchased Amazon DynamoDB Reserved Capacity. We may terminate the Amazon DynamoDB Reserved Capacity program at any time. Amazon DynamoDB Reserved Capacity is nontransferable and all amounts paid in connection with the Amazon DynamoDB Reserved Capacity are nonrefundable, except that if we terminate the Agreement (other than for cause) or the Amazon DynamoDB Reserved Capacity program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously purchased Amazon DynamoDB Reserved Capacity. Upon expiration or termination of the term of any Amazon DynamoDB Reserved Capacity, standard on-demand usage prices will apply to the your use of Amazon DynamoDB. Amazon DynamoDB Reserved Capacity is also subject to all storage, data transfer and other fees applicable under the Agreement.
28.4 You may install the local version of DynamoDB only on computer equipment owned or controlled by you and may use it solely (a) for your internal business purposes and (b) in connection with the Services. Your use of DynamoDB Local is governed by the DynamoDB Local License Agreement, located here: DynamoDB Local License Agreement.
29. AWS Storage Gateway
29.1 You may only use the AWS Storage Gateway on computer equipment owned or controlled by you for your internal business purposes, solely to access Your Content used in connection with the Services. Your use of the AWS Storage Gateway is governed by the AWS Storage Gateway License, located here: AWS Storage Gateway License Agreement.
30. AWS Marketplace
30.1 The AWS Marketplace is a venue operated by AWS that allows Content to be offered, sold, and bought. Content may be sold by AWS or a third party, and the party offering or selling the Content may specify separate terms and conditions and privacy policies for the use of the Content. If the Content is offered or sold by a third party, that party will be the seller of record for the Content. AWS is not a party to the terms with respect to Content offered or sold by third parties. Any Content of third parties offered through the AWS Marketplace constitutes “Third Party Content” under the Agreement. While AWS may help facilitate the resolution of disputes between you and third parties, AWS is not responsible for Third Party Content and has no control over and does not guarantee the quality, safety or legality of items advertised, the truth or accuracy of Third Party Content or listings, or the ability of sellers to offer the Content.
30.2 Except to the extent Content is provided to you under a separate license that expressly states otherwise, neither you nor any End User may, or may attempt to, (a) modify, alter, tamper with, repair, or otherwise create derivative works of any Content, (b) reverse engineer, disassemble, or decompile the Content or apply any other process or procedure to derive the source code of any software included in the Content, (c) resell or sublicense the Content, (d) transfer Content outside the Services without specific authorization to do so, or (e) tamper with or circumvent any controls or make unauthorized copies of the Content.
30.3 AWS may stop providing the AWS Marketplace (or any features of or listings within the AWS Marketplace) to you at AWS’s sole discretion, without prior notice to you. In addition, AWS may disable or remove Content already purchased, if AWS determines in its sole discretion that the Content may violate any AWS policies or any other regulations, policies or laws.
30.4 You authorize AWS, its affiliates, and its third-party payment processors and any service providers to charge the payment method you select in your AWS account for Content that you purchase in the AWS Marketplace. This may include one-time payments as well as recurring payments. A “recurring payment” is a payment that occurs at the specified intervals and amounts provided at the time of purchase (e.g. annually or monthly). The applicable fees and billing periods for the Content are listed on the confirmation screen when you place your order. Your authorizations will remain until cancelled. You may cancel your subscriptions at any time by logging into “Your Software Subscriptions” on the AWS Site. Unless we specify otherwise, only valid credit cards may be used to purchase a recurring payment subscription.
30.5 If you have provided your value added tax (VAT) registration number to us so that it can be applied to your purchases on AWS, then the information you provide with your registration (including your VAT registration number and the name and address associated with your VAT registration) will be shared with third parties from whom you have purchased software on the AWS Marketplace to the extent necessary for those third parties to comply with VAT invoicing regulations and requirements.
31. AWS Data Pipeline
31.1 You may only use the AWS Data Pipeline on computer equipment owned or controlled by you for your internal business purposes, solely to access Your Content used in connection with the Services.
31.2 Your use of the AWS Data Pipeline Remote Runner is governed by the AWS Data Pipeline Remote Runner License, located here: AWS Data Pipeline Remote Runner License Agreement.
32. Amazon Elastic Transcoder
32.1 The further distribution of files created by Amazon Elastic Transcoder may require that you obtain license rights from third parties, including owners or licensors of certain third party audio and video formats. You are solely responsible for obtaining these licenses and paying any necessary royalties or fees.
32.2 We do not represent, warrant or guarantee the quality of any files you create through your use of Amazon Elastic Transcoder or that the files will be of a certain fidelity or error free.
33. AWS OpsWorks Stacks
33.1 You may use AWS OpsWorks Stacks to create a collection of AWS resources and provision them.
33.2 AWS may make sample templates available for you to use in connection with AWS OpsWorks Stacks. Sample templates may include Chef recipes and/or sample code. All sample templates are offered “as is” and you are solely responsible for your use of the sample templates.
33.3. Any templates you use in connection with AWS OpsWorks Stacks must comply with the Agreement and the AWS Acceptable Use Policy and you are solely responsible for your use of any templates.
33.4. In addition to any charges you incur for your use of AWS Opsworks Stacks, you are responsible for all fees incurred for AWS services used in connection with AWS OpsWorks Stacks.
33.5. You may install and use the AWS OpsWorks agent solely with AWS Opsworks Stacks or AWS OpsWorks for Chef Automate. Your use of the AWS OpsWorks agent is governed by the AWS OpsWorks Client License Agreement, located here: AWS OpsWorks Client License Agreement.
34. AWS CloudHSM
34.1 You may not access, modify, update or tamper with, or attempt to access, modify, update or tamper with, any of the software installed on the HSM device, except as expressly permitted by us.
34.2 As part of the AWS CloudHSM service, AWS will provide access to HSM devices of its choosing. You have no ownership or rental rights in the specific HSM device to which we provide you access in the course of providing the AWS CloudHSM service.
34.3. In conjunction with the AWS CloudHSM service, you may be allowed to use certain software (including related documentation) developed and owned by SafeNet, Inc. or its licensors (collectively, the “SafeNet Software”). In connection with your use of the SafeNet Software, SafeNet and its licensors require that you agree to the additional terms and conditions located here  .
34.4. If you elect to discontinue use of a HSM device, you must issue a command to delete the contents of the device (i.e., “zero-ize” the device). You will continue to be charged for use of an HSM device until the device has been zero-ized out and you notify us that you wish to discontinue the service.
34.5. Failure of an HSM device can result in unrecoverable data loss. We do not perform backups or implement fault tolerant configurations on your behalf. You are solely responsible for backup and fault tolerant configurations.
35. Amazon AppStream and Amazon AppStream 2.0
35.1. When you use Amazon AppStream and Amazon AppStream 2.0 (collectively, “AppStream”), you also use Amazon EC2, CloudWatch and AutoScaling, S3, and DynamoDB, and your use of AppStream is subject to all the terms that govern those services.
35.2. The software and other content that you upload to run on AppStream (including your AppStream hosted application, dependencies and installer), your AppStream entitlement service, and your AppStream client software are Your Content. The use of Your Content with AppStream, including the transmission of internet video and your distribution of any video decoder in your AppStream client software, may require that you obtain license rights from third parties. You are solely responsible for obtaining necessary licenses and paying any necessary royalties or fees applicable to Your Content.
35.3. Using NVIDIA Software. Use of the graphics processing unit (GPU) of an EC2 instance requires that you use driver software developed and owned by NVIDIA Corporation or its licensors (collectively, the “NVIDIA Software”). If your AppStream application uses the GPU on an EC2 instance, NVIDIA and its licensors require that you agree to these additional terms and conditions:

•
Your use of the NVIDIA Software is subject to the terms and conditions of the License for Customer Use of NVIDIA Software, currently located at http://www.nvidia.com/content/DriverDownload-March2009/licence.php?lang=us   (the “NVIDIA License”). By using the NVIDIA Software, you hereby agree to be bound by the terms of the NVIDIA License.

35.4. We may collect information about Your Content’s use of AppStream, including CPU and GPU utilization, memory usage, IO performance, client type, client session length, transmission latency, client geographic and network locations, video and audio quality, and error and information messages.
35.5. AppStream Stand-Alone; AppStream Materials. We may make AppStream software and other materials (“AppStream Materials”) available to you on instances running in your own AWS account (“AppStream Stand-Alone”). AppStream Stand-Alone may only be used for your evaluation, development and testing purposes, and not for streaming your application to third party end users. AppStream Stand-Alone may enable you to direct us to pre-install certain third-party software on the instance via the applicable CloudFormation template. That third-party software may be subject to separate license terms and you are solely responsible for complying with those terms. AppStream Materials used on AppStream Stand-Alone are AWS Content and are subject to the license restrictions set out in the Agreement. You will only use the AppStream Materials on the AppStream Stand-Alone instance, and you will not download, transmit, or otherwise remove the AppStream Materials from AppStream Stand-Alone instances.
36. Amazon WorkSpaces
36.1. Any Content that you or any End User run on, cause to interface with, or upload to your WorkSpaces is Your Content. You are responsible for maintaining licenses and adhering to the license terms of any of Your Content on your WorkSpaces.
36.2. Using Microsoft Software. In conjunction with the Services, you and your End Users may be allowed to use Microsoft Software. If you choose to use the Microsoft Software, Microsoft and its licensors require that you agree to the additional terms and conditions specified in section 4.2 above.
36.3. You and End Users may only use the WorkSpaces Services for an End User’s personal or office productivity. WorkSpaces are not meant to accept inbound network connections, be used as server instances, or serve web traffic or your network traffic. You may not reconfigure the inbound network connections of your WorkSpaces. We may shut down WorkSpaces that are used in violation of this section or other provisions of the Agreement.
36.4. You and End Users may only use the WorkSpaces client software on computer equipment owned or controlled by you or your End Users for your internal business purposes, solely to access Your Content used in connection with the Services. Your use of the WorkSpaces client software is governed by the WorkSpaces Client Software License Agreement located here: http://help.amazonworkspaces.com/app-terms.html.
36.5. As part of regular operation the Service will be able to perform configurations, health checks, and diagnostics on a regular basis. To complete these tasks the Service will use programmatic access that is provisioned as part of the WorkSpace creation. During the performance of these tasks, the Service may only retrieve performance and log information tied to the operation and management of the Service.
36.6. The charges for the Service apply on a monthly basis. If a WorkSpace is launched after the first of a month, then the monthly price for that WorkSpace will be adjusted on a pro rata basis from the first day it was active to the end of that month. If a WorkSpace is terminated before the end of a month, then the monthly charge will still apply.
36.7. The charges for the Service include the cost of streaming data between your WorkSpaces and End Users’ devices unless you stream via VPN, in which case you will be charged VPN data transfer rates in addition to any applicable Internet data transfer changes. Other WorkSpace data transfer will be charged using Amazon EC2 data transfer pricing.
36.8. You may not attempt to tamper with any software we pre-load on the WorkSpace instance (including the operating system software running on the WorkSpace), or in a way that is not part of normal operations or that attempts to circumvent charges for the Service. During the regular operation of the Service, software installed on any of your WorkSpaces may activate against a license activation server hosted by AWS. You may not attempt to tamper with or use this license activation server in a way that is not part of normal operations or that attempts to circumvent charges for the Service. We may block access to the Service, and suspend your account, if we determine that you are in violation of this section.
36.9. As part of regular operation of the service, WorkSpaces may be updated with latest operating system and software patches. During such updates, only software, documents, and settings that are part of the OS image used for the WorkSpace or part of a user’s profile (D: drive in the WorkSpace) will persist.
36.10. Microsoft BYOL Licensing. Under this option, Amazon WorkSpaces enables you to provision WorkSpaces using your Microsoft Software and Microsoft Licenses (the “WorkSpaces BYOL Program”).You must be eligible to use the WorkSpaces BYOL Program for the applicable Microsoft software under your agreement(s) with Microsoft. You are solely responsible for obtaining all required licenses and for complying with all applicable Microsoft licensing requirements, including the Product Use Rights/Product Terms. Further, you must have accepted Microsoft's End User License Agreement (Microsoft EULA), and by using Microsoft Software under the WorkSpaces BYOL Program, you agree to the Microsoft EULA. You agree that you have determined that your use of the WorkSpaces BYOL Program will comply with the applicable Microsoft licensing requirements. Usage of the Services in violation of your agreement(s) with Microsoft is not authorized or permitted. AWS recommends that you consult with your own advisors to understand and comply with the applicable Microsoft licensing requirements.
36.11. You are responsible for End Users use of your WorkSpaces. You are responsible for determining End User policies and configuring End User policy controls for WorkSpaces.
37. Amazon Cognito
37.1 Any third party identity provider that you use in connection with Amazon Cognito is Third Party Content under the Agreement, and features of Amazon Cognito that depend on such identity providers may not be secure, uninterrupted or error-free. Your use of such an identity provider is subject to the provider’s terms and conditions, and you are solely responsible for complying with those terms and conditions. We may change, discontinue, or deprecate support for an identity provider for any reason and at any time.
37.2 You are responsible for (a) providing legally adequate privacy notices to your end users; (b) obtaining any necessary consent from the end user for the collection, use, transfer, and storage of any name, password, other login information, or personally identifiable information or personal data of any end user that you (or any third-party plug-in or service provider you use) may access; (c) using and authorizing others to access and use the information only for the purposes permitted by the end user; and (d) ensuring the information is collected, used, transferred, and stored in accordance with all laws, rules, and regulations applicable in jurisdictions in which your applications are used.
37.3 Cognito Identity User Pools.
37.3.1 You are solely responsible, and we have no liability, for any activities that result by your use of Cognito User Pools, regardless of whether such activities are undertaken by you, your employees, agents, and/or subcontractors.
37.3.2 You may create Cognito User Pools in association with your AWS Account pursuant to the Terms of this Agreement. You are responsible for the creation and security (including enabling of access) of any Cognito User Pools enabled by your AWS Account. In the event a particular Cognito User Pool(s) has no active users within a reasonable amount of time we may delete in our sole discretion, and without liability of any kind, such Cognito User Pool(s) upon thirty (30) days prior notice to you. You may contact AWS Support if you would like your user data exported to a file prior to deletion.
37.3.3 You are responsible for all applicable fees associated with use of the Services in connection with Cognito User Pools. Cognito User Pools uses SES to send email messages and Amazon SNS to send SMS messages. Your use of Cognito User Pools is subject to the Amazon SNS and SMS Service Terms.
38. Amazon WorkDocs
38.1 Amazon WorkDocs from the Asia Pacific (Tokyo) Region is sold and provided by AMCS LLC and not AWS, but is otherwise subject to the terms of the Agreement.
38.2 You will need an AWS account to start using the Service Offering. Once you have enabled Amazon WorkDocs under your account, End Users can be invited to join, sign up, and start using the Service Offering under your account without each one having a separate AWS account.
38.3 You are responsible for paying the fees for use by you and your End Users of the Service Offering associated with your AWS account.
38.4 Within the Service Offering, your End User accounts are managed by End Users with administrative privileges (“WorkDocs Administrators”). These WorkDocs Administrators can access information about the accounts of other End Users, such as when they last logged in, what documents they viewed, etc. These WorkDocs Administrators can also deactivate other End Users’ accounts and control access to certain functionality, such as restricting the ability to share files with external domains or changing their storage limits.
38.5 We may limit the number of versions that you can store for each file. We will announce any change in limits to the number of versions that you may store in advance of implementing those limits.
38.6 We may delete, without liability of any kind, any of your End Users’ data or Content uploaded to Amazon WorkDocs if the End User is marked “Inactive” in Amazon WorkDocs’ Administrator Dashboard and has not been billed for more than 60 days. We may also delete your Amazon WorkDocs site and Content when you have no End Users marked “Active” within Amazon WorkDocs Administrator Dashboard for more than 60 days.
38.7 If no End User accounts associated with your AWS account have registered any usage of the Service Offering for several months, then we may delete the inactive End Users’ accounts after providing 30 days’ notice.
38.8 You and your End Users may not use the Service Offering to host any files that violate the AWS Acceptable Use Policy. If we determine, in our sole discretion, that your use of the Service Offering may be in violation of the AWS Acceptable Use Policy or the Agreement, then we may delete those files.
38.9 Your use of the Amazon WorkDocs Sync Software is governed by the Amazon WorkDocs Sync License Agreement found here: Amazon WorkDocs Sync License Agreement .
38.10 Your use of an Amazon WorkDocs Application is governed by the Amazon WorkDocs Application License Agreement found here: Amazon WorkDocs Application License Agreement .
38.11 Your use of the Amazon WorkDocs Web Clipper is governed by the Amazon WorkDocs Web Clipper License Agreement found here: Amazon WorkDocs Web Clipper License Agreement  .
39. Mobile Analytics
39.1 Your Data; Privacy. You are solely responsible for all information and data you collect or store using Mobile Analytics (“Your Data”). Your Data is included in the definition of Your Content. Without limiting your obligations under Sections 4 and 9 of the Agreement, you must (a) provide any necessary notice to, and obtain any necessary consent from, end users for the collection, use, transfer, and storage of Your Data (including by us), and (b) collect, use, transfer, and store Your Data in accordance with any privacy notice you provide, and all applicable laws.
40. AWS Config
40.1 You are responsible for all fees incurred for Services, such as Amazon SNS and Amazon S3, used in connection with AWS Config.
41. AWS CodeDeploy
41.1 AWS CodeDeploy to Amazon EC2 instances is offered at no additional charge but requires the use of other AWS Services. AWS CodeDeploy to on-premises instances is offered at the then current fees and charges that are posted on the AWS CodeDeploy detail page on the AWS Site; and may also be used with other AWS Services. You are responsible for all fees incurred for Services used in connection with AWS CodeDeploy.
41.2 AWS may make available reference or sample AppSpec configuration files and applications for you to use in connection with AWS CodeDeploy. These files and applications are provided “as is”, and you are solely responsible for your use of such files and applications. You will be charged the same fees for running them as you would be charged for running your own application.
42. AWS Lambda
42.1 You are responsible for Your Content, including (a) the performance of software you use with AWS Lambda and any reference libraries we provide and (b) maintaining licenses and adhering to the license terms of any software you run.
42.2 You are responsible for all fees incurred for Services used in connection with AWS Lambda.
42.3 We may delete, upon 30 days’ notice to you and without liability of any kind, any of Your Content uploaded to AWS Lambda if it has not been run for more than three (3) months.
43. Amazon WorkMail
43.1 The charges for the Service apply on a monthly basis. If an End User account is created after the first of a month, then the monthly fee for that mailbox will be adjusted on a pro rata basis from the first day it was active to the end of that month. If an End User account is terminated or deleted before the end of a month, then the monthly fee for that End User account will still apply. You are responsible for paying the fees for all End User accounts associated with your AWS account.
43.2 Amazon WorkMail allows you to register a test mail domain (e.g. <yourname>.awsapps.com). You can use the test mail domain as long as you are using Amazon WorkMail. If you stop using Amazon WorkMail, the test mail domain may become available to be registered and used by other Customers. You cannot use the test mail domain for other purposes outside of Amazon WorkMail.
43.3 If your use of Amazon WorkMail is terminated, we may delete your data and your End Users’ mailboxes.
43.4 When you use Amazon WorkMail, you also use AWS Key Management Service, AWS IAM, and Amazon SES, and your use of Amazon WorkMail is subject to the terms that govern those services. You are responsible for the separate fees you may accrue for using AWS Key Management Service.
43.5 Amazon WorkMail provides a filtering service designed to filter unwanted emails, such as spam, phishing emails, and email infected with viruses. You acknowledge that the technological limitations of the filtering service will likely result in the capture of some legitimate email, and the failure to capture some unwanted email, including email infected with viruses.
43.6 Your mail domain and End Users’ accounts may be blocked, delayed or prevented from being delivered by destination email servers and other reasons outside of our control. Your payment obligations continue regardless of whether delivery of your emails is prevented, delayed, or blocked.
43.7 You agree not to use Amazon WorkMail for sending:

•	Bulk emails, such as mass marketing emails

•	Unsolicited and unwanted emails

•	Phishing emails
43.8 Your use and your End Users’ use of Amazon WorkMail must comply with the AWS Acceptable Use Policy, applicable law, and the Agreement. You are solely responsible for understanding and complying with the legal and regulatory requirements applicable to your business. You are solely responsible for ensuring any emails you or your End Users send using Amazon WorkMail comply with the Federal CAN-SPAM Act and all other applicable law. You agree that AWS is not the “sender” of any emails you or your End Users send using Amazon WorkMail as defined in the Federal CAN-SPAM Act and all other applicable laws.
43.9 Amazon WorkMail may log and use information such as server hostnames, IP addresses, timestamps, mail queue file identifiers, and spam filtering information for the purpose of troubleshooting or improving Amazon WorkMail.
44. Amazon Machine Learning
44.1 You may only use Amazon Machine Learning (“Amazon ML”) to process Your Content. You are solely responsible for the proper configuration of all security settings associated with Amazon ML.
44.2 We retain all rights to all improvements we make to any Amazon websites or technologies, including any and all improvements resulting from or related to Amazon ML processing Your Content.
44.3 We may delete, without liability of any kind, any Amazon ML object that remains inactive for more than the number of days specified in the user documentation.
44.4 You are responsible for all fees incurred from your use of Amazon ML regardless of the quality of the results obtained. Your use of Amazon ML requires the use of other Services. You are responsible for all fees incurred for Services used in connection with Amazon ML.
45. Amazon WorkSpaces Application Manager (Amazon WAM)
45.1 Any Content that you or any End User run on, cause to interface with, or upload to Amazon WorkSpaces Application Manager (Amazon WAM) via the Amazon WAM Admin Studio is Your Content.
45.2 You are responsible for maintaining licenses and adhering to the license terms of any of Your Content delivered via Amazon WAM to your WorkSpaces.
45.3 As part of regular operation of Amazon WAM, the Service will be able to perform configurations, health checks, and diagnostics on a regular basis. To complete these tasks the Service will use programmatic access that is provisioned as part of Amazon WAM. During the performance of these tasks, the Service may only retrieve performance and log information tied to the operation and management of the Service.
45.4 As part of regular operation of Amazon WAM, the Service will use the End User and machine identity that is part of your AWS Directory Services environment to check for content that an End User is entitled to use. In addition, content installed on any of your WorkSpaces may activate against a license activation server hosted by AWS. You may not attempt to tamper with this license activation server, or use it in a way that is not part of normal operations or that attempts to circumvent this Service. We may block access to this Service, and suspend your account, if we determine that you are in violation of this Section.
45.5 The charges for the Service apply on a monthly basis. If Amazon WAM is enabled for an End User after the first of a month, then the monthly price for that End User’s subscription will be adjusted on a pro rata basis from the first day it was active to the end of that month. If Amazon WAM is disabled for an End User before the end of a month, then the entire monthly charge will still apply.
45.6 When you use Amazon WAM, including Amazon WAM Admin Studio and Amazon WAM Admin Player applications, you may also use other AWS Services, and use of other AWS Services is subject to the terms that govern those Services. In addition to any charges you incur for your use of Amazon WAM, including Amazon WAM Admin Studio and Amazon WAM Admin Player applications, you are responsible for all fees incurred for AWS Services used in connection with Amazon WAM, including Amazon WAM Admin Studio and Amazon WAM Admin Player applications.
45.7 Amazon WAM Admin Studio, Amazon WAM Admin Player, and Amazon WAM desktop applications are AWS Content and may not be manipulated or reverse engineered in any way.
45.8 You may use the Amazon WAM Admin Studio only to package applications, and the Amazon WAM Admin Player only to validate applications, that will be delivered via Amazon WAM to your WorkSpaces. You may not tamper with either of those applications that we preload as part of the Amazon WAM Admin Studio or Player, the underlying Amazon EC2 AMI, or use the Amazon WAM Admin Studio or Player in a way that is not part of normal operations or that attempts to circumvent this Service.
45.9 You may not attempt to tamper with any software that is part of the Amazon WAM service that we preload on the WorkSpace instance, or use it in a way that is not part of normal operations or that attempts to circumvent this Service.
45.10 As part of regular operation of the Service, we may update Amazon WAM desktop applications with software patches.
45.11 You are responsible for End Users use of Amazon WAM. You are responsible for determining End User policies and configuring End User policy controls for using applications via Amazon WAM.
46. AWS Marketplace for Desktop Apps
46.1 The AWS Marketplace for Desktop Apps is a venue operated by AWS that allows Content to be offered, sold, and bought. Content may be sold by AWS or a third party, and the party offering or selling the Content may specify separate terms and conditions and privacy policies for the use of the Content.
46.2 Except to the extent Content is provided to you under a separate license that expressly states otherwise, neither you nor any End User may, or may attempt to, (a) modify, alter, tamper with, repair, or otherwise create derivative works of any Content, (b) reverse engineer, disassemble, or decompile the Content or apply any other process or procedure to derive the source code of any software included in the Content, (c) resell or sublicense the Content, (d) transfer Content outside the Services without specific authorization to do so, or (e) tamper with or circumvent any controls or make unauthorized copies of the Content.
46.3 AWS may stop providing the AWS Marketplace for Desktop Apps (or any features of or listings within the AWS Marketplace for Desktop Apps) to you at AWS’s sole discretion, without prior notice to you. In addition, AWS may disable or remove Content already purchased, if AWS determines in its sole discretion that the Content may violate any AWS policies or any other regulations, policies or laws.
46.4 You authorize AWS, its affiliates, and its third-party payment processors and any service providers to charge the payment method you select in your AWS account for Content that you purchase in the AWS Marketplace for Desktop Apps. This may include one-time payments as well as recurring payments. A “recurring payment” is a payment that occurs at the specified intervals and amounts provided at the time of purchase (e.g., annually or monthly). The applicable charge for the Content is listed on the confirmation screen when you place your order. Your authorizations will remain until cancelled. If a subscription is purchased after the first of a month, then the monthly price for that Content will be adjusted on a pro rata basis from the first day it was active to the end of that month. If a subscription is cancelled before the end of a month, then the entire monthly charge will still apply. Unless we specify otherwise, only valid credit cards may be used to purchase a recurring payment subscription.
46.5 Third-party support information for each subscription, if any, is set forth on the detail page for the Content. While AWS may help facilitate the resolution of disputes between you and third-party Content creators, for the Content, AWS does not guarantee the quality, safety or legality of items advertised, and support for the Content is the obligation of the third-party Content creator.
46.6 If the Content is offered, sold, or resold by AWS, then it is subject to the terms on the Content’s detail page. If the Content is offered or sold by a third party, that party will be the seller of record for the Content. AWS is not a party to the terms with respect to Content offered or sold by third parties. Any Content offered or sold by third parties through the AWS Marketplace for Desktop Apps constitutes “Third Party Content” under the Agreement. While AWS may help facilitate the resolution of disputes between you and third parties, AWS is not responsible for Third Party Content and has no control over and does not guarantee the quality, safety or legality of items advertised, the truth or accuracy of Third Party Content or listings, or the ability of sellers to offer the Content.
47. AWS Directory Service
47.1 In conjunction with your use of AWS Directory Service, you and your End Users may be allowed to use Microsoft Software. If you choose to use the Microsoft Software, Microsoft and its licensors require that you agree to the additional terms and conditions specified in Section 4.2 above.
47.2 If your AWS account is suspended for sixty (60) days or more, we may delete, without liability of any kind, Your Content and directories that are stored in AWS Directory Service upon thirty (30) days prior notice to you.
47.3 We may terminate your AWS Directory Service directory instance if you attempt to access, tamper with, or modify any software or configuration we pre-load on the directory instance, including the operating system software running on the directory instance.
48. Amazon API Gateway
48.1 You may use the Amazon API Gateway to publish, maintain, monitor, and secure Your Content at any scale to accept and process concurrent API calls, including traffic management, authorization and access control, monitoring, and API version management.
48.2 By using the Amazon API Gateway you acknowledge and agree that established throttling thresholds may vary, cache services may be limited by us in our sole discretion, and version capacity will not exceed 300 deployments per API at any given time. In addition and without limiting your obligations under the Agreement, you agree not to and not to attempt to: (i) access any resources not assigned to you by us; and/or (ii) perform any form of network discovery and/or load testing of Your Content inside the Amazon API Gateway.
48.3 You are solely responsible for the access, operation, performance, and security of all Your Content you use with Amazon API Gateway.
49. AWS Device Farm
49.1 As part of the AWS Device Farm, you may provide us with application package(s), test package(s) (pre-compiled), test script source code, application extension files, and/or auxiliary data files that have been developed by or for you in a format specified by AWS (each, an “App” or “Apps”) for testing on one or more mobile devices, tablets or other devices that we make available through the AWS Device Farm (each, a “Device(s)”). You may select one or more tests in the AWS Device Farm to be performed with your App(s) on the Device(s) you select (a “Test” or “Testing”).
49.2 For any Test run on an Apple Device (each, an “Apple Test”), you represent and warrant that you have an active and valid registered Apple Developer Account under the iOS Developer Program License Agreement with Apple at the time any such Apple Test is run. You appoint us as your Authorized Developer (as defined in the iOS Developer Program License Agreement) for the duration of all Apple Tests and understand that you are responsible to Apple for all actions we undertake in connection with each Apple Test.
Without limiting your obligations under the Agreement, you agree not to and not to attempt to:
     (i) perform any network discovery inside the AWS Device Farm or otherwise in connection with the Test;
     (ii) access any resources not assigned to you by us (including any Devices);
     (iii) generate any internet traffic from within the EC2 instances of AWS Device Farm, unless approved by us; internet traffic should be limited to Devices only;
     (iv) attempt to establish a direct connection to any Device, nor access or connect to other infrastructure components except as permitted by us;
     (v) root, unlock, or jailbreak any Device;
     (vi) modify any files generated by the AWS Device Farm in a manner that would interfere with any Services;
     (vii) install persistent software on Devices or EC2 instances; and/or
     (viii) factory reset or change settings on Devices nor call and/or access third-party servers in a manner that would interfere with any Services.
49.3 You agree not to rely on any Testing or Report for any purpose, including that any App(s) meet any requirements for inclusion in any application repository of any kind (such as the Apple App Store or Google Play Store). You acknowledge and agree that we may disclose the App(s) to third parties solely for purposes of conducting automated security verification.
49.4 We make no representation as to the availability of the AWS Device Farm. We may change the Tests, Reports or Device(s) offering(s) or any other components or services that are a part of or available through the AWS Device Farm at any time.
50. Amazon Elasticsearch Service
50.1 Amazon Elasticsearch Service creates daily automated snapshots of your Amazon Elasticsearch Service domains. We will maintain these automated snapshots for a period of 14 days after they are created. We may delete automated snapshots, without liability of any kind, at any time after 14 days.
50.2 You may not access or tamper with any software we install on the Amazon Elasticsearch Service domains.
50.3 We may apply software updates on your behalf if we determine there is a security vulnerability in the system or software we install on the Amazon Elasticsearch Service domains.
51. AWS Database Migration Service and AWS Schema Conversion Tool
51.1 You may use AWS Database Migration Service solely for the purpose of migrating data to or from Amazon RDS, Amazon Redshift, Amazon S3, or relational databases deployed on Amazon EC2 (collectively, as supplemented by AWS from time to time, the “DMS Supported Services”). Neither you nor any End User may use the Amazon RDS Migration Service to migrate data, directly or indirectly, from a source that is not a DMS Supported Service to a destination that is also not a DMS Supported Service.
51.2 AWS Database Migration Service and the AWS Schema Conversion Tool collect non-personally identifiable metrics regarding your use of the Service Offerings, including the types of database engines used, number of rows processed, duration of the migration or conversion tasks, and migration or conversion task failure status. These metrics may be used by AWS to provide, maintain, and improve the quality and feature set of the Service Offerings.
51.3 The AWS Schema Conversion Tool is AWS Content, and you may install and use it solely for the purpose of migrating your database schemas to Amazon RDS, Amazon Redshift, or relational databases deployed on Amazon EC2 (collectively, as supplemented by AWS from time to time, the “SCT Supported Services”). Neither you nor any End User may distribute the AWS Schema Conversion Tool or use it to migrate database schemas to a destination that is not an SCT Supported Service. If you would like to use the AWS Schema Conversion Tool to migrate database schemas to a destination that is not an SCT Supported Service, contact us for special pricing.
52. Amazon Inspector
52.1 Amazon Inspector, the Amazon Inspector Agent, and any components or files thereof are AWS Content subject to the license restrictions set out in the Agreement. Neither you nor any End User may, or may attempt to, distribute Amazon Inspector.
52.2 Some components of Amazon Inspector are governed by open source software licenses identified in the notice file accompanying the Amazon Inspector Agent. Your license rights with respect to these individual components are defined by the applicable open source software license.
52.3 As part of your use of Amazon Inspector, you will need to install the Amazon Inspector Agent on your EC2 instance(s). As with any interaction between software and a host, this process may result in the termination or replacement of your Amazon EC2 resources due to failure, retirement or other AWS requirement(s). We have no liability whatsoever for any damages, liabilities, losses (including any corruption, deletion, or destruction or loss of data, applications or profits), or any other consequences resulting from the foregoing.
52.4 We may apply software updates on your behalf to the Amazon Inspector Agent if we determine there is a security vulnerability in or a need to update the system or software we install for the Amazon Inspector Agent.
52.5 Amazon Inspector may retain and use information collected by the Amazon Inspector Agent for up to 30 days for the purpose of troubleshooting or improving Amazon Inspector.
52.6 While Amazon Inspector facilitates the identification of security issues, we do not represent, warrant, or guarantee that your resources evaluated using Amazon Inspector or altered based on recommendations made by Amazon Inspector will be of a certain fidelity, error free, or comply with a particular security standard.
53. AWS Mobile Hub
53.1 AWS Mobile Hub can be used by you to connect to AWS Service Offerings as made available from time to time by AWS in its sole discretion. Use of the AWS Mobile Hub is subject to AWS Service Offering terms and applicable pricing. You are responsible for maintaining licenses and adhering to the license terms of any software you download and use in connection with AWS Mobile Hub.
54. AWS IoT
54.1 AWS IoT Services that you enable must comport with AWS IoT Developer Guidelines and this Agreement. AWS Developer IoT Guidelines are subject to change at any time without notice.
54.2 The following data guidelines currently apply to Registry and Shadow Data (as referenced in the AWS IoT Developer Guidelines) stored in connection with individual devices and may be changed at any time without notice. Device Shadow Data for an individual device expires and will be deleted if you do not update the Shadow Data for an individual device within 1 year (12 months). Device Registry Data for an individual device expires and will be deleted if you do not update the Registry data for an individual device within 7 years (84 months). Once the Registry and/or Shadow Data has been updated for an individual device the data restriction time frame for an individual device resets and the Registry and/or Shadow Data storage time frame for an individual device starts over.
54.3 You are responsible for all applicable fees associated with use of the Services in connection with AWS IoT. You are solely responsible, and we have no liability, for any activities that occur in the application and/or use of AWS IoT, regardless of whether such activities are undertaken by you, your employees, agents, subcontractors or customers, or any other third party. You are responsible for the creation, distribution, and security (including enabling of access) of any AWS IoT devices enabled by your AWS account.
55. Amazon QuickSight
55.1 You may enable End Users to use Amazon QuickSight under your account. Termination of your use of Amazon QuickSight, will also terminate such End Users’ use of Amazon QuickSight.
55.2 Amazon QuickSight End User accounts are managed by End Users with administrative privileges (“Amazon QuickSight Administrators”). Amazon QuickSight Administrators can (a) activate and deactivate End Users’ Amazon QuickSight accounts; (b) control End User access to data sets and certain functionality of Amazon QuickSight; and (c) access information about End Users’ use of Amazon QuickSight.
55.3 Amazon QuickSight may use Your Content to make personalized recommendations to you, such as suggested visualizations based on your query history.
55.4 Subject to the Agreement and these Service Terms, you and your End Users may use Amazon QuickSight by logging into quicksight.aws.amazon.com.
56. AWS Certificate Manager
56.1 By using AWS Certificate Manager (“ACM”) you authorize us, Amazon Trust Services, LLC (“ATS”), or our affiliates (collectively, “Amazon CA”) to apply for and obtain SSL/TLS certificates (each, a “Certificate”) from certification authorities located in the United States, some of whom may be third parties, for the domain name you provide to us. By submitting a request for a Certificate, you certify that (1) you are the Domain Name Registrant (as defined in the then current CA/Browser Forum Baseline Requirements Certificate Policy for the Issuance and Management of Publicly-Trusted Certificates (the “CA/B Forum Requirements” currently located at https://cabforum.org/baseline-requirements-documents/)); (2) you have control over the Fully-Qualified Domain Name (as defined in the CA/B Forum Requirements); or that (3) you have been granted authority by the Domain Name Registrant to authorize Amazon CA to apply for and obtain each Certificate. You acknowledge that, solely for purposes of obtaining the Certificate and for no other purposes, you are giving Amazon CA control over the Fully-Qualified Domain Name, and you approve of it requesting the Certificate for the domain name. We may decline to provide you with a Certificate for any reason.
56.2 You agree that:

i.	All information you provide in connection with your use of ACM is and will be accurate and complete information at all times (and you will promptly notify us if your information changes);

ii.	You will review and verify the Certificate contents for accuracy;

iii.
You may use a Certificate provided to you by us solely on servers that are accessible at the subjectAltName(s) listed in the Certificate and will use the Certificate solely in compliance with all applicable laws;

iv.	You will promptly cease using a Certificate, and promptly notify us, in the event that any information in the Certificate is, or becomes, incorrect or inaccurate;

v.
You will promptly cease using a Certificate, and promptly notify us, if the private key associated with the Certificate is, or becomes, subject to a Key Compromise (as defined in the CA/B Forum Requirements) or the Certificate is otherwise subject to misuse;

vi.	You will promptly respond to Amazon CA’s instructions concerning Key Compromise or Certificate misuse;

vii.	You will not modify, sublicense, or create a derivative work of any Certificate (except as required to use the Certificate for its intended purpose) or private key;

viii.	You will not, in connection with use of the Certificate, upload or distribute any files or software that may damage the operation of another’s computer;

ix.	You will not make representations about or use a Certificate except as may be allowed in ATS’s CPS ;

x.	You will not, in connection with use of the Certificate, impersonate or misrepresent your affiliation with any entity;

xi.
You will not permit an entity other than Amazon CA to control the Private Key matching the Public Key in the Certificate (where “Private Key” and “Public Key” are defined by the CA/B Forum Requirements);

xii.	You will not use a Certificate to breach the confidence of a third party or to send or receive unsolicited bulk correspondence; and

xiii.
Notwithstanding anything to the contrary in the Agreement, you acknowledge that Amazon CA (or our applicable third-party contractor) may revoke a Certificate at any time, and you agree that you will cease using the Certificate immediately upon our notice of such revocation.

57. Amazon Lumberyard Engine
57.1 Lumberyard Materials. Amazon Lumberyard consists of an engine, integrated development environment, and related assets and tools we make available at aws.amazon.com/lumberyard/downloads or otherwise designate as Lumberyard materials (collectively, “Lumberyard Materials”). The Lumberyard Materials include the “Lumberyard Redistributables” listed at docs.aws.amazon.com/console/lumberyard/userguide/lumberyard-redistributables . Lumberyard Materials are AWS Content. The term “Lumberyard Materials” does not include Content distributed with the Lumberyard Materials under separate license terms (such as code licensed under an open source license).
57.2 License. In addition to the rights granted to AWS Content under the Agreement, we also grant you a limited, non-exclusive, non-sublicensable (except to End Users as provided below), non-transferrable license to do the following during the Term:

a. Development: You may use, reproduce, modify, and create derivative works of the Lumberyard Materials to develop and support video games, software, audio-visual works, and other content (each work created through use of the Lumberyard Materials is a “Lumberyard Project”). Lumberyard Projects, excluding any AWS Content and Third Party Content included therein, are Your Content.

b. Distribution to End Users: You may use, reproduce, modify, create derivative works of, publicly display, publicly perform, and distribute (including via third party distributors) to End Users the Lumberyard Redistributables (including any permitted modifications and derivatives) as part of a Lumberyard Project. However, you may do so only if (i) the Lumberyard Project provides material content or functionality beyond that provided by the Lumberyard Redistributables themselves, (ii) the Lumberyard Redistributables are integrated into the Lumberyard Project so they are not separately usable by End Users, (iii) you do not distribute in source code form Lumberyard Redistributables that we make available in file formats that are commonly compiled (e.g., C, C++) or for which we make a compiler available, and (iv) you ensure End Users are subject to terms no less protective of the Lumberyard Materials than these Service Terms, including this Section and Sections 57.4 and 57.5 below. You may sublicense these rights, subject to the restrictions in these terms, to your End Users to allow them to use, modify, create new content for, and redistribute your Lumberyard Project (e.g., create new items or levels for a game).

c. Collaboration with other AWS Customers. You may reproduce and distribute (but not sublicense) the Lumberyard Materials (including any permitted modifications and derivatives) (i) to other AWS customers that are contractors of yours solely for the purpose of allowing those AWS customers to perform work on your behalf, (ii) to other AWS customers in connection with work you perform for them as a contractor, and (iii) to up to 5 other AWS customers who you authorize to distribute a Lumberyard Project in connection with your sale or licensing of that Lumberyard Project (e.g., publishers of a game you develop). Those other AWS customers’ rights to the Lumberyard Materials are governed by their agreement(s) with us.
57.3 No License Fee. There is no fee for the licenses granted in Section 57.2. Other Service Offerings and Third Party Content made available in connection with the Lumberyard Materials may be subject to separate charges and governed by additional terms.
57.4 Operating Restrictions. Without our prior written consent, (a) the Lumberyard Materials (including any permitted modifications and derivatives) may only be run on computer equipment owned and operated by you or your End Users, or on AWS Services, and may not be run on any Alternate Web Service and (b) your Lumberyard Project may not read data from or write data to any Alternate Web Service. “Alternate Web Service” means any non-AWS web service that is similar to or can act as a replacement for the services listed at docs.aws.amazon.com/console/lumberyard/userguide/alternate-web-services .
57.5 Other Restrictions. Without limiting the license restrictions set out in the Agreement, you may not (a) distribute the Lumberyard Materials in source code form, except as expressly permitted by Section 57.2(b) and (c), (b) use or exploit the Lumberyard Materials or any portion thereof to develop, maintain, participate in the development of, or support any competing engine, development tool, or software framework, (c) use the Lumberyard Materials or any portion thereof as part of a logo or trademark, (d) remove, obscure, or alter any proprietary rights notices (including copyright and trademark notices) contained in the Lumberyard Materials, (e) take any action that would require us or you to license, distribute, or otherwise make available to anyone the Lumberyard Materials under different terms (e.g., combining Lumberyard Materials with software subject to “copyleft” open source licenses), or (f) use or exploit the Lumberyard Materials or any portion thereof in any manner or for any purpose other than as expressly permitted by these terms.
57.6 Registration; Release. Before distributing your Lumberyard Project to End Users, you must register it at aws.amazon.com/lumberyard/registration. You must obtain our prior written consent if the initial public or commercial release of your Lumberyard Project is based on a version of the Lumberyard Materials more than 5 years old.
57.7 Credit. You must credit us in Lumberyard Projects in accordance with the guidelines located at aws.amazon.com/lumberyard/logo-guidelines. AWS Marks included in the Lumberyard Materials may only be used in accordance with the Trademark Use Guidelines. We may use excerpts of publicly released promotional material from your Lumberyard Projects and related trademarks, service marks, trade names, and logos in connection with our marketing, advertisement, and promotion of Lumberyard.
57.8 Forums; Submissions. When discussing Lumberyard Materials in our forums or elsewhere, you may include up to 50 lines of source code from the Lumberyard Materials for the sole purpose of discussing that code. You must identify us as the source of the code. Content relating to Lumberyard Materials that you post or otherwise submit to developer discussion sites, sample code repositories, or other AWS or public forums (collectively, “Lumberyard Submissions”) constitute Your Submissions under the Agreement, and you grant (i) us a non-exclusive, worldwide, perpetual, irrevocable, transferrable, sublicensable, royalty-free, and fully paid up license under all intellectual property rights to your Lumberyard Submissions, and (ii) other AWS customers the same rights to your Lumberyard Submissions as these Service Terms provide to the Lumberyard Materials.
57.9 Data Collection. The Lumberyard Materials may provide us with information about the use of the Lumberyard Materials, including information about system and server resources, features used in the integrated development environment, frequency and duration of use, geographic and network locations, and error and information messages.
57.10 Acceptable Use; Safety-Critical Systems. Your use of the Lumberyard Materials must comply with the AWS Acceptable Use Policy. The Lumberyard Materials are not intended for use with life-critical or safety-critical systems, such as use in operation of medical equipment, automated transportation systems, autonomous vehicles, aircraft or air traffic control, nuclear facilities, manned spacecraft, or military use in connection with live combat. However, this restriction will not apply in the event of the occurrence (certified by the United States Centers for Disease Control or successor body) of a widespread viral infection transmitted via bites or contact with bodily fluids that causes human corpses to reanimate and seek to consume living human flesh, blood, brain or nerve tissue and is likely to result in the fall of organized civilization.
57.11 Termination. Your rights in the Lumberyard Materials automatically terminate if the Agreement terminates or you breach the Agreement (including these Service Terms). However, if we terminate the Agreement for convenience, your rights in Lumberyard Materials then in your possession survive termination with respect to any previously registered Lumberyard Project. Otherwise, upon termination, you must cease all use, distribution, and other exploitation of the Lumberyard Materials (and any modifications and derivatives).
58. Amazon GameLift
58.1 Your Content. You are solely responsible for Your Content, including (a) the performance of software you use with Amazon GameLift and (b) maintaining licenses and adhering to the license terms of any software you run.
58.2 Other Services. When you use Amazon GameLift, you are also using Amazon EC2. Amazon EC2 and certain other Service Offerings and Third Party Content made available via Amazon GameLift are subject to separate charges and governed by additional terms.
58.3 Use Limitation. Amazon GameLift is designed for hosting interactive video game servers. You may not access or use Amazon GameLift for workloads other than video game server hosting. You must provide us a unique, non-personally identifiable identifier for each End User that connects to your game servers, as specified in the Amazon GameLift documentation.
58.4 Inactivity. We may delete, upon 30 days’ notice to you and without liability of any kind, any of Your Content uploaded to Amazon GameLift if it has not been run for more than 3 months.
58.5 Your GameLift Data. Amazon GameLift may enable you to collect information and data from your End Users (“Your GameLift Data”). Your GameLift Data is included in the definition of Your Content. Without limiting your obligations under Sections 4 and 9 of the Agreement, you must (a) provide any necessary notice to, and obtain any necessary consent from, end users for the collection, use, transfer, and storage of Your GameLift Data, and (b) collect, use, transfer, and store Your GameLift Data in accordance with any privacy notice you provide and all applicable laws.
58.6 Amazon GameLift Local. You may install and use Amazon GameLift Local only on computer equipment owned or controlled by you, solely for your internal business purposes for development and testing (not hosting) of your game in connection with your planned use of Amazon GameLift. Your use of Amazon GameLift Local is governed by the Amazon GameLift Local License Agreement, located at https://aws.amazon.com/gamelift-local-license.
59. AWS Application Discovery Service
59.1 The AWS Application Discovery Service requires installation and use of AWS Connector, and you agree to adhere to the AWS Connector terms in connection with your use of AWS Connector and the AWS Application Discovery Service, its agent, and its components.
59.2 You agree that you have the right to collect and provide, and you consent to the collection and provision of, the data collected by the AWS Application Discovery Service, its agent, and its components (“Discovery Information”), and the transmission to and processing and use by AWS of the Discovery Information in connection with the Service Offerings (as defined in the Agreement). Discovery Information includes information about your software packages; system, equipment, and application configuration, processes and performance; network configurations, communications and dependencies; relationships between the foregoing; and information about the installation and operation of the AWS Application Discovery Service, its agent, and its components.
59.3 You are responsible for determining compliance and complying with the terms of any third party software you use, including any software that interfaces with the AWS Application Discovery Service, its agent, and its components, in connection with your use of the AWS Application Discovery Service.
60. AWS Professional Services
60.1 “AWS Professional Services” are advisory services and implementation assistance designed to help you use the other Services. If AWS provides AWS Professional Services to you, then this Section 60 will apply. References to “Services” in the Agreement include AWS Professional Services.
60.2 To receive AWS Professional Services, you must sign a statement of work for each specific project, which will describe the project and may include additional terms and conditions applicable to the project (each, a “SOW”). Each SOW is made part of the Agreement. AWS or any of its affiliates may enter into SOWs with you. For the purposes of an SOW, references to “AWS” in the SOW and the Agreement will be interpreted as references to the AWS entity that signs the SOW. No AWS entity other than the AWS entity that signs the SOW has any obligations under such SOW. Any SOW (together with the Agreement as amended by such SOW) is intended by the parties as a final, complete and exclusive expression of the terms of their agreement and supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to such subject matter. If there is a conflict between a SOW and this Section 60, and the SOW explicitly states that it intends to modify the conflicting terms, then the SOW will control.
60.3 Each SOW will show the charges for the AWS Professional Services that AWS will provide. Charges are exclusive of applicable taxes, duties and levies (e.g., VAT, GST, sales tax and use tax). Charges for AWS Professional Services are in addition to any applicable fees for your use of the other Services. AWS will invoice you monthly for the AWS Professional Services and you must pay all invoiced amounts in accordance with the terms of the Agreement. Payments for AWS Professional Services are not refundable.
60.4 You acknowledge that AWS does not provide legal or compliance advice. You are responsible for making your own assessment of your legal and regulatory requirements and whether your proposed use of the Services meets those requirements.
60.5 As stated in the Agreement, you are solely responsible for your use of Third Party Content, and this includes any Third Party Content recommended by AWS. Other than Third Party Content, Content that AWS provides as part of the AWS Professional Services is “AWS Content.” You are solely responsible for testing, deploying, maintaining and supporting Content provided or recommended by AWS.
60.6 Any materials or information that you own or license from a third party that is provided to AWS for the purposes of the AWS Professional Services are “Your Content.” If you choose to provide access to Your Content to AWS, then you will ensure that you have adequate rights and permissions to do so.
60.7 To the extent that there is a conflict between this Section 60 and any AWS Implementation Services Addendum between you and AWS, the terms of the AWS Implementation Services Addendum will control, and references to “Implementation Services” in that addendum include “AWS Professional Services.”
61. Amazon Redshift
61.1 Reserved Node Pricing. You may designate Amazon Redshift nodes as subject to the reserved pricing and payment terms (“Reserved Node Pricing”) set forth on the Amazon Redshift pricing page on the AWS Site (each designated node, a “Reserved Node”). You may designate a node as a Reserved Node by calling to the Purchasing API or selecting the Reserved Nodes option in the Amazon Redshift console. When you designate a node as a Reserved Node, you must designate a region, node type, term, quantity and offering type for the applicable Reserved Node. The Reserved Node may only be used in the designated region. We may change Reserved Node Pricing at any time but price changes will not apply to previously designated Reserved Node. We may terminate the Reserved Node Pricing program at any time. Reserved Node are non-cancellable, and you will owe the Reserved Node Pricing for the duration of the term you selected, even if the Agreement is terminated. Reserved Node are nontransferable and all amounts paid in connection with the Reserved Node are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual Reserved Node type, or terminate the Reserved Node Pricing program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated Reserved Node. Upon expiration or termination of the term of a Reserved Node, the Reserved Node Pricing will expire and standard on-demand usage prices will apply to the Amazon Redshift node. In addition to being subject to Reserved Node Pricing, Reserved Node are subject to all data transfer and other fees applicable under the Agreement.
62. AWS Server Migration Service
62.1 AWS Server Migration Service requires installation and use of AWS Connector, and you agree to the AWS Connector terms in connection with your use of AWS Connector and the AWS Server Migration Service and its associated software and components.
62.2 You acknowledge that the virtual machine image(s) imported in connection with the AWS Server Migration Service will be converted to an Amazon Machine Image and the service will then delete the original version of the imported virtual machine image(s).
62.3 You consent to the collection and provision of the data collected by the AWS Server Migration Service and its associated software and components, including information about your virtual machine image(s); software packages; system, equipment, and application configuration, processes and performance; network configurations, communications and dependencies; relationships between the foregoing; and information about the installation and operation of the AWS Server Migration Service and its associated software and components (“Migration Information”). Migration Information may be used to operate, maintain, and improve the quality and feature set of the Service Offerings.
62.4 You must comply with the terms of any third party services and Third Party Content that you use in connection the AWS Server Migration Service and its associated software and components.
62.5 You acknowledge that the AWS Server Migration Service is designed to migrate virtual machine images and you shall not use the AWS Server Migration Service for ongoing offsite backup or replication. We may terminate the migration of any image that remains in a migration queue for ninety (90) days or more at our discretion.
63. AWS Organizations
63.1 AWS Organizations enables you to (i) create an “Organization” by joining a single AWS account (the “Master Account”) with one or more AWS accounts (each, a “Member Account”), and (ii) enable only consolidated billing or enable all features. Except as authorized by AWS, only AWS accounts used by you, your affiliates, your employees, or your subcontractors currently doing work on your behalf may be joined in an Organization. By joining an Organization as a Member Account, you agree to disclose your billing, account activity, and account information of the Member Account to the Master Account.
63.2 Consolidated Billing. By only enabling consolidated billing, the Master Account will pay all applicable charges for its Organization’s Member Accounts in accordance with the Master Account’s Agreement. If a Master Account is suspended for non-payment, then all Member Accounts in the Organization will be suspended. Master Accounts and Member Accounts are jointly and severally liable for all fees accrued by Member Accounts while the AWS accounts are joined in an Organization.
63.3 All Features. By enabling all features, (i) the consolidated billing terms as described in Section 63.2 will apply to your Organization; (ii) the Master Account will have full access to and control over its Member Accounts; and (iii) the Master Account is jointly and severally liable for any actions taken by its Member Accounts.
63.4 Created accounts. When a Master Account uses AWS Organizations or the CreateLinkedAccount API to create an account (“Created Account”), the Master Account and each Created Account agree as follows: (i) each Created Account will be a member of the Master Account’s Organization with the AWS Organizations features that the Master Account enables from time to time; (ii) except as authorized by AWS, each Created Account is governed by the terms of the Master Account’s Agreement; and (iii) the Master Account is jointly and severally liable for any actions taken by its Created Accounts. Upon account creation, an IAM role is created in the Created Account that grants the Master Account full administrative access to the Created Account.
64. Amazon Athena
64.1. Notwithstanding any other provision of the Agreement, you may incorporate into your programs or applications, and distribute as incorporated in such programs or applications, the Amazon Athena JDBC Driver.
65. Amazon Lex, Amazon Polly, and Amazon Rekognition
65.1. You will not, and will not allow any third-party to, use Amazon Lex, Amazon Polly, or Amazon Rekognition to, indirectly or directly, develop or improve a similar or competing product or service.
65.2. If you use Amazon Lex or Amazon Polly, Your Content may be (a) transferred to and processed in AWS Regions other than those selected by you and (b) retained and used to improve the Service Offerings and other machine learning related products and services offered by AWS and its affiliates.
65.3. If you use Amazon Rekognition, we will not use Your Content to improve the Service Offerings or other products and services offered by AWS and its affiliates without your consent. If you provide us consent to use Your Content for such improvements, Your Content may be transferred to and processed in AWS Regions other than those selected by you.
65.4. We do not retain image recognition data from the images you analyze using Amazon Rekognition unless you provide your consent to use Your Content as described in 65.3, or use our IndexFaces API, in which case we will store image recognition data for the applicable images.
65.5 You are responsible for providing legally adequate privacy notices to End Users of your products or services that may be based on, use, or are derived from, Amazon Lex, Amazon Polly or Amazon Rekognition and obtaining any necessary consent from such End Users for the collection, use, transfer, and storage of End Users’ Content, including providing any required notices and obtaining any required verifiable parental consent under the Children’s Online Privacy Protection Act (COPPA) or similar laws. If you use Amazon Lex in connection with websites, programs or other applications that are directed or targeted, in whole or in part, to children under age 13 and subject to COPPA or similar laws you must (a) provide any required notices and obtain any required verifiable parental consent under COPPA or similar laws and (b) notify AWS during the Amazon Lex set-up process using the appropriate (i) check box in the AWS console or (ii) boolean parameter in the applicable Amazon Lex Model Building Service API request or response as specified by the Amazon Lex Documentation. Amazon Lex does not store or retain voice or text utterance information from websites, programs, or other applications that you identify in accordance with this Section 65.5 as being directed or targeted, in whole or in part, to children under age 13 and subject to COPPA or similar laws.
65.6 If you use any of the facial recognition aspects of Amazon Rekognition, you understand that you may be required to obtain the consent of the individuals appearing in any images submitted to Amazon Rekognition in order for us to process the images in connection with Amazon Rekognition and for you to use the data received from Amazon Rekognition. You represent to us that you have obtained any necessary consents and provided individuals any required information regarding your, our, and any of your third-parties’ use of data related to facial recognition analysis performed by Amazon Rekognition.
65.7. The distribution of audio output files created by Amazon Polly may require that you obtain license rights from third-party owners or licensors of content that you include in your text inputs into Amazon Polly. You are solely responsible for obtaining these licenses and paying any necessary royalties or fees.
65.8. You are solely responsible for liability that may arise in connection with your use of Amazon Lex, Amazon Polly or Amazon Rekognition for or in connection with life-critical or safety-critical systems, or any other use of Amazon Lex, Amazon Polly or Amazon Rekognition that may result in foreseeable risk of injury, death, or destruction of property.
65.9. Notwithstanding any other provision of the Agreement, you may incorporate into your programs or applications, and distribute as incorporated in such programs or applications, the binary code that we distribute for Amazon Lex with the AWS Mobile SDKs.
66. Amazon Lightsail
66.1. You explicitly authorize AWS to peer your Amazon Lightsail VPCs and your Amazon VPCs when using Amazon Lightsail VPC peering.
66.2. Amazon Machine Images from the AWS Marketplace are offered or sold under the terms of the AWS Marketplace and any separate terms and conditions and privacy policies specified by the party offering or selling the Amazon Machine Image.
66.3. You may not use Amazon Lightsail in a manner intended to avoid incurring data transfer fees from other Services (e.g., proxying network traffic from Services to the public Internet or other destinations), and if you do, we may throttle or suspend your data transfer or suspend your account.
67. Amazon EC2 Systems Manager
67.1. Some functionalities of Amazon EC2 Systems Manager and its associated software and components (“Systems Manager”) require installation and use of Amazon SSM Agent and its associated software and components (“Amazon SSM Agent”). These terms for Systems Manager apply to your use of Amazon SSM Agent.
67.2. You must comply with the terms of any third party services and Third Party Content that you use in connection with Systems Manager and Amazon SSM Agent.
67.3. Systems Manager may collect and transmit to AWS information regarding your use of the Service Offerings, including inventory items (e.g., application inventory and custom inventory items); parameters; configuration data (e.g., network and state configuration); telemetry and diagnostics data; update history and registry keys; and patch metadata (“Systems Information”). Systems Information may be used by AWS to operate, maintain, and improve the quality and feature set of the Service Offerings.
68. AWS CodeBuild
68.1. Based on your configuration selections within AWS CodeBuild, you may use other Services, such as Amazon S3, CloudWatch Events, Cloudwatch Logs, Simple Notification Service, KMS, and EC2 Container Registry, and your use of those Services are subject to all the terms that govern those Services. You are responsible for all fees incurred for Services used in connection with your use of AWS CodeBuild.
68.2. AWS may make available reference or sample BuildSpec configuration files and applications for you to use in connection with AWS CodeBuild. These files and applications are provided “as is,” and you are solely responsible for your use of such files and applications. You will be charged the same fees for running them as you would be charged for running your own application.
69. AWS OpsWorks for Chef Automate
69.1. You may use AWS OpsWorks for Chef Automate to create a collection of AWS resources and provision them.
69.2. AWS may make sample templates available for you to use in connection with AWS OpsWorks for Chef Automate. Sample templates may include Chef recipes and/or sample code. All sample templates are offered “as is” and you are solely responsible for your use of the sample templates.
69.3. Any templates you use in connection with AWS OpsWorks for Chef Automate must comply with the Agreement and the AWS Acceptable Use Policy and you are solely responsible for your use of any templates.
69.4. In addition to any charges you incur for your use of AWS OpsWorks for Chef Automate, you are responsible for all fees incurred for AWS Services used in connection with AWS OpsWorks for Chef Automate. By using AWS OpsWorks for Chef Automate, you will create a managed Chef server and you are responsible for the charges for the Amazon EC2 instance used to run your managed Chef server.
69.5. You may install and use the AWS OpsWorks agent solely with AWS Opsworks Stacks or AWS OpsWorks for Chef Automate. Your use of the AWS OpsWorks agent is governed by the AWS Opsworks Client License Agreement, located here: AWS OpsWorks Client License Agreement.
69.6. In addition to the terms for AWS OpsWorks for Chef Automate, your use of AWS OpsWorks for Chef Automate is also subject to Chef Software Inc.’s end user license agreement, currently located here: https://www.chef.io/aws_eula/  (the “Chef EULA”).
70. AWS X-Ray
70.1. You are solely responsible for all information and data about your end users that you collect or store using AWS X-Ray (“Your X-Ray Data”). Your X-Ray Data is included in the definition of Your Content. Without limiting your obligations under Sections 4 and 9 of the Agreement, you must (a) provide any necessary notice to, and obtain any necessary consent from, end users for the collection, use, transfer, and storage of Your X-Ray Data (including by us), and (b) collect, use, transfer, and store Your X-Ray Data in accordance with any privacy notice you provide, and all applicable laws.
71. Amazon Chime
71.1. Service Charges. The charges for the Service apply on a monthly basis. If an End User account is created after the first of a month, then the monthly fee for that account will be adjusted on a pro rata basis from the first day it was active to the end of that month.
71.2. End Users.

a.
You may enable End Users to use Amazon Chime under your account. Termination of your account’s use of Amazon Chime, will also terminate such End Users’ Pro or Plus tiers associated with your account or organization and all such End Users will be converted to the Free tier.

b.
Amazon Chime End Users can be managed by End Users with administrative privileges (“Amazon Chime Administrators”). Amazon Chime Administrators can (a) upgrade or downgrade End Users’ Amazon Chime tier; (b) suspend End User’s access to Amazon Chime; and (c) access information about End Users’ use of Amazon Chime, including, but not limited to, call details.

71.3. PSTN Service.

a.
The term “PSTN Service” as used in these Terms means the ability for you to integrate inbound and outbound Public Switched Telephone Network (PSTN) calling features into your Amazon Chime conferencing experience. PSTN Service includes dial in access to meetings from the PSTN via standard toll numbers and toll-free numbers.

b.
By using the PSTN Service, you acknowledge and agree that the following behavior is prohibited: (i) the PSTN Service must not be used in any manner that may expose AWS, its affiliates, or their personnel to criminal or civil liability; (ii) resale of the PSTN Service; (iii) calling PSTN telephone numbers (whether singly, sequentially or automatically) to generate income for you or others as a result of placing the call, other than for your or your End Users’ individual business communications, or (iv) unusual calling patterns inconsistent with normal, individual use. AWS reserves the right to restrict and disable dial-in or domestic dial-out PSTN conferencing if you or your End Users engage in any prohibited behavior or if necessary for AWS to limit abuse or fraud or to maintain service performance. AWS also reserves the right to modify or remove PSTN conferencing dial-in number(s) previously assigned to you or your End Users to maintain good quality of service.

71.4. Telephone numbers. If, as a part of Amazon Chime, AWS provides you or your End Users with any telephone number (whether toll or toll-free), you understand and agree that you do not own the number and you do not have the right to keep that number indefinitely. AWS reserves the right to change, cancel or move telephone numbers in its reasonable discretion.
71.5. Other AWS Services. When using Amazon Chime, you and your End Users may also use the Login With Amazon (LWA) Service or other Amazon or AWS Services, and your use of Amazon Chime is subject to the terms that govern those services. You are responsible for separate fees you or your End Users may accrue for using other AWS or affiliated services.
71.6. Log gathering. When you or your End Users use Amazon Chime, we may send one or more cookies that uniquely identifies your browser enabling you to log in faster and enhancing your navigation through Amazon Chime. A cookie may also convey information to us about how you or your End Users use Amazon Chime and allow us to track usage of Amazon Chime over time. For more information on cookies and how to remove them, please consult your specific device’s instructions. However, some features of the Amazon Chime may not function properly if the ability to accept cookies is disabled. Log file information is automatically reported by your browser or our applications each time you or your End Users access the Service. When you or your End Users use our Service, our servers automatically record certain log file information. These server logs may include anonymous information such as your or your End Users’ device data, access data, call statistics, web request, Internet Protocol (“IP”) address, browser type, referring / exit pages and URLs, how you interact with the Service, and other such information. We also use your and your End Users’ information to send Service-related emails (e.g., account verification, technical and security notices). You and your End Users may not opt out of Service-related e-mails.
71.7. Recording and Retention. You and your End Users have the option to request that Amazon Chime record the applicable audio or video session along with chat and other types of recordings (collectively, “Recording”). If you or your End Users request that an audio or video session or other communications be recorded, Amazon Chime will, in good faith, seek to notify you and your End Users of the Recording by providing a brief audio or visual notice at the time you and your End Users sign in to participate in the applicable session or communication. You and your End Users acknowledge that such notice or attempted notice followed by continued participation in the session or communication constitutes your effective consent to the Recording. You and your End Users understand that use of any Recording may be subject to laws or regulations regarding the recording of telephone calls and other electronic communications, and that it is your and your End Users’ responsibility to comply with all applicable laws regarding the Recording, including properly notifying all participants in a recorded session or to a recorded communication that the session or communication is being recorded and obtain their consent. Neither AWS nor its affiliates will be liable for your or your End Users’ unlawful Recording, including failure to provide notice or obtain consent. Any notice provided by AWS to alert participants that a session or communications is being recorded may not be relied upon by you or your End Users as definitive disclosure for your or your End Users compliance with applicable laws regarding the Recording. Further, if you or your End Users use the Service to “chat” with other users of the Service, AWS may retain these chat logs or Recordings for Service-related purposes, or as necessary to comply with the law or a binding order of a governmental body.
71.8. Service Tiers. Unless stated otherwise, your or your End Users’ subscription to any of Amazon Chime’s free services does not require the payment of a subscription fee. For the avoidance of doubt, your or your End Users’ right and license to access, use, execute and deploy any of Amazon Chime’s free services are not guaranteed for any period of time, and AWS may restrict, change, limit, or terminate the use of "free" or "basic" versions of Amazon Chime by any individual, entity, or group of entities. If you or your End Users sign up and use a paid version (i.e. Pro or Plus tiers) of Amazon Chime and then for any reason, including but not limited to non-payment or breach, your or your End Users’ access to the paid services is terminated, and/or your paid subscription is canceled, you and your End Users may be reverted to the free tier of the Service and may no longer have access to data and other material that you or your End Users may have stored in connection with Amazon Chime and that data and material may be deleted by AWS.
71.9. Emergency Calling. Amazon Chime is not a traditional telephone service or a replacement for traditional telephone service. There are important differences between traditional telephone services and Amazon Chime, including Amazon Chime, does not support or carry emergency calling to any emergency services personnel or public safety answering points ("Emergency Services") such as 911. You and your End Users understand and agree that it is your responsibility to (i) make alternative arrangements for you and your End Users using Amazon Chime to access Emergency Services and (ii) inform all End Users that may use Amazon Chime of these limitations and how they may access Emergency Services via other means, including the alternative arrangements that you have made available. Neither AWS nor its affiliates are liable for any damages resulting from any Emergency Services call or any inability to place or complete an Emergency Services call utilizing Amazon Chime. You agree to indemnify and hold AWS harmless for any claims related to your or your End Users’ accounts referring or relating to any Emergency Services call or any inability to place or complete an Emergency Services call utilizing Amazon Chime.
72. Amazon Connect
72.1. PSTN Service.

a.
The term “PSTN Service” as used in these Service Terms means the inbound and outbound Public Switched Telephone Network (PSTN) calling features that you may optionally purchase to use with Amazon Connect. PSTN Service includes dial-in access to Amazon Connect from the PSTN via standard toll numbers and toll-free numbers.

b.
PSTN Service is sold and provided by AMCS LLC (“AMCS”) and not AWS, but is otherwise subject to the terms of the Agreement. Your invoice will clearly state which services that you have used are sold to you by AMCS and which are sold by AWS. You do not have to purchase any AMCS services or PSTN Service to use Amazon Connect, and you may purchase PSTN Service calling features (such as inbound or outbound calling) separately, together or not at all from AMCS. For the avoidance of doubt, AWS is not itself a telecommunications provider and does not itself provide any telecommunications-related services.

c.
Your use of Amazon Connect must comply in all respects with the AWS Acceptable Use Policy. Without limiting the generality of the forgoing, by using the PSTN Service, you acknowledge and agree that the following behavior is prohibited: (i) using PSTN Service in any manner that may expose AMCS, its affiliates, or their personnel to criminal or civil liability; (ii) making calls for purposes that may be considered abusive, fraudulent or unlawful; (iii) resale of the PSTN Service; (iv) calling PSTN telephone numbers (whether singly, sequentially or automatically) to generate income for you or others as a result of placing the call, other than for your or your End Users’ individual business communications; or (v) unusual calling patterns inconsistent with normal, individual use. AMCS reserves the right to restrict and disable inbound or outbound PSTN calling if you or your End Users engage in any prohibited behavior or if necessary for AMCS to limit abuse or fraud or to maintain service performance. AMCS also reserves the right to modify or remove PSTN calling inbound calling number(s) previously assigned to you or your End Users to maintain good quality of service.

d.
If as a part of the Amazon Connect service, AMCS provides you with an inbound calling number (whether toll-free or other), you understand and agree that you do not own the number and you do not have the right to keep that number indefinitely. AMCS reserves the right to change, cancel or move telephone numbers in its reasonable discretion.

72.2. No Access to Emergency Services. Amazon Connect is not a replacement for traditional telephone services. There are important differences between traditional telephone services and Amazon Connect. Amazon Connect does not support or carry emergency calling to any emergency services personnel or public safety answering points (“Emergency Services”) such as 911 and cannot determine the physical location of call agents and other End Users. You understand and agree that it is your responsibility to (i) make alternative arrangements for you, your call agents and your other End Users that may use Amazon Connect to access Emergency Services and (ii) inform all call agents and other End Users that may use Amazon Connect of these limitations and how they may access Emergency Services via other means, including the alternative arrangements that you have made available. Neither AWS nor its affiliates will be liable for any damages resulting from any Emergency Services call or any inability to place an Emergency Services call utilizing Amazon Connect. You agree to indemnify and hold AWS and its affiliates harmless for any claims referring or relating to any Emergency Services call or any inability to place an Emergency Services call utilizing Amazon Connect.
72.3. Service Limitations. There are important service limitations with Amazon Connect. You must carefully review and comply with the applicable Documentation at all times, including limitations related to call rates and frequency, automated calling, calls to certain regions and others. If you believe you will exceed any limitations for legitimate reasons, you must contact customer service ahead of time to request applicable exceptions, which we may or may not make in our sole discretion. Amazon Connect does not support calls to or from facsimile machines or modems. Any caller identification service provided as a part of Amazon Connect is not guaranteed to function at all times.
72.4. Regulatory Compliance. It is your responsibility to use Amazon Connect in compliance with the laws and regulations of the countries where you and your call agents are located, including any regulations governing the use of the Internet for voice communications and messaging. In India, you agree that you will not allow your call agents or other End Users located in India to use Amazon Connect to place calls to Indian telephone numbers or otherwise to third parties located in India. AWS may suspend your use of Amazon Connect for noncompliance with such laws and regulations.
72.5. Recording and Retention. You and your End Users have the option to request that Amazon Connect record an applicable audio session along with chat and other types of recordings (collectively, “Recording”). You and your End Users understand that the making of or use of any Recording may be subject to laws or regulations regarding the recording of telephone calls and other electronic communications or of communications generally, and that it is your and your End Users’ responsibility to comply with all applicable laws regarding any Recording, including properly notifying all participants in a recorded session or to a recorded communication that the session or communication is being recorded and obtain their consent. Neither AWS nor its affiliates will be liable for your or your End Users’ unlawful Recording, including failure to provide notice or obtain consent. Further, if you or your End Users use the Service to “chat” with other users of the Service, AWS may retain these chat logs or Recordings for Service-related purposes, or as necessary to comply with the law or a binding order of a governmental body.

Amazon EC2 Service Level Agreement
Last Updated June 1, 2013
This Amazon EC2 Service Level Agreement (“SLA”) is a policy governing the use of Amazon Elastic Compute Cloud (“Amazon EC2”) and Amazon Elastic Block Store (“Amazon EBS”) under the terms of the Amazon Web Services Customer Agreement (the “AWS Agreement”) between Amazon Web Services, Inc. and its affiliates (“AWS”, “us” or “we”) and users of AWS’ services (“you”). This SLA applies separately to each account using Amazon EC2 or Amazon EBS. Unless otherwise provided herein, this SLA is subject to the terms of the AWS Agreement and capitalized terms will have the meaning specified in the AWS Agreement. We reserve the right to change the terms of this SLA in accordance with the AWS Agreement.
Service Commitment
AWS will use commercially reasonable efforts to make Amazon EC2 and Amazon EBS each available with a Monthly Uptime Percentage (defined below) of at least 99.95%, in each case during any monthly billing cycle (the “Service Commitment”). In the event Amazon EC2 or Amazon EBS does not meet the Service Commitment, you will be eligible to receive a Service Credit as described below.
Definitions

•
“Monthly Uptime Percentage” is calculated by subtracting from 100% the percentage of minutes during the month in which Amazon EC2 or Amazon EBS, as applicable, was in the state of “Region Unavailable.” Monthly Uptime Percentage measurements exclude downtime resulting directly or indirectly from any Amazon EC2 SLA Exclusion (defined below).

•	“Region Unavailable” and “Region Unavailability” mean that more than one Availability Zone in which you are running an instance, within the same Region, is “Unavailable” to you.

•	“Unavailable” and “Unavailability” mean:

o	For Amazon EC2, when all of your running instances have no external connectivity.

o	For Amazon EBS, when all of your attached volumes perform zero read write IO, with pending IO in the queue.

•	A “Service Credit” is a dollar credit, calculated as set forth below, that we may credit back to an eligible account.
Service Commitments and Service Credits
Service Credits are calculated as a percentage of the total charges paid by you (excluding one-time payments such as upfront payments made for Reserved Instances) for either Amazon EC2 or Amazon EBS (whichever was Unavailable, or both if both were Unavailable) in the Region affected for the monthly billing cycle in which the Region Unavailability occurred in accordance with the schedule below.

Monthly Uptime Percentage	Service Credit Percentage
Less than 99.95% but equal to or greater than 99.0%	10%
Less than 99.0%	30%
We will apply any Service Credits only against future Amazon EC2 or Amazon EBS payments otherwise due from you. At our discretion, we may issue the Service Credit to the credit card you used to pay for the billing cycle in which the Unavailability occurred. Service Credits will not entitle you to any refund or other payment from AWS. A Service Credit will be applicable and issued only if the credit amount for the applicable monthly billing cycle is greater than one dollar ($1 USD). Service Credits may not be transferred or applied to any other account. Unless otherwise provided in the AWS Agreement, your sole and exclusive remedy for any unavailability, non-performance, or other failure by us to provide Amazon EC2 or Amazon EBS is the receipt of a Service Credit (if eligible) in accordance with the terms of this SLA.
Credit Request and Payment Procedures
To receive a Service Credit, you must submit a claim by opening a case in the AWS Support Center. To be eligible, the credit request must be received by us by the end of the second billing cycle after which the incident occurred and must include:

1.	the words “SLA Credit Request” in the subject line;

2.	the dates and times of each Unavailability incident that you are claiming;

3.	the affected EC2 instance IDs or the affected EBS volume IDs; and

4.	your request logs that document the errors and corroborate your claimed outage (any confidential or sensitive information in these logs should be removed or replaced with asterisks).
If the Monthly Uptime Percentage of such request is confirmed by us and is less than the Service Commitment, then we will issue the Service Credit to you within one billing cycle following the month in which your request is confirmed by us. Your failure to provide the request and other information as required above will disqualify you from receiving a Service Credit.
Amazon EC2 SLA Exclusions
The Service Commitment does not apply to any unavailability, suspension or termination of Amazon EC2 or Amazon EBS, or any other Amazon EC2 or Amazon EBS performance issues: (i) that result from a suspension described in Section 6.1 of the AWS Agreement; (ii) caused by factors outside of our reasonable control, including any force majeure event or Internet access or related problems beyond the demarcation point of Amazon EC2 or Amazon EBS; (iii) that result from any actions or inactions of you or any third party, including failure to acknowledge a recovery volume; (iv) that result from your equipment, software or other technology and/or third party equipment, software or other technology (other than third party equipment within our direct control); (v) that result from failures of individual instances or volumes not attributable to Region Unavailability; (vi) that result from any maintenance as provided for pursuant to the AWS Agreement; or (vii) arising from our suspension and termination of your right to use Amazon EC2 or Amazon EBS in accordance with the AWS Agreement (collectively, the “Amazon EC2 SLA Exclusions”). If availability is impacted by factors other than those used in our Monthly Uptime Percentage calculation, then we may issue a Service Credit considering such factors at our discretion.

Amazon S3 Service Level Agreement

Last Updated September 16, 2015
This Amazon S3 Service Level Agreement (“SLA”) is a policy governing the use of Amazon Simple Storage Service (“Amazon S3”) under the terms of the Amazon Web Services Customer Agreement (the “AWS Agreement”) between Amazon Web Services, Inc. and its affiliates (“AWS”, “us” or “we”) and users of AWS’ services (“you”). This SLA applies separately to each account using Amazon S3. Unless otherwise provided herein, this SLA is subject to the terms of the AWS Agreement and capitalized terms will have the meaning specified in the AWS Agreement. We reserve the right to change the terms of this SLA in accordance with the AWS Agreement.
Service Commitment
AWS will use commercially reasonable efforts to make Amazon S3 available with the applicable Monthly Uptime Percentage (as defined below) during any monthly billing cycle (the “Service Commitment”). In the event Amazon S3 does not meet the Service Commitment, you will be eligible to receive a Service Credit as described below.
Definitions

•
“Error Rate” means: (i) the total number of internal server errors returned by Amazon S3 as error status “InternalError” or “ServiceUnavailable” divided by (ii) the total number of requests for the applicable request type during that five minute period. We will calculate the Error Rate for each Amazon S3 account as a percentage for each five minute period in the monthly billing cycle. The calculation of the number of internal server errors will not include errors that arise directly or indirectly as a result of any of the Amazon S3 SLA Exclusions (as defined below).

•	“Monthly Uptime Percentage” is calculated by subtracting from 100% the average of the Error Rates from each five minute period in the monthly billing cycle.

•	A “Service Credit” is a dollar credit, calculated as set forth below, that we may credit back to an eligible Amazon S3 account.
Service Credits
Service Credits are calculated as a percentage of the total charges paid by you for Amazon S3 for the billing cycle in which the error occurred in accordance with the schedule below.
For all requests not otherwise specified below:

Monthly Uptime Percentage	Service Credit Percentage
Equal to or greater than 99.0% but less than 99.9%	10%
Less than 99.0%	25%
For requests to Amazon S3 Standard – Infrequent Access (Standard-IA):

Monthly Uptime Percentage	Service Credit Percentage
Equal to or greater than 98.0% but less than 99.0%	10%
Less than 98.0%	25%
We will apply any Service Credits only against future Amazon S3 payments otherwise due from you. At our discretion, we may issue the Service Credit to the credit card you used to pay for the billing cycle in which the error occurred. Service Credits will not entitle you to any refund or other payment from AWS. A Service Credit will be applicable and issued only if the credit amount for the applicable monthly billing cycle is greater than one dollar ($1 USD). Service Credits may not be transferred or applied to any other account. Unless otherwise provided in the AWS Agreement, your sole and exclusive remedy for any unavailability, non-performance, or other failure by us to provide Amazon S3 is the receipt of a Service Credit (if eligible) in accordance with the terms of this SLA.
Credit Request and Payment Procedures
To receive a Service Credit, you must submit a claim by opening a case in the AWS Support Center. To be eligible, the credit request must be received by us by the end of the second billing cycle after which the incident occurred and must include:

1.	the words “SLA Credit Request” in the subject line;

2.	the dates and times of each incident of non-zero Error Rates that you are claiming; and

3.	your request logs that document the errors and corroborate your claimed outage (any confidential or sensitive information in these logs should be removed or replaced with asterisks).
If the Monthly Uptime Percentage applicable to the month of such request is confirmed by us and is less than the applicable Service Commitment, then we will issue the Service Credit to you within one billing cycle following the month in which your request is confirmed by us. Your failure to provide the request and other information as required above will disqualify you from receiving a Service Credit.
Amazon S3 SLA Exclusions
The Service Commitment does not apply to any unavailability, suspension or termination of Amazon S3, or any other Amazon S3 performance issues: (i) that result from a suspension described in Section 6.1 of the AWS Agreement; (ii) caused by factors outside of our reasonable control, including any force majeure event or Internet access or related problems beyond the demarcation point of Amazon S3; (iii) that result from any actions or inactions of you or any third party; (iv) that result from your equipment, software or other technology and/or third party equipment, software or other technology (other than third party equipment within our direct control); or (v) arising from our suspension and termination of your right to use Amazon S3 in accordance with the AWS Agreement (collectively, the “Amazon S3 SLA Exclusions”). If availability is impacted by factors other than those used in our calculation of the Error Rate, then we may issue a Service Credit considering such factors at our discretion.

AWS Acceptable Use Policy
Updated September 16th, 2016

This Acceptable Use Policy (this “Policy”) describes prohibited uses of the web services offered by Amazon Web Services, Inc. and its affiliates (the “Services”) and the website located at http://aws.amazon.com (the “AWS Site”). The examples described in this Policy are not exhaustive. We may modify this Policy at any time by posting a revised version on the AWS Site. By using the Services or accessing the AWS Site, you agree to the latest version of this Policy. If you violate the Policy or authorize or help others to do so, we may suspend or terminate your use of the Services.
No Illegal, Harmful, or Offensive Use or Content
You may not use, or encourage, promote, facilitate or instruct others to use, the Services or AWS Site for any illegal, harmful, fraudulent, infringing or offensive use, or to transmit, store, display, distribute or otherwise make available content that is illegal, harmful, fraudulent, infringing or offensive. Prohibited activities or content include:

•
Illegal, Harmful or Fraudulent Activities. Any activities that are illegal, that violate the rights of others, or that may be harmful to others, our operations or reputation, including disseminating, promoting or facilitating child pornography, offering or disseminating fraudulent goods, services, schemes, or promotions, make-money-fast schemes, ponzi and pyramid schemes, phishing, or pharming.

•	Infringing Content. Content that infringes or misappropriates the intellectual property or proprietary rights of others.

•
Offensive Content. Content that is defamatory, obscene, abusive, invasive of privacy, or otherwise objectionable, including content that constitutes child pornography, relates to bestiality, or depicts non-consensual sex acts.

•
Harmful Content. Content or other computer technology that may damage, interfere with, surreptitiously intercept, or expropriate any system, program, or data, including viruses, Trojan horses, worms, time bombs, or cancelbots.

No Security Violations
You may not use the Services to violate the security or integrity of any network, computer or communications system, software application, or network or computing device (each, a “System”). Prohibited activities include:

•
Unauthorized Access. Accessing or using any System without permission, including attempting to probe, scan, or test the vulnerability of a System or to breach any security or authentication measures used by a System.

•	Interception. Monitoring of data or traffic on a System without permission.

•
Falsification of Origin. Forging TCP-IP packet headers, e-mail headers, or any part of a message describing its origin or route. The legitimate use of aliases and anonymous remailers is not prohibited by this provision.

No Network Abuse
You may not make network connections to any users, hosts, or networks unless you have permission to communicate with them. Prohibited activities include:

•	Monitoring or Crawling. Monitoring or crawling of a System that impairs or disrupts the System being monitored or crawled.

•	Denial of Service (DoS). Inundating a target with communications requests so the target either cannot respond to legitimate traffic or responds so slowly that it becomes ineffective.

•
Intentional Interference. Interfering with the proper functioning of any System, including any deliberate attempt to overload a system by mail bombing, news bombing, broadcast attacks, or flooding techniques.

•	Operation of Certain Network Services. Operating network services like open proxies, open mail relays, or open recursive domain name servers.

•	Avoiding System Restrictions. Using manual or electronic means to avoid any use limitations placed on a System, such as access and storage restrictions.
No E-Mail or Other Message Abuse
You will not distribute, publish, send, or facilitate the sending of unsolicited mass e-mail or other messages, promotions, advertising, or solicitations (like “spam”), including commercial advertising and informational announcements. You will not alter or obscure mail headers or assume a sender’s identity without the sender’s explicit permission. You will not collect replies to messages sent from another internet service provider if those messages violate this Policy or the acceptable use policy of that provider.
Our Monitoring and Enforcement
We reserve the right, but do not assume the obligation, to investigate any violation of this Policy or misuse of the Services or AWS Site. We may:

•	investigate violations of this Policy or misuse of the Services or AWS Site; or

•	remove, disable access to, or modify any content or resource that violates this Policy or any other agreement we have with you for use of the Services or the AWS Site.
We may report any activity that we suspect violates any law or regulation to appropriate law enforcement officials, regulators, or other appropriate third parties. Our reporting may include disclosing appropriate customer information. We also may cooperate with appropriate law enforcement agencies, regulators, or other appropriate third parties to help with the investigation and prosecution of illegal conduct by providing network and systems information related to alleged violations of this Policy.
Reporting of Violations of this Policy
If you become aware of any violation of this Policy, you will immediately notify us and provide us with assistance, as requested, to stop or remedy the violation. To report any violation of this Policy, please follow our abuse reporting process.